   As filed with the Securities and Exchange Commission on June 7, 2001

                                                Registration No. 333-61506
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                ---------------

                             Amendment No. 1

                                    to
                                   FORM S-4
                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                         NORTHROP GRUMMAN CORPORATION
            (Exact name of registrant as specified in its charter)

                                ---------------

            Delaware                              3812                              95-4840775
 (State or other jurisdiction of      (Primary Standard Industrial     (I.R.S. Employer Identification No.)
 incorporation or organization)       Classification Code Number)

                            1840 Century Park East
                         Los Angeles, California 90067
                                (310) 553-6262
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ---------------

                                John H. Mullan
                    Corporate Vice President and Secretary
                            1840 Century Park East
                         Los Angeles, California 90067
                                (310) 553-6262
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------

                                  Copies to:
                                Stephen Fraidin
                   Fried, Frank, Harris, Shriver & Jacobson
                              One New York Plaza
                           New York, New York 10004
                                (212) 859-8000

   Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and upon completion of the transactions described in the enclosed prospectus.

   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                                ---------------

   The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus may change. We may not complete the        +
+exchange offer and issue these securities until the registration statement    +
+filed with the Securities and Exchange Commission is effective. This          +
+prospectus is not an offer to sell these securities and it is not soliciting  +
+an offer to buy these securities in any state where the offer is not          +
+permitted.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                            [NORTHROP GRUMMAN LOGO]
                          NORTHROP GRUMMAN CORPORATION

            Offer To Exchange Each Outstanding Share Of Common Stock
             (Including Associated Preferred Stock Purchase Rights)
                                       of
                         NEWPORT NEWS SHIPBUILDING INC.
                                      for
                             Shares of Common Stock
                                       of
                          NORTHROP GRUMMAN CORPORATION
                                Valued at $67.50
                                       or
                        $67.50 Net to the Seller in Cash

subject, in each case, to the election and proration procedures and limitations described in this prospectus and the related letter of election and transmittal

  Our offer and your withdrawal rights will expire at 12:00 midnight, New York City time, on June 20, 2001 unless extended. Shares tendered pursuant to our offer may be withdrawn at any time prior to the expiration of our offer, but not during any subsequent offering period.

  Northrop Grumman Corporation, a Delaware corporation, hereby offers, upon the terms and subject to the conditions set forth in this prospectus and in the related letter of election and transmittal, to issue shares of Northrop Grumman common stock, par value $1.00 per share, designed to provide a value of $67.50 per share, or to pay $67.50 in cash, for each of the outstanding shares of common stock, par value $0.01 per share, of Newport News Shipbuilding Inc., a Delaware corporation, including the associated Series A participating cumulative preferred stock purchase rights issued pursuant to the Newport News stockholder protection rights agreement. Each Newport News stockholder will be able to elect to receive cash for all of his or her Newport News shares or Northrop Grumman shares for all of his or her Newport News shares subject, in each case, to the election and proration procedures and limitations described in this prospectus and the related letter of election and transmittal.

  The purpose of our offer is for Northrop Grumman to acquire control of, and ultimately the entire common equity interest in, Newport News. We intend, promptly after the completion of our offer, to seek to have Newport News complete a merger with Northrop Grumman or a wholly owned subsidiary of Northrop Grumman in which each outstanding share of common stock of Newport News (except for treasury shares of Newport News and shares beneficially owned directly or indirectly by Northrop Grumman for its own account) would be converted into the right to receive, pro rata, the number of shares of Northrop Grumman common stock and the amount of cash available for our offer and the merger, to the extent those forms of consideration are remaining after completion of our offer, subject to appraisal rights available under Delaware law.

  As more fully described in this prospectus, we believe that our proposed business combination with Newport News would be more favorable to you than the proposed merger of Newport News and General Dynamics announced on April 24, 2001. We believe that the General Dynamics proposal raises serious antitrust issues and so has a substantial likelihood of not receiving required governmental approvals and thus not being completed. We believe that our proposal, unlike the General Dynamics proposal, has a high likelihood of completion and would provide you with superior value to that proposed by General Dynamics.

  Our obligation to exchange Northrop Grumman common stock and cash for Newport News common stock is subject to the conditions listed under "Our Offer-- Conditions to Our Offer."

  Our common stock is listed on the New York Stock Exchange under the symbol "NOC" and Newport News' common stock is listed on the New York Stock Exchange under the symbol "NNS."

  See "Risk Factors" beginning on page 20 for a discussion of various factors that you should consider about our offer.

  We are not asking you for a proxy and you are requested not to send us a proxy. Any solicitation of proxies will be made pursuant only to separate proxy solicitation materials complying with the requirements of Section 14(a) of the Securities Exchange Act of 1934.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                  -----------
                      The Dealer Manager for Our Offer is

                              Salomon Smith Barney

                                  -----------

          The date of this preliminary prospectus is June 7, 2001

                               TABLE OF CONTENTS

                                                                           Page
QUESTIONS AND ANSWERS ABOUT THE PROPOSED ACQUISITION......................   1
WHERE YOU CAN FIND MORE INFORMATION.......................................   6
SUMMARY...................................................................   8
RISK FACTORS..............................................................  20
 The Anticipated Benefits of the Acquisition May Not Be Realized and as a
  Result the Price of Northrop Grumman Shares May Decline.................  20
 Exchange Ratio of Our Offer Could Work to Your Disadvantage..............  20
 You May Not Receive All Consideration in the Form You Have Elected.......  20
 The Receipt of Northrop Grumman Shares in Connection with Our Offer May
  Be Taxable to You.......................................................  20
 Resales of Northrop Grumman Shares Following Our Offer May Cause the
  Market Price of that Stock to Fall, Decreasing the Value of the Northrop
  Grumman Shares Issued in Our Offer......................................  21
 The Trading Price of Northrop Grumman Common Stock May Be Affected by
  Factors Different from Those Affecting the Price of Newport News Common
  Stock...................................................................  21
 Failure to Complete the Merger Could Negatively Impact Newport News'
  Stock Price and Future Business and Operations..........................  21
 Our Indebtedness Following Our Offer Will Be Higher Than Our Existing
  Indebtedness............................................................  21
 Successful Integration of the Northrop Grumman and Newport News Business
  Is Not Assured..........................................................  22
 We May Be Unable to Retain Personnel Who Are Key to Northrop Grumman's
  and Newport News' Business..............................................  22
 Risks Related to the Business of Northrop Grumman and Newport News.......  22
INFORMATION ABOUT NORTHROP GRUMMAN AND NEWPORT NEWS.......................  23
 Northrop Grumman Corporation.............................................  23
 Newport News.............................................................  24
REASONS FOR OUR OFFER.....................................................  25
BACKGROUND OF OUR OFFER...................................................  26
 Background...............................................................  26
 The General Dynamics-Newport News Merger Agreement.......................  28
OUR OFFER.................................................................  32
 Consideration to Be Paid.................................................  32
 Timing of Our Offer......................................................  36
 Extension, Termination and Amendment.....................................  37
 Exchange of Newport News Shares; Delivery of Northrop Grumman Common
  Stock and Cash..........................................................  38
 Cash Instead of Fractional Shares of Northrop Grumman Common Stock.......  38
 Withdrawal Rights........................................................  38
 Procedure for Tendering..................................................  39
 Guaranteed Delivery......................................................  41
 Material U.S. Federal Income Tax Consequences of Our Offer and the
  Merger..................................................................  42
 Effect of Our Offer on Market for Newport News Shares; Registration Under
  the Exchange Act........................................................  47
 Purpose of Our Offer; the Merger; Appraisal Rights.......................  48
 Plans for Newport News After the Merger..................................  49
 Conditions to Our Offer..................................................  49
 Regulatory Approvals.....................................................  52
 Source and Amount of Funds...............................................  53
 Certain Relationships with Newport News..................................  53
 Fees and Expenses........................................................  53
 Accounting Treatment.....................................................  54
 Stock Exchange Listing...................................................  54
COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION...............  55
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION..............  56

                                                                          Page
DESCRIPTION OF NORTHROP GRUMMAN COMMON STOCK.............................  61
COMPARISON OF RIGHTS OF HOLDERS OF NORTHROP GRUMMAN SHARES AND NEWPORT
 NEWS SHARES.............................................................  62
NEWPORT NEWS INFORMATION.................................................  68
FORWARD-LOOKING STATEMENTS...............................................  69
LEGAL MATTERS............................................................  70
EXPERTS..................................................................  70
Annex A -- DIRECTORS AND EXECUTIVE OFFICERS OF NORTHROP GRUMMAN.......... A-1
Annex B -- SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW --
           COMBINATIONS WITH INTERESTED STOCKHOLDERS..................... B-1

                               ----------------

   This prospectus incorporates important business and financial information about Northrop Grumman, Litton Industries, Inc. and Newport News from documents filed with the SEC that have not been included in or delivered with this prospectus.

   This information is available on the SEC's website at http://www.sec.gov and from other sources. See "Where You Can Find More Information" on page 6.

   You may also request copies of these documents from us, without charge, upon written or oral request to our information agent, D. F. King & Co., Inc., 77 Water Street, New York, New York 10005, toll-free at 1-800-758-5378.

   In order to receive timely delivery of the documents, you must make your requests no later than June 13, 2001 (five business days before the initial scheduled expiration date of our offer).

              QUESTIONS AND ANSWERS ABOUT THE PROPOSED ACQUISITION

Q: What is Northrop Grumman proposing?

A: We are proposing to acquire control of, and ultimately the entire common equity interest in, Newport News by offering to exchange all outstanding shares of Newport News common stock and the associated rights for shares of Northrop Grumman common stock and cash. We intend, promptly after completion of our offer, to seek to merge Newport News with Northrop Grumman or a wholly owned subsidiary of Northrop Grumman. As a result of the merger, each share of Newport News common stock that has not been exchanged or accepted for exchange in our offer would be converted into the right to receive, pro rata, the number of shares of Northrop Grumman common stock and the amount of cash available in our offer and the merger, to the extent those forms of consideration are remaining after completion of our offer, subject to appraisal rights.

Q: What will I receive in exchange for my shares?

A: Each person who is a Newport News stockholder will have the opportunity to elect to receive, for those shares of Newport News common stock he or she owns, either

  .  $67.50 in cash, without interest, per Newport News share; or

  . a number of shares of Northrop Grumman common stock (the "exchange ratio") designed to provide a value of $67.50, per Newport News share,

   subject, in each case, to the election and proration procedures and limitations described more fully in "Our Offer" on page 32.

   We will determine the exact exchange ratio by dividing $67.50 by the average of the closing sale prices for a share of Northrop Grumman common stock on the New York Stock Exchange as reported in The Wall Street Journal over the 10-day trading period ending on the third trading day before we complete our offer (the "Northrop Grumman Stock Value"). However, in no event will the exchange ratio be more than .7941176 ($67.50/$85.00) or less than .7105263 ($67.50/$95.00).

   We will issue 16,636,885 shares of our common stock (the "Northrop Grumman Available Shares") in our offer and the merger. The portion of these shares available in our offer will equal the number of Northrop Grumman Available Shares times the percentage of outstanding Newport News shares tendered in our offer. All Northrop Grumman Available Shares not exchanged in our offer will be issued in the merger. Other than with respect to the "top up" described below, we will not pay more in cash for the Newport News shares in our offer and the merger than $891,934,380 (subject to increase for fractional shares and to the extent the number of outstanding Newport News shares increases due to option exercises) (the "Base Cash Amount").

   If the Northrop Grumman Stock Value is less than $90.00 but equal to or greater than $85.00, we will increase the aggregate amount of cash available for our offer and the merger by the product of (a) the excess of $90.00 over the Northrop Grumman Stock Value and (b) the number of Northrop Grumman Available Shares (the "Top Up Amount").

   If the Northrop Grumman Stock Value is less than $85.00, we will increase the aggregate of amount of cash available for our offer and the merger by the Top Up Amount for an $85.00 Northrop Grumman Stock Value, but we will not increase it beyond that point.

   If the Northrop Grumman Stock Value is greater than $90.00 but less than or equal to $95.00, we will reduce the aggregate amount of cash available for our offer and the merger by the product of (a) the excess of the Northrop Grumman Stock Value over $90.00 and (b) the number of Northrop Grumman Available Shares.

   If the Northrop Grumman Stock Value is greater than $95.00, we will reduce the aggregate of amount of cash available for our offer and the merger by reduction for a $95.00 Northrop Grumman Stock Value as described in the prior paragraph, but we will not reduce the cash beyond that point.

   Because of the manner in which the exchange ratio is calculated, stockholders who receive solely Northrop Grumman common stock or a combination of Northrop Grumman common stock and cash in our offer or the merger will receive $67.50 per share of value (based on the Northrop Grumman Stock Value) if the Northrop Grumman Stock Value is between $85.00 and $95.00, will receive less than $67.50 per share of value if the Northrop Grumman Stock Value is less than $85.00 and will receive more than $67.50 of value if the Northrop Grumman Stock Value is more than $95.00.

   To the extent the demand for either the cash or the stock component of our offer exceeds the aggregate amount of cash or stock in our offer, we will prorate the total cash or stock, as the case may be, proportionally among the stockholders who elect that component. Stockholders who do not make an election will be allocated whatever component is remaining (or a proportionate share of each component if neither is oversubscribed), after taking into account the preferences of the tendering stockholders who make elections. We describe our procedures for prorating cash and common stock under the caption "Our Offer--Consideration to Be Paid--Consequences of Over- and Under-Election."

   You will not receive any fractional Northrop Grumman shares. Instead, you will receive cash in an amount equal to the market value of the fractional Northrop Grumman shares you would otherwise have been entitled to receive.

Q: How can I find the final exchange ratio?

A: Before our offer expires, we will notify you by issuing a press release announcing the final exchange ratio and by filing the press release with the SEC. We will issue the press release before 9:00 A.M., New York City time, on the second trading day before our offer closes, announcing the final exchange ratio and the average closing price of the Northrop Grumman shares over the 10-day trading period. For more information, see "Our Offer-- Consideration to Be Paid."

Q: Why is a transaction with Northrop Grumman better than the proposed merger of Newport News and General Dynamics?

A: We believe that the General Dynamics proposal raises serious antitrust issues, including the creation of a monopoly on the manufacture of submarines and naval nuclear propulsion. We therefore believe that the General Dynamics transaction has a substantial likelihood of not receiving required governmental approvals and thus not being completed. Because there are no program overlaps between Northrop Grumman and Newport News, we believe that our proposal, unlike the General Dynamics proposal, has a high likelihood of completion. In addition, we believe our proposal would then provide you with superior value to that proposed by General Dynamics because you will have (1) the opportunity to receive your consideration on a tax-free basis (as opposed to General Dynamic's fully taxable transaction) and
   (2) the opportunity to retain an equity interest in one of the industry's leading diversified defense electronics, systems integration, information technology and shipbuilding enterprises, with significant market capitalization and potential for further appreciation.

   In addition, our offer has been made based solely on publicly available information regarding Newport News. If we are provided the opportunity to conduct a due diligence review of Newport News, we would be prepared to enter into negotiations immediately with respect to all aspects of our offer.

Q: How do I participate in your offer?

A: To tender your shares, you should do the following:

  . if you hold shares in your own name, complete and sign the enclosed letter of election and transmittal and return it with your share certificates to Mellon Investor Services LLC, the exchange agent for our offer, at the appropriate address specified on the back cover page of this prospectus before the expiration date of our offer; or

  . if you hold your shares in "street name" through a broker, instruct your broker to tender your shares before the expiration date of our offer.

Q: Am I required to make an election?

A: No. If you do not make an election, you will still receive payment for your Newport News shares. However, if you have a preference for receiving either Northrop Grumman shares or cash and do not make an election, we will not take your preference into account and you will be allocated whatever component is remaining (or a proportionate share of each component if neither is oversubscribed) after taking into account the preferences of other tendering stockholders.

Q: Will I continue to receive dividends and have voting rights with respect to Newport News shares that I tender to you?

A: Yes. Until we accept your Newport News shares for exchange at the completion of our offer, you will be entitled to receive any dividends paid on your tendered Newport News shares and you will continue to have the right to vote your tendered Newport News shares. Once we complete our offer and exchange all Newport News shares tendered by you in our offer and not properly withdrawn, you will have all dividend and voting rights of a Northrop Grumman stockholder to the extent you acquire Northrop Grumman stock in our offer.

Q: When and how can I withdraw tendered shares?

A: Your tender of Newport News shares pursuant to our offer is irrevocable, except that Newport News shares tendered pursuant to our offer may be withdrawn at any time prior to the expiration date, and, unless we have previously accepted them pursuant to our offer, may also be withdrawn at any time after July 21, 2001. Your withdrawal will be effective only if the exchange agent receives a written notice of withdrawal at one of its addresses on the back cover of this prospectus. The written notice must contain your name, address, social security number, the number of Newport News shares to be withdrawn and the certificate number or numbers for these shares and the name of the registered holder of the shares, if different from the person who tendered the shares. All signatures on the notice of withdrawal must be guaranteed by a financial institution in accordance with the procedures set forth in this prospectus under "Our Offer--Withdrawal Rights" on page 38.

Q: How are you funding your offer?

A: As described more fully under "Our Offer--Source and Amount of Funds" on page 53, we expect to fund the cash portion of our offer from working capital and currently available lines of credit.

Q: How would you go about completing your proposed acquisition?

A: We have taken several steps in furtherance of our offer, including the following:

  . we have contacted Newport News' board of directors to encourage them to enter into negotiation for a merger between our two companies on mutually favorable terms;

  . we filed on May 18, 2001 the necessary application with the Department of Justice to obtain the regulatory approvals necessary to complete our offer and the merger;

  .  we commenced our offer on May 23, 2001; and

  . once we acquire shares in our offer, we plan to have Newport News merge with Northrop Grumman or a wholly owned subsidiary of Northrop Grumman. We expect that Newport News would continue its current operations, except that it would cease to be publicly owned and would instead be wholly owned by Northrop Grumman.

Q: How long will it take to complete your offer?

A: The timing of completion of our offer will depend on whether and when
   Newport News meets with us to negotiate an agreement to provide for the completion of our offer and second-step merger. We believe that if we enter into a definitive agreement with Newport News in June, 2001, we could complete our offer in the third quarter of 2001. By tendering your shares, you will be sending a message to Newport News' management and board of directors that you want Newport News to participate in a combination with us.

Q: What are the conditions to your offer?

A: Our offer is subject to several conditions, including:

  . the tender of enough shares of Newport News so that, after the completion of our offer, we own a majority of Newport News shares on a fully diluted basis;

  . the stockholders of Newport News not having approved the merger of General Dynamics and Newport News;

  . the valid termination of the merger agreement between General Dynamics and Newport News;

  . the execution of a definitive merger agreement between Northrop Grumman and Newport News;

  . making Newport News' "poison pill" stockholder rights plan inapplicable to our offer and the proposed Northrop Grumman-Newport News merger;

  . our being satisfied that the provisions of Section 203 of the Delaware General Corporation Law do not apply to our offer and the merger; and

  . the expiration or termination of the waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 applicable to the purchase of Newport News shares under our offer.

   These conditions and other conditions to our offer are discussed in this prospectus under "Our Offer--Conditions to Our Offer."

Q: Will I be taxed on the Northrop Grumman shares and cash that I receive?

A: In general, if you receive only Northrop Grumman shares in our offer and the merger you will not be taxed on the receipt of those shares. If you receive a combination of Northrop Grumman shares and cash or solely cash you will be taxed on the cash received up to the amount of gain, if any, you realize on the exchange (that is the excess, if any, of value of the consideration you receive over the tax basis of the Newport News shares you exchange for that consideration). If you realize a loss on the Newport News shares you exchange, you will not be able to recognize that loss. Special rules apply with respect to cash received in lieu of fractional shares. This treatment assumes that our offer and the merger will be treated as a single integrated transaction for federal income tax purposes. In the opinion of our counsel, Fried, Frank, Harris, Shriver & Jacobson, our offer and the merger will be treated as a single integrated transaction for federal income tax purposes, but that treatment is not free from doubt under some circumstances. For more information, see "Our Offer--Material U.S. Federal Income Tax Consequences of Our Offer and the Merger"on page 42.

Q: What happens if you increase the consideration to be paid in your offer after I have already tendered my shares?

A: All Newport News stockholders will receive the highest consideration paid to any stockholder in our offer. Accordingly, if we were to increase the consideration to be paid in our offer after you have already tendered your shares, you would receive that increased consideration upon the completion of our offer.

Q: Do the statements on the cover page regarding the possibility that the information in this prospectus may be changed and the registration statement filed with the SEC not yet being effective mean that your offer has not commenced?

A: No. Completion of this prospectus and effectiveness of the registration statement are not necessary for our offer to commence. The SEC recently changed its rules to permit exchange offers to begin before the related registration statement has become effective. We are taking advantage of the rule changes with the goal of combining Northrop Grumman and Newport News faster than similar combinations could previously have been accomplished. We cannot, however, accept for exchange any shares tendered in our offer until the registration statement is declared effective by the SEC and the other conditions to our offer have been satisfied or, where permissible, waived. Our offer commences when we mail this prospectus and the related letter of election and transmittal to Newport News stockholders.

Q: Where can I find out more information about Northrop Grumman and Newport
   News?

A: You can find out information about Northrop Grumman and Newport News from various sources described under "Where You Can Find More Information" on page 6.

Q: Who can I call with questions about the offer?

A: You can contact our information agent, D. F. King & Co., Inc., toll free at 1-800-758-5378 if you have questions about our offer or the procedures for tendering your shares.

                      WHERE YOU CAN FIND MORE INFORMATION

   Northrop Grumman and Newport News file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy this information at the following locations of the SEC:

   Public Reference Room   North East Regional Office Midwest Regional Office
   450 Fifth Street, N.W.     7 World Trade Center    500 West Madison Street
         Room 1024                 Suite 1300               Suite 1400
   Washington, D.C. 20549   New York, New York 10048  Chicago, Illinois 60661

   You may obtain information on the operation of the Public Reference Rooms by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 10549, at prescribed rates.

   The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers like Northrop Grumman and Newport News who file electronically with the SEC. The address of that site is http://www.sec.gov.

   We filed a registration statement on Form S-4 with the SEC under the Securities Act of 1933 to register the Northrop Grumman common stock to be issued in our offer and the merger. This prospectus is a part of that registration statement. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. In addition, on May 23, 2001 we also filed with the SEC a statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act to furnish various information about our offer. You may obtain copies of the Form S-4 and the Schedule TO, and any amendments to those documents, in the manner described above.

   The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus.

   This prospectus incorporates by reference the documents listed below that Northrop Grumman, Litton Industries Inc. (currently, a 97% owned subsidiary of Northrop Grumman) and Newport News have previously filed with the SEC. These documents contain important information about Northrop Grumman and Newport News and their business, financial condition and results of operations.

   The following documents filed by Northrop Grumman with the SEC are incorporated by reference:

  . Annual Report on Form 10-K/A, for the fiscal year ended December 31, 2000, as filed on March 8, 2001;

  . Quarterly Report on Form 10-Q for the period ended March 31, 2001, as filed on May 10, 2001;

  . Proxy Statement for the Annual Meeting of Stockholders held on May 16, 2001, as filed on April 13, 2001;

  . The description of Northrop Grumman's common stock set forth in Northrop Grumman's registration statement on Form S-4 filed by Northrop Grumman pursuant to Section 12 of the Exchange Act, including any amendment or report filed for purposes of updating the description as filed on March 27, 2001;

  .  Current Report on Form 8-K, as filed on April 17, 2001; and

  . Tender Offer Statement on Schedule TO, as filed on May 23, 2001, as it may be amended from time to time.

   The following documents filed by Litton with the SEC are incorporated by reference:

  . Annual Report on Form 10-K for the fiscal year ended July 31, 2000, as filed on October 11, 2000; and

  . Quarterly Report on Form 10-Q for the period ended January 31, 2001, as filed on March 6, 2001.

   The following documents filed by Newport News with the SEC are incorporated by reference:

  . Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as filed on March 26, 2001 (except for the report of Newport News' independent accountants contained in that report which is not incorporated in this prospectus by reference because the consent of Newport News' independent accountants has not yet been obtained);

  . Quarterly Report on Form 10-Q for the period ended March 31, 2001, as filed on April 27, 2001;

  . The description of Newport News' common stock set forth in Newport News' registration statement on Form 10 filed by Newport News pursuant to
     Section 12 of the Exchange Act, including any amendment or report filed for purposes of updating the description as filed on October 30, 1996;

  .  Current Reports on Form 8-K, as filed on April 25, 2001; and

  . Solicitation/Recommendation Statement on Schedule 14D-9, as filed on May 4, 2001, and as amended on May 9, 2001, May 14, 2001 and May 17, 2001, and as it may be amended from time to time.

   All documents filed by Northrop Grumman or Newport News pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus to the date that shares are accepted for exchange pursuant to our offer (or the date that our offer is terminated) shall also be deemed to be incorporated in this prospectus by reference.

   Documents incorporated by reference are available from us without charge upon request to our information agent, D. F. King & Co., Inc., 77 Water Street, New York, New York 10005, toll-free at 1-800-758-5378. In order to ensure timely delivery, any request should be submitted no later than June 13, 2001 (five business days before the initial scheduled expiration date of our offer). If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

   We have not authorized anyone to give any information or make any representation about our offer that is different from, or in addition to, that contained in this prospectus or in any of the materials that we have incorporated by reference into this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this prospectus are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then our offer presented in this prospectus does not extend to you. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies.

                                    SUMMARY

   This summary does not contain all of the information that is important to you. To understand our offer fully, you should read this entire prospectus carefully and the other documents to which this prospectus refers. See "Where You Can Find More Information" on page 6. References to "Northrop Systems" refer to Northrop Grumman Systems Corporation, formerly Northrop Grumman Corporation; references to "Northrop Grumman" refer to Northrop Grumman Corporation, formerly NNG, Inc.; references to "Litton" refer to Litton Industries, Inc.; references to "Newport News" refer to Newport News Shipbuilding Inc. Unless the context requires otherwise, references to "we," "us" or "our" refer collectively to Northrop Grumman and its subsidiaries.

For Each Outstanding Newport News Share We Are Offering to Issue Northrop Grumman Shares Designed to Provide a Value of $67.50 or Pay $67.50 in Cash (Page 32)

   Each Newport News stockholder will have the opportunity to elect to receive, for those shares of Newport News common stock he or she owns, either

  .  $67.50 in cash, without interest, per Newport News share; or

  . a number of shares of Northrop Grumman common stock (the "exchange ratio") designed to provide a value of $67.50, per Newport News share,

subject, in each case, to the election and proration procedures and limitations described more fully in "Our Offer" on page 32.

   We will determine the exact exchange ratio by dividing $67.50 by the average of the closing sale prices for a share of Northrop Grumman common stock on the New York Stock Exchange as reported in The Wall Street Journal over the 10-day trading period ending on the third trading day before we complete our offer (the "Northrop Grumman Stock Value"). However, in no event will the exchange ratio be more than .7941176 ($67.50/$85.00) or less than .7105263
($67.50/$95.00). We will issue a press release before 9:00 A.M., New York City time, on the second trading day before our offer closes, announcing the exchange ratio and the average closing price of the Northrop Grumman shares over the 10-day trading period.

   We will issue 16,636,885 shares of our common stock (the "Northrop Grumman Available Shares") in our offer and the merger. The portion of these shares available in our offer will equal the number of Northrop Grumman Available Shares times the percentage of outstanding Newport News shares tendered in our offer. All Northrop Grumman Available Shares not exchanged in our offer will be issued in the merger. Other than with respect to the "top up" described below, we will not pay more in cash for the Newport News shares in our offer and the merger than $891,934,380 (subject to increase for fractional shares and to the extent the number of outstanding Newport News shares increases due to option exercises) (the "Base Cash Amount").

   If the Northrop Grumman Stock Value is less than $90.00 but equal to or greater than $85.00, we will increase the aggregate amount of cash available for our offer and the merger by the product of (a) the excess of $90.00 over the Northrop Grumman Stock Value and (b) the number of Northrop Grumman Available Shares (the "Top Up Amount").

   If the Northrop Grumman Stock Value is less than $85.00, we will increase the aggregate of amount of cash available for our offer and the merger by the Top Up Amount for an $85.00 Northrop Grumman Stock Value, but we will not increase it beyond that point.

   If the Northrop Grumman Stock Value is greater than $90.00 but less than or equal to $95.00, we will reduce the aggregate amount of cash available for our offer and the merger by the product of (a) the excess of the Northrop Grumman Stock Value over $90.00 and (b) the number of Northrop Grumman Available Shares.

   If the Northrop Grumman Stock Value is greater than $95.00, we will reduce the aggregate of amount of cash available for our offer and the merger by reduction for a $95.00 Northrop Grumman Stock Value as described in the prior paragraph, but we will not reduce the cash beyond that point.

   Because of the manner in which the exchange ratio is calculated, stockholders who receive solely Northrop Grumman common stock or a combination of Northrop Grumman common stock and cash in our offer or merger will receive $67.50 per share of value (based on the Northrop Grumman Stock Value) if the Northrop Grumman Stock Value is between $85.00 and $95.00, will receive less than $67.50 per share of value if the Northrop Grumman Stock Value is less than $85.00 and will receive more than $67.50 of value if the Northrop Grumman Stock Value is more than $95.00.

To the extent the demand for either the cash or the stock component of our offer exceeds the aggregate amount of cash or stock in our offer, we will prorate the total cash or stock, as the case may be, proportionally among the stockholders who elect that component. Stockholders who do not make an election will be allocated whatever component is remaining (or a proportionate share of each component if neither is oversubscribed), after taking into account the preferences of the tendering stockholders who make elections. We describe our procedures for prorating cash and common stock under the caption "Our Offer-- Consideration to Be Paid--Consequences of Over- and Under-Election."

   You will not receive any fractional Northrop Grumman shares. Instead, you will receive cash in an amount equal to the market value of the fractional Northrop Grumman shares you would otherwise have been entitled to receive.

   We intend, promptly after completion of our offer, to seek to merge Newport News with Northrop Grumman or a wholly owned subsidiary. Each share of Newport News common stock that has not been exchanged or accepted for exchange in our offer would be converted into the right to receive, pro rata, the number of shares of Northrop Grumman common stock and the amount of cash available in our offer and the merger, to the extent those forms of consideration are remaining after completion of our offer.

   See "Our Offer" on page 32.

The $67.50 Cash Component May Be Subject to Federal Income Tax, but the Common Stock Component Generally Is Not Expected to Be Subject to Federal Income Tax (Page 42)

   In general, if you receive only Northrop Grumman shares in our offer and the merger you will not be taxed on the receipt of those shares. If you receive a combination of Northrop Grumman shares and cash or solely cash you will be taxed on the cash received up to the amount of gain, if any, you realize on the exchange (that is the excess, if any, of value of the consideration you receive over the tax basis of the Newport News shares you exchange for that consideration). If you realize a loss on your Newport News shares you will not be able to recognize that loss. Special rules apply with respect to cash received in lieu of fractional shares. This treatment assumes that our offer and the merger will be treated as a single integrated transaction for federal income tax purposes. In the opinion of our counsel, Fried, Frank, Harris, Shriver & Jacobson, our offer and the merger will be treated as a single integrated transaction for federal income tax purposes, but that treatment is not free from doubt under some circumstances. For more information, see "Our Offer--Material U.S. Federal Income Tax Consequences of Our Offer and the Merger" on page 42.

   You are urged to consult your tax advisor to determine the specific tax consequences to you of our offer and the merger, including any federal, state, local, foreign or other tax consequences and any tax return filing or other reporting requirements.

Information about Northrop Grumman and Newport News (Page 23)

Northrop Grumman
1840 Century Park East
Los Angeles, California 90067
(310) 553-6262

   We are a leading global aerospace and defense company providing products and services in defense and commercial electronics, systems integration, information technology and non-nuclear-powered shipbuilding and systems. Northrop Grumman is a holding company formed in connection with the recently completed acquisition of Litton Industries Inc. Northrop Systems is a wholly owned subsidiary of Northrop Grumman. Litton is a 97% owned subsidiary of Northrop Grumman.

 Northrop Systems

   Northrop Systems is a leading defense electronics, systems integration and information technology company with strong capabilities in military aircraft systems and modifications and marine systems. As a prime contractor, principal subcontractor, partner, or preferred supplier, Northrop Systems participates in many high-priority defense and commercial programs in the United States and abroad.

 Litton

   Litton designs, builds and overhauls non-nuclear-powered surface ships and is a provider of defense and commercial electronics technology, components and materials for government and commercial customers world wide. In addition, Litton is a prime contractor to the U.S. Government for information technology services and provides specialized information technology services to commercial customers and governments in local and foreign jurisdictions.

   Based on the closing price of Northrop Grumman common stock on May 22, 2001 our market capitalization was approximately $7.7 billion.

Newport News
4101 Washington Avenue
Newport News, VA 23607
(757) 380-2000

   Newport News' primary business is the design, construction, repair, maintenance, overhaul and refueling of nuclear-powered aircraft carriers and submarines for the U.S. Navy. Based on the closing price of Newport News common stock on May 22, 2001, Newport News' market capitalization was approximately $1.9 billion.

Reasons for Northrop Grumman Offer (Page 25)

   We believe that our acquisition of Newport News represents a compelling opportunity to enhance value for both Newport News stockholders and Northrop Grumman stockholders for reasons that include the following:

  . a combination of Northrop Grumman (which recently completed its purchase of Litton) and Newport News would offer a variety of strategic benefits, including making Northrop Grumman a complete full-line shipbuilding competitor and providing an opportunity for significant cost savings to the U.S. Navy and the opportunity for Newport News to realize efficiencies available as part of a larger, more diversified company; and

  . if the proposed General Dynamics transaction is permitted to proceed, it would leave the United States vulnerable with only one nuclear capable builder of submarines and ships. Also, a 1999 Department of Defense analysis indicated that "over 75 percent of the total shipyard engineering talent and over 95 percent of the Navy R&D investment would exist in a combined General Dynamics-Newport News entity." This would leave the Navy vulnerable to a General Dynamics virtual monopoly in shipbuilding research and development. We believe that nothing has materially changed since that analysis and that the proposed acquisition of Newport News by General Dynamics would therefore not be in the best interests of the United States, the Navy or Northrop Grumman and its stockholders.

   In addition, our offer has been made based solely on publicly available information regarding Newport News. If we are provided the opportunity to conduct a due diligence review of Newport News, we would be prepared to enter into negotiations immediately with respect to all aspects of our offer.

Comparative Market Price Information
(Page 19)

   Northrop Grumman common stock trades on the New York Stock Exchange and on the Pacific Stock Exchange under the symbol "NOC" and Newport News common stock trades on the New York Stock Exchange under the symbol "NNS."

   The following table lists the closing prices of Northrop Grumman common stock and Newport News common stock on May 8, 2001, the last trading day before we announced our offer, and on May 22, 2001, the last trading day before the date of this prospectus.

                                                           Northrop
                                                           Grumman
                                                            Common  Newport News
                                                            Stock   Common Stock
                                                           -------- ------------
       May 8, 2001........................................  $91.50     $65.00
       May 22, 2001.......................................   90.20      63.91

   You should obtain current stock price quotations for Northrop Grumman common stock and Newport News common stock. You can get these quotations from a newspaper, on the Internet or by calling your broker.

Dividend Policy of Northrop Grumman (Page 55)

   The holders of Northrop Grumman common stock receive dividends if and when declared by the Northrop Grumman board of directors out of legally available funds. For the past 12 fiscal quarters, we have paid a cash dividend of $0.40 per common share, and we paid a cash dividend of $0.40 per common share for our most recent fiscal quarter ended March 31, 2001.

   Following completion of our offer and the merger, we expect to continue paying quarterly cash dividends on a basis consistent with our past practice. However, the declaration and payment of dividends will depend upon business conditions, operating results, capital and reserve requirements and our board of directors' consideration of other relevant factors. We can give you no assurance that we will continue to pay dividends on our common stock in the future.

Our Offer (Page 32)

For Each Outstanding Newport News Share We Are Offering to Issue Northrop Grumman Shares Designed to Provide a Value of $67.50 or to Pay $67.50 in Cash

   Each Newport News stockholder will have the opportunity to elect to receive, for those shares of Newport News common stock he or she owns, either

  .  $67.50 in cash, without interest, per Newport News share; or

  . a number of shares of Northrop Grumman common stock (the "exchange ratio") designed to provide a value of $67.50, per Newport News share,

subject, in each case, to the election and proration procedures and limitations described more fully in "Our Offer" on page 32.

Our Offer Is Subject to Various Conditions

   Our obligation to exchange shares of our common stock and cash for Newport News shares pursuant to our offer is subject to several conditions referred to below under "Our Offer--Conditions to Our Offer," including the following conditions:

  . the tender of enough shares of Newport News so that, after the completion of our offer, we own a majority of Newport News shares on a fully diluted basis;

  . the stockholders of Newport News not having approved the merger of General Dynamics and Newport News;

  . the valid termination of the merger agreement between General Dynamics and Newport News;

  . the execution of a definitive merger agreement between Northrop Grumman and Newport News;

  . making Newport News' "poison pill" stockholder rights plan inapplicable to our offer and the merger;

  . our being satisfied that the provisions of Section 203 of the Delaware General Corporation Law do not apply to our offer and the proposed Northrop Grumman-Newport News merger; and

  . the expiration or termination of the waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act applicable to the purchase of Newport News shares under our offer.

These conditions and other conditions to our offer are discussed in this prospectus under "Our Offer--Conditions to Our Offer" on page 49.

Our Offer Is Currently Scheduled to Expire on June 20, 2001

   Our offer is scheduled to expire at 12:00 midnight, New York City time, on June 20, 2001. The term "expiration date" means 12:00 midnight, New York City time, on June 20, 2001, unless we extend the period of time for which our offer is open, in which case the term "expiration date" means the latest time and date on which our offer, as so extended, expires.

   If we decide to extend our offer, we will make an announcement regarding that extension as described under "Our Offer--Extension, Termination and Amendment" on page 37.

Our Offer May Be Extended, Terminated or Amended

   We expressly reserve the right, in our sole discretion, at any time or from time to time, to extend the period of time during which our offer remains open, and we can do so by giving oral or written notice of the extension to the exchange agent. We are not providing any assurance that we will exercise our right to extend our offer, although we currently intend to do so until all conditions have been satisfied or, where permissible, waived. During any extension, all Newport News shares previously tendered and not properly withdrawn will remain subject to our offer, subject to your right to withdraw your Newport News shares.

   Subject to the SEC's applicable rules and regulations, we also reserve the right, in our sole discretion, at any time or from time to time:

  . to delay our acceptance for exchange or exchange of any Newport News shares pursuant to our offer, or to terminate our offer and not accept for exchange or exchange any Newport News shares not previously accepted for exchange or exchanged, upon the failure of any of the conditions of our offer to be satisfied prior to the expiration date, or upon the failure of the condition relating to regulatory approvals to be satisfied at any time after the expiration date regardless of whether we previously accepted for exchange or exchanged any Newport News shares, and

  . to waive any condition (other than the conditions relating to regulatory approvals, the absence of an injunction and the effectiveness of the registration statement for the Northrop Grumman shares to be issued in our offer) or otherwise to amend our offer in any respect, by giving oral or written notice of such delay, termination or amendment to the exchange agent and by making a public announcement.

   We will follow any extension, termination, amendment or delay, as promptly as practicable, with a public announcement. In the case of an extension, any related announcement will be issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled expiration date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to Newport News stockholders in connection with our offer be promptly sent to those stockholders in a manner reasonably designed to inform those stockholders of that change) and without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate any public announcement of this type other than by making a release to the Dow Jones News Service.

Delivery of Northrop Grumman Common Stock and Cash to Occur Promptly After the Expiration Date

   Upon the terms and subject to the conditions of our offer (including, if our offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for exchange, and will exchange, Newport News shares validly tendered and not properly withdrawn promptly after the expiration date and promptly after they are tendered during any subsequent offering period.

Tendered Shares May Be Withdrawn at Any Time Prior to the Exchange of Those
Shares

   Your tender of Newport News shares pursuant to our offer is irrevocable, except that Newport News shares tendered pursuant to our offer may be withdrawn at any time prior to the expiration date, and, unless we previously accepted them pursuant to our offer, may also be withdrawn at any time after July 21, 2001.

We May Provide a Subsequent Offering Period

   We may elect to provide a subsequent offering period of not less than three or more than 20 business days after the acceptance of Newport News shares pursuant to our offer if the requirements of Rule 14d-11 under the Exchange Act have been met. You will not have the right to withdraw Newport News shares that you tender in the subsequent offering period, if any.

Procedure for Tendering Shares

   For you to validly tender Newport News shares pursuant to our offer:

  . a properly completed and duly executed letter of election and transmittal, along with any required signature guarantees, or an agent's message in connection with a book-entry transfer, and any other required documents, must be received by the exchange agent at one of its addresses set forth on the back cover of this prospectus, and certificates for tendered Newport News shares must be received by the exchange agent at one of those addresses, or those Newport News shares must be tendered pursuant to the procedures for book-entry tender set forth (and a confirmation of receipt of that tender received), in each case before the expiration date; or

  . you must comply with the guaranteed delivery procedures set forth in "Our Offer--Guaranteed Delivery."

No Appraisal Rights in Connection with Our Offer (Although Appraisal Rights Will Exist in Connection with the Merger) (Page 48)

   Although Newport News stockholders do not have appraisal rights as a result of our offer, Newport News stockholders who have not validly tendered their shares in our offer and do not vote in favor of the merger will have the right under the Delaware General Corporation Law to dissent and demand appraisal of their Newport News shares in accordance with Section 262 of the Delaware General Corporation Law in connection with the merger. See "Our Offer--Purpose of Our Offer; the Merger; Appraisal Rights."

Northrop Grumman Will Account for the Merger Using the "Purchase" Method (Page
54)

   Northrop Grumman will account for the merger as a purchase for financial reporting purposes.

Forward-Looking Statements May Prove Inaccurate (Page 69)

   Various information included in this prospectus and in the documents incorporated by reference are forward-looking statements within the meaning of the securities laws. These include statements and assumptions with respect to expected future revenues, margins, program performance, earnings and cash flows, acquisitions of new contracts, the outcome of competitions for new programs, the outcome of contingencies including litigation and environmental remediation, the effect of completed and planned acquisitions and divestitures of businesses or business assets, the anticipated costs of capital investments, and anticipated industry trends. Actual results and trends may differ materially from the information, statements and assumptions as described, and actual results could be materially more or less than planned.

                                NORTHROP GRUMMAN

                  SELECTED HISTORICAL AND UNAUDITED PRO FORMA
                       CONDENSED COMBINED FINANCIAL DATA

   The following table sets forth selected consolidated financial data for Northrop Systems (formerly Northrop Grumman Corporation) for each of the years in the five-year period ended December 31, 2000 and for the quarter ended March 31, 2000 and for Northrop Grumman for the quarter ended March 31, 2001, and selected unaudited pro forma condensed combined financial data of Northrop Grumman, Litton and Newport News for the year ended December 31, 2000 and the quarter ended March 31, 2001. Consolidated financial data for the years ended December 31, 2000, 1999, 1998 and 1997 have been derived from, and are qualified by reference to, the audited consolidated financial statements and notes thereto filed by us with the SEC. Consolidated financial data for the year ended December 31, 1996 and for the three months ended March 31, 2001 and 2000 have been derived from unaudited consolidated financial statements and notes thereto of Northrop Systems and Northrop Grumman. This data does not give effect to the Litton acquisition or the resulting debt. See also "Where You Can Find More Information" and "Unaudited Pro Forma Condensed Combined Financial Information."

   The operating results for the quarter ended March 31, 2001 are not necessarily indicative of results for the full fiscal year ending December 31, 2001. Newport News stockholders should read this summary together with the financial statements referred to below and incorporated by reference and their accompanying notes and in conjunction with management's discussion and analysis of operations and financial conditions of Northrop Grumman, Litton and Newport News contained in such reports. Earnings per share is calculated by dividing income from continuing operations available for the holders of common stock by the weighted average number of shares outstanding.

   The Unaudited Pro Forma Condensed Combined Financial Data is based upon the historical financial statements of Northrop Systems, Northrop Grumman, Litton and Newport News adjusted to give effect to the Litton and Newport News acquisitions. The pro forma adjustments are described in the accompanying notes on page 60. The pro forma statements have been developed from (a) the audited consolidated financial statements of Northrop Systems contained in its Annual Report on Form 10-K/A for the year ended December 31, 2000 and the unaudited consolidated financial statements of Northrop Grumman contained in its Quarterly Report on Form 10-Q for the three months ended March 31, 2001, which are incorporated by reference in this prospectus, (b) the audited consolidated financial statements of Litton contained in its Annual Report on Form 10-K for the fiscal year ended July 31, 2000 and the unaudited consolidated financial statements of Litton contained in its Quarterly Report on Form 10-Q for the period ended January 31, 2001, which are incorporated by reference in this prospectus, and (c) the audited consolidated financial statements of Newport News contained in its Annual Report on Form 10-K for the year ended December 31, 2000 and the unaudited consolidated financial statements of Newport News contained in its Quarterly Report on Form 10-Q for the quarter ended March 18, 2001, which are incorporated by reference in this prospectus. In addition, the audited consolidated financial statements contained in Litton's Annual Report on Form 10-K for the fiscal year ended July 31, 2000 and the unaudited consolidated financial statements of Litton contained in Litton's Quarterly Reports on Form 10-Q for the period ended January 31, 2001 have been used to bring the financial reporting periods of Litton to within 90 days of those of Northrop Systems and Northrop Grumman.

   The final determination and allocation of the purchase price paid for the Litton and Newport News acquisitions may differ from the amounts assumed in this Unaudited Pro Forma Condensed Combined Financial Data.

   Under the purchase method of accounting, the purchase price will be allocated to the underlying tangible and intangible assets and liabilities acquired based on their respective fair market values, with the excess recorded as goodwill. As of the date of this prospectus, Northrop Grumman has not completed the valuation studies necessary to arrive at the required estimates of the fair market value of the Litton assets acquired, the Newport News assets to be acquired, and the Litton liabilities assumed and the Newport News liabilities to be assumed and the related allocations of purchase price, nor has it identified the adjustments necessary, if any, to conform Litton or Newport News data to Northrop Grumman's accounting policies. Accordingly, Northrop Grumman has used the historical book values of the assets and liabilities of Litton and Newport News and has used the historical revenue recognition policies of Litton and Newport News to prepare the unaudited pro forma financial statements set forth herein, with the excess of the purchase price over the historical net assets of Litton and Newport News recorded as goodwill and other purchased intangibles. Once Northrop Grumman has completed the valuation studies necessary to finalize the required purchase price allocations and identified any necessary conforming changes, these pro forma financial statements will be subject to adjustment. These adjustments will likely result in changes to the pro forma statement of financial position to reflect the final allocation of purchase price and the pro forma statement of income, and there can be no assurance that these adjustments will not be material.

   The Unaudited Pro Forma Condensed Combined Financial Data is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position of Northrop Grumman would have been had our offer and the Litton acquisition occurred on the date assumed, nor is it necessarily indicative of future consolidated results of operations or financial position.

   The Unaudited Pro Forma Condensed Combined Financial Data does not include the realization of cost savings from operating efficiencies, synergies or other restructurings resulting from the Litton and Newport News acquisitions.

   The Unaudited Pro Forma Condensed Combined Financial Data should be read in conjunction with the separate historical consolidated financial statements and accompanying notes of Northrop Systems, Northrop Grumman, Litton and Newport News that are incorporated by reference in this prospectus and the unaudited pro forma condensed combined financial information on page 56.

                            Northrop                      Northrop
                            Grumman/                      Grumman/
                         Litton/Newport                Litton/Newport
                              News                          News
                                          Historical
                           Pro Forma         Data        Pro Forma             Historical Data
                         -------------- -------------- -------------- ----------------------------------
                            Quarter Ended March 31,      Year Ended        Year Ended December 31,
                         -----------------------------  December 31,  ----------------------------------
                              2001       2001    2000       2000       2000   1999   1998   1997   1996
                         -------------- ------- ------ -------------- ------ ------ ------ ------ ------
                                              (in millions, except per share data)
Operating Data:
 Net sales..............    $ 3,816     $ 1,986 $1,802    $15,316     $7,618 $7,616 $7,367 $7,798 $7,667
 Income from continuing
  operations, net of
  tax...................        112         103    156        674        625    474    193    318    330
 Basic earnings per
  share, from continuing
  operations............       1.04        1.43   2.23       6.48       8.86   6.84   2.82   4.76   5.27
 Diluted earnings per
  share, from continuing
  operations............       1.03        1.42   2.23       6.45       8.82   6.80   2.78   4.67   5.18
 Cash dividends per
  share.................        .40         .40    .40        N/A       1.60   1.60   1.60   1.60   1.60

Balance Sheet Data:
 Total assets...........    $20,602     $11,185 $9,389        N/A     $9,622 $9,285 $9,536 $9,677 $9,645
 Total long-term
  obligations...........      9,592       4,594  3,446        N/A      3,015  3,564  4,319  4,339  4,694

               SELECTED HISTORICAL FINANCIAL DATA OF NEWPORT NEWS

   The following is a summary of selected consolidated financial data of Newport News for each of the years in the five-year period ended December 31, 2000 and the quarters ended March 18, 2001 and March 19, 2000. The operating results for the quarter ended March 18, 2001 are not necessarily indicative of results for the full fiscal year ended December 31, 2001. This information is derived from the audited consolidated financial statements of Newport News contained in its Annual Report on Form 10-K for the fiscal year ended
December 31, 2000, the unaudited consolidated financial statements of Newport News contained in its Quarterly Reports on Form 10-Q for the periods ended March 18, 2001 and March 19, 2000, and is qualified in its entirety by such documents. See "Where You Can Find More Information" on page 6. You should read this summary together with the financial statements which are incorporated by reference in this prospectus and their accompanying notes and in conjunction with management's discussion and analysis of operations and financial conditions of Newport News contained in such reports.

                            Quarter Ended         Year Ended December 31,
                         ------------------- -----------------------------------
                         March 18, March 19,  2000   1999   1998   1997    1996
                           2001      2000
                                  (in millions, except per share data)
Operating Data:
  Revenues..............  $  485    $  469   $2,072 $1,863 $1,862 $1,707  $1,870
  Net earnings (loss)...      24        21       90     97     66    (48)     55
  Net earnings (loss)
   per common share,
   basic................     .80       .65     2.91   2.83   1.91  (1.39)   1.60
  Net earnings (loss)
   per common share,
   diluted..............     .75       .63     2.77   2.72   1.85  (1.39)   1.60
  Cash dividends
   declared per
   share (a)............     .04       .04      .16    .16    .16    .16       -
Balance Sheet Data:
  Total assets..........  $1,489    $1,490   $1,476 $1,512 $1,600 $1,515  $1,535
  Total long-term
   obligations (b)......     891       889      915    917    972    949   1,001

--------
(a) Cash dividends declared per common share were four cents per share for each quarter in 2000, 1999, 1998, and 1997. Since Newport News was a wholly owned subsidiary prior to December 12, 1996, there are no comparable results for prior periods.

(b) In order to conform to the presentation used by Northrop Grumman, the postretirement benefit liability, which is reported as a current liability in the audited consolidated financial statements of Newport News contained in its annual reports on Form 10-K for the fiscal years ended December 31, 2000, 1999 and 1998 and in its quarterly reports on Form 10-Q for the periods ended March 18, 2001 and March 19, 2000, has been reclassified to total long-term obligations.

                       COMPARATIVE PER SHARE INFORMATION

   The following table summarizes unaudited per share information for Northrop Systems, Northrop Grumman, Litton and Newport News on an historical, pro forma combined and equivalent pro forma combined basis. The following information should be read in conjunction with the audited consolidated financial statements of Northrop Systems, Litton and Newport News, the unaudited interim consolidated financial statements of Northrop Grumman, Litton and Newport News, and the unaudited pro forma condensed combined financial information included elsewhere or incorporated by reference in this prospectus. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if our offer, the Newport News merger and the Litton acquisition had been completed as of the beginning of the respective periods presented, nor is it necessarily indicative of the future operating results or financial position of the combined companies. The historical book value per share is computed by dividing total stockholders' equity by the number of common shares outstanding at the end of the period. The pro forma per share earnings from continuing operations is computed by dividing the pro forma income from continuing operations available to holders of common stock by the pro forma weighted average number of shares outstanding. The pro forma combined book value per share is computed by dividing total pro forma stockholders' equity by the pro forma number of common shares outstanding at the end of the period. Newport News equivalent pro forma combined per share amounts are calculated by multiplying Northrop Grumman pro forma combined per share amounts by .75, the percentage of a share of Northrop Grumman common stock that would be exchanged for each share of Newport News common stock in our offer, based upon a Northrop Grumman common stock price of $90.00 per share. The historical per share information of Litton and Newport News was derived from their respective historical annual and quarterly financial statements and was adjusted as necessary to bring the information to within 90 days of the dates listed below.

                                                  Quarter           Year
                                                   Ended            Ended
                                               March 31, 2001 December 31, 2000
                                               -------------- -----------------
Northrop Grumman and Northrop Systems --
 Historical
 Historical per common share:
   Income per basic share.....................     $ 1.43          $ 8.86
   Income per diluted share...................       1.42            8.82
   Dividends declared-Common..................       0.40            1.60
   Dividends declared-Preferred...............        --              --
   Book value per share.......................      55.43           54.38
Litton -- Historical
 Historical per common share:
   Income per basic share.....................     $ 1.08          $ 4.95
   Income per diluted share...................       1.06            4.90
   Dividends declared-Common..................        --              --
   Dividends declared-Preferred...............       0.50            2.00
   Book value per share.......................      35.24           35.24
Newport News -- Historical
 Historical per common share:
   Income per basic share.....................     $ 0.80          $ 2.91
   Income per diluted share...................       0.75            2.77
   Dividends declared-Common..................       0.04            0.16
   Dividends declared-Preferred...............        --              --
   Book value per share.......................       8.75            8.69
Unaudited Pro Forma Combined
 Unaudited pro forma per share of Northrop
  Grumman common shares:
   Income per basic share.....................     $ 1.04          $ 6.48
   Income per diluted share...................       1.03            6.45
   Dividends declared-Common..................       0.40            1.60
   Dividends declared-Preferred...............       1.75            7.00
   Book value per share.......................      65.02             N/A
Unaudited Pro Forma Newport News Equivalents
 Unaudited pro forma per share of Newport
  News common shares:
   Income per basic share.....................     $ 0.78          $ 4.86
   Income per diluted share...................       0.77            4.84
   Dividends declared-Common..................       0.30            1.20
   Dividends declared-Preferred...............       1.31            5.25
   Book value per share.......................      48.77             N/A

                     Comparative Market Data (See page 55)

   Northrop Grumman's common stock trades on the New York Stock Exchange and on the Pacific Stock Exchange under the symbol "NOC" and Newport News' common stock trades on the New York Stock Exchange and on the Chicago Stock Exchange under the symbol "NNS." The following table presents trading information for Northrop Grumman and Newport News common stock on May 8, 2001 and May 22, 2001. May 8, 2001 was the last trading day before the announcement of our intention to make an offer for Newport News shares and May 22, 2001 was the last trading day before the date of this prospectus. Newport News equivalent per share amounts are calculated by multiplying Northrop Grumman per share amounts by
 .75, the percentage of a share of Northrop Grumman common stock that would be exchanged for each share of Newport News common stock in our offer, based upon a Northrop Grumman common stock price of $90.00 per share. You should read the information presented below in conjunction with "Comparative Per Share Market Price and Dividend Information" on page 55.

                 Northrop Grumman        Newport News          Newport News
                   Common Stock          Common Stock      Equivalent Per Share
               --------------------- --------------------- ---------------------
                High   Low   Closing  High   Low   Closing  High   Low   Closing
               ------ ------ ------- ------ ------ ------- ------ ------ -------
May 8, 2001..  $92.46 $90.74 $91.50  $65.20 $64.93 $65.00  $69.35 $68.06 $68.63
May 22,
 2001........   91.25  89.58  90.20   64.45  63.90  63.91   68.44  67.19  67.65

                                  RISK FACTORS

   In deciding whether to tender your shares pursuant to our offer, you should read carefully this prospectus and the documents to which we refer you. You should also carefully consider the following factors:

The Anticipated Benefits of the Acquisition May Not Be Realized and as a Result the Price of Northrop Grumman Shares May Decline

   If we complete the proposed acquisition, Northrop Grumman expects that Newport News initially will continue to operate as a separate business from that of Northrop Grumman. However, there will be inherent challenges in transferring ownership of Newport News to Northrop Grumman. These challenges may result in significant diversions of management time and attention. Our current efforts to integrate the Litton acquisition may also contribute to the diversion of management time and attention. In addition, the acquisition of Newport News could result in business or operational difficulties not currently anticipated by Northrop Grumman. As a result, Northrop Grumman may not realize the benefits it anticipates from the ownership of Newport News and so Northrop Grumman's business could be adversely affected.

Exchange Ratio of Our Offer Could Work to Your Disadvantage

   We are offering to exchange shares of Northrop Grumman common stock designed to have a value of $67.50, or $67.50 in cash, at your election, for each outstanding share of Newport News common stock you own, subject, in each case, to the election and proration procedures and limitations described in this prospectus and the related letter of election and transmittal. If you receive Northrop Grumman common stock (either because you have elected to receive Northrop Grumman shares or because of the allocation procedures), you will not be able to capture gains from possible increases in value of Newport News common stock. Also, while you may benefit from possible increases in value in Northrop Grumman common stock, you may incur losses from possible decreases in value in Northrop Grumman common stock. In particular, because of the manner in which the exchange ratio is calculated, stockholders who receive solely Northrop Grumman shares or a combination of Northrop Grumman shares and cash in our offer or the merger will receive less than $67.50 per share of value if the value of Northrop Grumman shares determined for purposes of the exchange ratio is less than $85.00.

You May Not Receive All Consideration in the Form You Have Elected

   At the time you tender your shares and make your election, you will not know exactly what combination of stock and/or cash you will receive because it will also depend upon the elections made by other tendering stockholders. You can tell us your preference to receive either Northrop Grumman common stock designed to have a value of $67.50 or $67.50 in cash for each of your Newport News common shares, and you will receive either cash, Northrop Grumman common stock, or a combination of cash and Northrop Grumman common stock, based upon your stated preference and the preferences of other tendering stockholders. To the extent the demand for either the cash or the stock component of our offer exceeds the aggregate amount of cash or stock in our offer, we will prorate the total cash or stock, as the case may be, proportionally among the stockholders who elect that component. Stockholders who do not make an election will be allocated whatever component is remaining (or a proportionate share of each component if neither is oversubscribed), after taking into account the preferences of the tendering stockholders who make elections. We describe our procedures for prorating cash and common stock under the caption "Our Offer-- Consideration to Be Paid--Consequences of Over- and Under-Election."

The Receipt of Northrop Grumman Shares in Connection with Our Offer May Be Taxable to You

   If our offer and the merger are not treated as an integrated transaction for federal income tax purposes, or if the merger is not completed, the exchange of your Newport News shares for Northrop Grumman shares will be taxable to you for U.S. federal income tax purposes. In the opinion of Fried, Frank, Harris, Shriver & Jacobson, our counsel, our offer and the merger will treated as an integrated transaction, but that treatment is not free from doubt under some circumstances. See "Our Offer--Material U.S. Federal Income Tax

Consequences of Our Offer and Merger--Treatment of Our Offer and the Merger for Tax Purposes as a Single Transaction" on page 43.

   The treatment of exchange of your Newport News shares for Northrop Grumman shares as a tax free transaction for federal income tax purposes will depend on several factors that have been assumed will be true but will not be definitively known prior to completion of our offer and the merger, including assumptions regarding the value of the Northrop Grumman shares at the time of the transaction. For more information, see "Our Offer--Material U.S. Federal Income Tax Consequences of Our Offer and the Merger--Tax Consequences if the Offer and Merger Are Treated as a Single Transaction" on page 43.

   You are urged to consult your tax advisor to determine the specific tax consequences to you of our offer and the merger, including any federal, state, local, foreign or other tax consequences, and any tax return filing or other reporting requirements.

Resales of Northrop Grumman Shares Following Our Offer May Cause the Market Price of that Stock to Fall, Decreasing the Value of the Northrop Grumman Shares Issued in Our Offer

   As of May 21, 2001, Northrup Grumman had 85,317,361 shares of common stock outstanding and also had options outstanding to purchase an additional 5,505,727 shares of common stock. We expect that we will issue 16,636,885 shares in connection with our offer and the subsequent merger. The sale of those new shares and the sale of additional shares of our common stock that may become eligible for sale in the public market from time to time upon exercise of options could have the effect of depressing the market price for our common stock. This could negatively affect those who receive our shares in connection with our offer or the subsequent merger.

The Trading Price of Northrop Grumman Common Stock May Be Affected by Factors Different from Those Affecting the Price of Newport News Common Stock

   Upon completion of our offer and the merger, holders of Newport News common stock will become holders of Northrop Grumman common stock. Northrop Grumman's business differs from that of Newport News, and Northrop Grumman's results of operations, as well as the trading price of Northrop Grumman common stock, may be affected by factors different from those affecting Newport News' results of operations and the price of Newport News common stock.

Failure to Complete the Merger Could Negatively Impact Newport News' Stock Price and Future Business and Operations

   If the merger is not completed for any reason, Newport News may be subject to a number of material risks, including the following:

  . the price of Newport News common stock may decline to the extent that the current market price of Newport News common stock reflects a market assumption that a merger will be completed; and

  . costs incurred by Newport News related to the merger, including legal and accounting fees as well as a portion of the financial advisor fees that would be payable upon completion of the merger, must be paid by Newport News even if the merger is not completed.

Our Indebtedness Following Our Offer Will Be Higher Than Our Existing
Indebtedness

   The indebtedness of Northrop Grumman as of March 31, 2001 was approximately $3.105 billion. Northrop Grumman's pro forma indebtedness as of March 31, 2001 giving effect to the Litton acquisition and our offer and the merger (as described in "Selected Historical and Unaudited Pro Forma Combined Financial Data") is approximately $7.004 billion. As a result of the increase in debt, demands on the cash resources of Northrop Grumman will increase after the merger, which could have important effects on an investment in our common stock. For example, the increased levels of indebtedness could:

  . reduce funds available for investment in research and development and capital expenditures; or

  . create competitive disadvantages compared to other companies with lower debt levels.

Successful Integration of the Northrop Grumman and Newport News Business Is Not Assured

   Integrating and coordinating the operations and personnel of Northrop Grumman and Newport News will involve complex technological, operational and personnel-related challenges. This process will be time-consuming and expensive, and may disrupt the business of the companies. In addition, integration of the Litton acquisition is expected to require significant management time and attention. The integration of the companies may not result in the benefits expected by Northrop Grumman. The difficulties, costs and delays that could be encountered may include:

  . anticipated issues in integrating the information, communications and other systems;

  . negative impacts on employee morale and performance as a result of job changes and reassignments;

  .  loss of customers;

  . unanticipated incompatibility of systems, procedures and operating methods;

  . unanticipated costs in termination or relocation of facilities and operations; and

  . the effect of complying with any government imposed organizational conflict-of-interest rules.

We May Be Unable to Retain Personnel Who Are Key to Northrop Grumman's and Newport News' Business

   The success of our operations is dependent, among other things, on our ability to attract and retain highly qualified professional personnel. Competition for key personnel in the various localities and business segments in which we operate is intense. Our ability to attract and retain key personnel, in particular senior officers and experienced and top rate engineers, is dependent on a number of factors, including prevailing market conditions and compensation packages offered by companies competing for the same talent, who may offer compensation packages that include considerable equity based incentives through stock option or similar programs. These same pressures and concerns also apply to Newport News' business.

Risks Related to the Business of Northrop Grumman and Newport News

   Results of operation of Northrop Grumman will be subject to numerous risks affecting the businesses of Northrop Grumman and Newport News, many of which are beyond the companies' control. Many of the risks affecting Northrop Grumman are identified under "Forward-Looking Statements" on page 69.

              INFORMATION ABOUT NORTHROP GRUMMAN AND NEWPORT NEWS

Northrop Grumman Corporation

   We are a leading global aerospace and defense company providing products and services in defense and commercial electronics, systems integration, information technology and non-nuclear-powered shipbuilding and systems. Northrop Grumman is a holding company formed in connection with the acquisition of Litton Industries Inc. by Northrop Grumman. Northrop Systems is a wholly owned subsidiary of Northrop Grumman. Litton is a 97% owned subsidiary of Northrop Grumman.

   Northrop Systems

   Northrop Systems is a leading defense electronics, systems integration and information technology company with strong capabilities in military aircraft systems and modifications and marine systems. As a prime contractor, principal subcontractor, partner, or preferred supplier, Northrop Systems participates in many high-priority defense and commercial programs in the United States and abroad.

   Northrop Systems is aligned into three business sectors as follows:

   Integrated Systems Sector (ISS). This sector includes the design, development and production of airborne early warning, electronic warfare and surveillance and battlefield management systems. ISS is the prime contractor for the Joint STARS advanced airborne targeting and battle management system, the U.S. Air Force's B-2 Spirit stealth bomber, unmanned vehicles including The Global Hawk, and the EA-6B Prowler electronic countermeasures aircraft, and is upgrading the E-2C Hawkeye early warning aircraft. ISS also has a principal role in producing the U.S. Navy's F/A18 Hornet strike fighter.

   Electronic Sensors and Systems Sector (ESSS). This sector includes the design, development, manufacture, and integration of a wide variety of defense electronics and systems, airspace management systems, precision weapons, marine systems, logistics systems, space systems, and automation and information systems. Significant programs include fire control radars for the F-16 and F-22 fighter aircraft and the Longbow Apache helicopter, the AWACS airborne early warning radar, the Joint STARS air-to-ground surveillance radar sensor, the Longbow Hellfire missile and the BAT "brilliant" anti-armor submunition. ESSS also provides tactical military radars and country-wide air defense systems, plus airborne electronic countermeasures systems intended to jam enemy aircraft and weapons systems.

   On April 20, 2001 we announced that we had signed a definitive agreement to acquire the electronics and information systems group of Aerojet-General Corporation for $315 million in cash. The transaction is subject to normal government reviews and is expected to close by the second or third quarter of this fiscal year. We expect to integrate the Aerojet-General circuit into the Aerospace Division of our Electronic Sensors and Systems sector.

   Logicon, Inc. This sector includes the design, development, operation and support of computer systems for scientific and management information. Logicon has extensive expertise in command, control, communications, computers, intelligence, surveillance and reconnaissance (C4ISR). It is a key management support element for major weapons systems, such as the U.S. Navy's AEGIS class destroyer and also provides mission planning for the U.S. Navy, Air Force and Special Operations Command. Logicon provides base operations support for NASA's Kennedy Space Center, Cape Canaveral Air Station and Patrick Air Force Base, among others. In addition, Logicon provides information technology services to commercial customers and to the other Northrop Systems sectors.

   Litton

   Litton designs, builds and overhauls non-nuclear-powered surface ships and is a provider of defense and commercial electronics technology, components and materials for government and commercial customers worldwide. In addition, Litton is a prime contractor to the U.S. Government for information technology services and provides specialized information technology services to commercial customers and governments in local and foreign jurisdictions. Northrop Grumman acquired 97% of Litton in a transaction that closed April 3, 2001.

   The principal executive offices of Northrop Grumman, Northrop Systems and Litton are located at 1840 Century Park East, Los Angeles, California 90067 and our telephone number is (310) 553-6262.

   Additional information concerning Northrop Grumman is included in the Northrop Grumman reports incorporated by reference in this prospectus. See "Where You Can Find More Information" beginning on page 6.

Newport News

   Newport News is the largest non-government-owned shipyard in the United States, as measured by each of revenues, size of facilities, and number of employees. Its primary business is the design, construction, repair, maintenance, overhaul, life-cycle support and refueling of nuclear-powered aircraft carriers and the design, life-cycle support and construction of submarines for the U.S. Navy. Newport News disclosed in its Annual Report on Form 10-K for the year ended December 31, 2000 that it believes it was, at that time:

  . the only shipyard capable of building the U.S. Navy's nuclear-powered aircraft carriers;

  . the only non-government-owned shipyard capable of refueling and overhauling the U.S. Navy's nuclear-powered aircraft carriers; and

  . one of only two shipyards capable of building the U.S. Navy's nuclear-powered submarines.

   U.S. Navy contracts for aircraft carrier and submarine construction and carrier refuelings and overhauls have generated the majority of Newport News' revenues. Overall, Newport News' U.S. Navy business accounted for approximately 98% of its revenues for 2000 and 1999, and 92% for 1998. Newport News has built 10 of the 12 active aircraft carriers in the U.S. fleet, including all nine nuclear-powered aircraft carriers. For the last 40 years, Newport News has been the sole designer and builder of the U.S. Navy's aircraft carriers.

   The principal office of Newport News is located at 4101 Washington Avenue, Newport News, Virginia, 23607, telephone number (757) 380-2000.

   Additional information concerning Newport News is included in the Newport News reports incorporated by reference in this prospectus. See "Where You Can Find More Information" beginning on page 6.

                             REASONS FOR OUR OFFER

   We believe that our proposed acquisition of Newport News represents a compelling opportunity to enhance value for both Newport News stockholders and Northrop Grumman stockholders for reasons that include the following:

  . a combination of Northrop Grumman (which recently completed its purchase of Litton) and Newport News would offer a variety of strategic benefits, including making Northrop Grumman a complete full-line shipbuilding competitor and providing an opportunity for significant cost savings to the U.S. Navy and the opportunity for Newport News to realize efficiencies available as part of a larger, more diversified company; and

  . if the proposed General Dynamics transaction is permitted to proceed, it would leave the United States vulnerable with only one nuclear capable builder of submarines and ships. Also, a 1999 Department of Defense analysis indicated that "over 75 percent of the total shipyard engineering talent and over 95 percent of the Navy R&D investment would exist in a combined General Dynamics-Newport News entity." This would leave the Navy vulnerable to a General Dynamics virtual monopoly in shipbuilding research and development. We believe that nothing has materially changed since that analysis and that the proposed acquisition of Newport News by General Dynamics would therefore not be in the best interests of the United States, the Navy or Northrop Grumman and its stockholders.

In addition, our offer has been made based solely on publicly available information regarding Newport News. If we are provided the opportunity to conduct a due diligence review of Newport News, we would be prepared to enter into negotiations immediately with respect to all aspects of our offer.

                            BACKGROUND OF OUR OFFER

Background

   On May 6, 1999, Litton proposed to acquire Newport News in a stock-for-stock merger valued at $35.61 per Newport News share of common stock based on the May 6, 1999 closing price of $64.75 for Litton Industries common stock. Newport News was unwilling to accept the Litton proposal and in July, 1999, Litton withdrew its proposal.

   On March 9, 2001 Kent Kresa, Chairman, President and Chief Executive Officer of Northrop Grumman, called William Fricks, Chairman and Chief Executive Officer of Newport News. Mr. Kresa advised Mr. Fricks that Northrop Grumman was in the process of completing the Litton acquisition, and was looking forward to working with Newport News in the shipbuilding industry. Mr. Kresa referred to the fact that, in the past, Litton had been interested in, and had in fact proposed, a possible acquisition of Newport News. Mr. Kresa noted that while this was not the time to discuss a possible transaction with Newport News, he looked forward to the possibility of having such discussions on this topic in the future. Mr. Fricks acknowledged Mr. Kresa's comments and stated that nothing in this regard was currently being considered.

   On April 24, 2001, General Dynamics and Newport News announced that they had entered into a merger agreement providing for an offer by General Dynamics to acquire all of the issued and outstanding shares of Newport News common stock for $67.50 in cash per share. The General Dynamics offer is subject to various conditions including Hart-Scott-Rodino approval.

   On May 4, 2001, General Dynamics commenced a cash tender offer pursuant to the merger agreement for all of the shares of Newport News common stock and mailed its offer to purchase and other tender offer materials to Newport News stockholders.

   On May 8, 2001 Mr. Kresa called Mr. Fricks and told him that Northrop Grumman was disappointed to read about the proposed General Dynamics transaction before having had a chance to discuss a possible Northrop Grumman-Newport News transaction, and that Northrop Grumman would now be sending Mr. Fricks a letter offering to acquire Newport News. Mr. Fricks indicated that he would review the letter when it arrived.

   On May 8, 2001, Northrop Grumman sent a letter to Newport News, setting forth an offer by Northrop Grumman to acquire all outstanding shares of Newport News common stock for common stock of Northrop Grumman and cash, valued at $67.50 per Newport News share, requesting that the board of directors enter into discussions with Northrop Grumman about its offer and stating that Northrop Grumman expected to commence an exchange offer. On May 9, 2001, Northrop Grumman issued a press release which attached a copy of the letter.

   The full text of the Northrop Grumman letter is as follows:

     May 8, 2001

     Mr. William P. Fricks
     Chairman and Chief Executive Officer
     Newport News Shipbuilding Inc.
     4101 Washington Avenue
     Newport News, VA 23607-2770

     Dear Bill,

     We were disappointed by your April 25th announcement that Newport News had agreed to be acquired by General Dynamics for cash without exploring alternatives with Northrop Grumman. Moreover, we believe your proposed transaction with General Dynamics raises serious antitrust issues. As the Department of Defense previously noted, over 75% of the total shipyard engineering talent and over 95% of the shipbuilding Navy R&D investment would exist in a combined General Dynamics-Newport News entity. Furthermore, this combination would leave the nation vulnerable to only one nuclear capable submarine and shipbuilder.

     While you stated that a nuclear "monopoly" already exists due to your recent history of Navy approved "teaming" with General Dynamics (your only nuclear capable competitor), we believe, and we believe many already agree, that there is enormous national security value for the United States in maintaining, not eliminating, competition. In short, we believe the General Dynamics-Newport News combination would eliminate competition, endanger national security and be costly both to the Navy and to the American taxpayer.

     A business combination between Northrop Grumman and Newport News, on the other hand, should receive regulatory approval, and will be of greater benefit to your stockholders and other constituencies than would your current agreement with General Dynamics. Our Board of Directors has authorized me to advise you that we will match General Dynamics' offer of $67.50 per share for all the outstanding shares of Common Stock of Newport News, comprised 75% of Northrop Grumman common stock with the remainder in cash. We expect to commence an exchange offer shortly, subject to customary conditions.

     We have great respect for Newport News' management team and expect that it would be well-represented in the senior management ranks of the combined shipbuilding business, including mutually agreed upon possible Board representation. A combination of Newport News and Northrop Grumman would offer a variety of benefits, including significant cost savings to the Navy and the opportunity for Newport News' employees and communities to become part of a larger, more diversified defense company.

     Northrop Grumman believes its proposal is superior to the General Dynamics offer for the following reasons:

            a) Certainty of Completion. Northrop Grumman can provide Newport
               News shareholders with greater certainty of completion than the current merger agreement with General Dynamics. As previously mentioned, the General Dynamics combination would create a monopoly for submarines and naval nuclear propulsion. The combination would result in a significant majority of U.S. Navy ship-related revenues and nearly all of the Navy-related shipbuilding R&D in a single company. In contrast, the businesses of Northrop Grumman and Newport News, while not overlapping, do provide opportunities for efficiencies, and the combination of our two companies would preserve the current competitive landscape of the military shipbuilding industry.

            b) Superior Overall Value. Our proposal provides Newport News shareholders with the opportunity to retain an equity interest in one of the industry's leading diversified defense electronics, systems integration, information technology and shipbuilding enterprises with significant market capitalization and potential for further appreciation. Our proposal provides Newport News shareholders with the opportunity to elect the consideration of their choice (i.e., cash, Northrop Grumman common stock or a combination of both) and exchange their shares for Northrop Grumman common stock on a tax-free basis, providing superior value to General Dynamics' taxable transaction.

     Our company's extensive experience in reviewing acquisition opportunities gives us the ability to conduct an efficient and expeditious due diligence process. We are prepared to move quickly in completing any potential transaction in an effort to meet any reasonable time schedule established by you and are prepared to negotiate a merger agreement consistent with the structure of our proposal on terms substantially similar to your agreement with General Dynamics. As such, your Board of Directors should be aware that, once we have completed due diligence, we will be prepared to enter into negotiations immediately with respect to all aspects of our proposal.

    Our offer is a fully financed, cash and stock offer for all Newport News shares. As a company with $15 billion in revenues, an investment grade credit rating, a market capitalization of $8 billion and 80,000 employees, Northrop Grumman clearly has the financial wherewithal to consummate a transaction with Newport News. Accordingly and consistent with the terms of your merger agreement with General Dynamics, we believe the Board of Directors of Newport News has a fiduciary obligation to provide its shareholders with the opportunity to consider and take advantage of our offer. We trust that you will not take any action that would prevent stockholders from having a full opportunity to consider our offer.

    We are convinced this transaction is truly a "win-win" opportunity for Newport News shareholders, employees, customers and is in the national interest. Our objective is a transaction that has the full support of you and the Newport News Board of Directors, as well as your employees, shareholders and many loyal customers and suppliers. We believe your Board of Directors will conclude, after considering all the factors and information available, that this offer is a Superior Proposal as defined in your agreement with General Dynamics. Accordingly, we will take the liberty of contacting you shortly to discuss the merits of this offer and arrange for a meeting.

     Sincerely,

     /s/ Kent Kresa
    -----------------------------
     Kent Kresa
     Chairman, President and CEO
     Northrop Grumman Corporation

   On May 9, 2001, Newport News issued a press release stating that it had received the Northrop Grumman letter and that the "Newport News Board of Directors will meet in due course to consider Northrop Grumman's proposed exchange offer once the definitive terms of the offer have been made available."

   On May 18, 2001, we filed notification with the U.S. Department of Justice and the Federal Trade Commission of our intention to acquire Newport News, in compliance with the Premerger Notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

   On May 23, 2001, we commenced our offer.

The General Dynamics-Newport News Merger Agreement

   The following description summarizes the material provisions of the General Dynamics-Newport News merger agreement. This summary does not purport to describe all of the terms of the General Dynamics-Newport News merger agreement and is qualified in its entirety by reference to the complete text of the merger agreement filed as Exhibit 2.1 to the Current Report on Form 8-K filed with the SEC by Newport News on April 24, 2001.

The General Dynamics Offer

   The General Dynamics-Newport News merger agreement provides that Grail Acquisition Corporation, a wholly owned subsidiary of General Dynamics, will commence an offer to purchase all of the outstanding shares of common stock of Newport News for a cash price of $67.50 per share.

The General Dynamics-Newport News Merger

   The General Dynamics-Newport News merger agreement provides that following the completion of the General Dynamics offer and subject to the conditions set forth in the General Dynamics-Newport News merger

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

agreement, Grail Acquisition Corporation will be merged with and into Newport News in accordance with the provisions of the Delaware General Corporation Law. Following the General Dynamics-Newport News merger, Newport News will continue as the surviving corporation and the separate corporate existence of Grail Acquisition Corporation will cease.

Covenants

   The General Dynamics-Newport News merger agreement contains covenants by Newport News and General Dynamics, including mutual covenants by the parties to use their best efforts to complete and make effective the transactions contemplated by the General Dynamics-Newport News merger agreement, to make all required filings under the HSR Act, to provide one another with notice of any material developments affecting the ability of the parties to complete the transactions contemplated by the General Dynamics-Newport News merger agreement, to consult with one another before issuing any press release or otherwise making any public announcements with respect to the transactions contemplated by the General Dynamics-Newport News merger agreement and to give all required notices to third parties and governmental entities and use its best efforts to obtain all third party and governmental consents and approvals required in connection with the transactions contemplated by the General Dynamics-Newport News merger agreement.

Other Potential Acquirers

   The General Dynamics-Newport News merger agreement contains restrictions on the ability of Newport News, its subsidiaries and their respective directors, officers, employees, agents and representatives to solicit, initiate or participate in any discussions or negotiations regarding, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any "Company Takeover Proposal." For purposes of the General Dynamics-Newport News merger agreement, a "Company Takeover Proposal" is any proposal or offer for a merger, consolidation, dissolution, liquidation, recapitalization or other business combination involving Newport News or any significant subsidiary, any proposal or offer for the issuance by Newport News of a material amount of its equity securities as consideration for the assets or securities of any person or any proposal or offer to acquire in any manner, directly or indirectly, a material equity interest in any voting securities of, or a substantial portion of the assets of, Newport News or any of its subsidiaries.

   The General Dynamics-Newport News merger agreement generally prohibits Newport News, its subsidiaries and their respective directors, officers, employees, representatives and agents from soliciting, initiating or encouraging, directly or indirectly, any Company Takeover Proposal or engaging in any negotiations or discussions with, furnishing any information to or entering into any agreement with any party relating to any Company Takeover Proposal (other than various permissible confidentiality agreements). The General Dynamics-Newport News merger agreement provides, however, that Newport News may participate in discussions and negotiations with, and furnish information or data to, a party submitting an offer or proposal not solicited by Newport News and that did not otherwise result from a breach of the General Dynamics-Newport News merger agreement and that the Board of Directors of Newport News believes in good faith could result in a "Company Superior Proposal." A "Company Superior Proposal" is any proposal to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction more than 50% of the combined voting power of all of the outstanding shares of common stock of Newport News then outstanding or all or substantially all of the assets of Newport News, which proposal the Board of Directors of Newport News has determined (1) is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of such proposal and the third party making the proposal, and (2) presents to Newport News and its stockholders more favorable financial and other terms, taken as a whole, than the terms of the General Dynamics-Newport News merger agreement.

   Pursuant to the terms of the General Dynamics-Newport News merger agreement, Newport News must, promptly upon its receipt of any Company Takeover Proposal, provide General Dynamics with the material terms and conditions of such Company Takeover Proposal, including the identity of the acquiring party. Newport News must also promptly inform General Dynamics of the status and content of any discussions or negotiations involving any Company Takeover Proposal.

   Newport News is prohibited under the terms of the General Dynamics-Newport News merger agreement from providing any non-public information regarding Newport News or any of its subsidiaries to any party making a Company Takeover Proposal unless such party enters into a written confidentiality agreement containing provisions similar to those contained in the confidentiality agreement dated as of March 26, 2001 between Newport News and General Dynamics (other than the "standstill" provisions).

Termination Events

   The General Dynamics-Newport News merger agreement may be terminated and the General Dynamics offer and the General Dynamics-Newport News merger may be abandoned at any time prior to the effective time (notwithstanding any approval of the merger agreement by the stockholders of Newport News) under various circumstances including the following:

   (i) by either General Dynamics or Newport News if completion of the General Dynamics offer has not occurred on or before November 30, 2001, unless this date is extended by Newport News to April 30, 2002 if the only conditions to the General Dynamics offer not satisfied are the minimum tender condition, the HSR condition and the conditions described in clause (ii)(A) of Section 15 of the General Dynamics offer to purchase;

   (ii) by General Dynamics prior to the completion of the General Dynamics offer if Newport News or its Board of Directors:

     (A) enters into any agreement, or resolves or agrees to do so, other than a confidentiality agreement as permitted under the General Dynamics-Newport News merger agreement, with respect to any Company Takeover Proposal other than the General Dynamics offer or the General Dynamics-Newport News merger;

     (B) amends, conditions, qualifies, withdraws, modifies or contradicts, or resolves or agrees to do any of the foregoing, in a manner adverse to General Dynamics or Grail Acquisition Corporation, its approval or recommendation of the General Dynamics offer, the General Dynamics merger and the General Dynamics-Newport News merger agreement;

     (C) solicits, approves or recommends, or resolves or agrees to do so, any Company Takeover Proposal other than the General Dynamics offer or the General Dynamics-Newport News merger; or

     (D) violates Section 6.7 of the General Dynamics-Newport News merger agreement (which relates to other potential acquirers), or resolves or agrees to do so;

   (iii) by Newport News prior to the completion of the General Dynamics offer if at any time prior to the completion of the General Dynamics offer (A) Newport News receives a Company Superior Proposal and (B) Newport News complies with Section 6.7 of the General Dynamics-Newport News merger agreement (which relates to other potential acquirers); provided that Newport News may not terminate the General Dynamics-Newport News merger agreement unless and until:
(1) three business days have elapsed following delivery to General Dynamics of a written notice of such determination by the Board of Directors of Newport News and during such three business day period Newport News has given General Dynamics reasonable opportunity to discuss with Newport News the Company Superior Proposal and any proposed amendments to the General Dynamics-Newport News merger agreement; (2) at the end of that three business day period, the Company Takeover Proposal continues to constitute a Company Superior Proposal (taking into account any modifications to the terms proposed by General Dynamics) and the Board of Directors of Newport News confirms its determination that it is a Company Superior Proposal; (3) following that termination Newport News enters into a definitive acquisition, merger or similar agreement to effect a Company Superior Proposal; and (4) Newport News prior to that termination pays to General Dynamics in immediately available funds the termination fee (as described below).

Termination Fee

   The General Dynamics-Newport News merger agreement provides that Newport News will be obligated to pay General Dynamics a termination fee equal to $50 million if the General Dynamics-Newport News merger agreement is terminated by:
(1) General Dynamics for the reasons described in clause (ii) above under "-- Termination Events," which payment shall be payable on the date the General Dynamics-Newport News merger agreement is terminated; (2) by Newport News for the reasons described in clause (iii) above under "--Termination Events," which payment shall be payable on the date the General Dynamics-Newport News merger agreement is terminated; (3) (A) in the event a Company Takeover Proposal shall have been publicly announced or any person has publicly announced an intention to make a Company Takeover Proposal, (B) the completion of the General Dynamics offer shall not have occurred prior to the November 30, 2001, (C) on November 30, 2001, the only condition to the General Dynamics offer that shall not have been satisfied shall be the minimum tender condition, (D) the General Dynamics-Newport News merger agreement is thereafter terminated by either General Dynamics or Newport News pursuant to clause (i) above under "--Termination Events" and (E) within 12 months after that termination, Newport News or any of its significant subsidiaries enters into an agreement with respect to, or completes, that Company Takeover Proposal; or (4) in the event (A) there is a publicly announced Company Takeover Proposal, (B) Newport News thereafter breaches one of its covenants in the General Dynamics-Newport News merger agreement, (C) General Dynamics thereafter terminates the General Dynamics-Newport News merger agreement and (D) within 12 months after that termination, Newport News or any of its significant subsidiaries enters into an agreement with respect to, or completes, that Company Takeover Proposal; provided that with respect to clauses (3) and (4) no fee shall be payable by Newport News until and unless the agreement is entered into or Newport News Takeover Proposal is actually completed within the 12 months following that termination and shall be payable on the earlier of (y) the date the agreement is entered into or (z) Newport News Takeover Proposal is completed.

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

                                   OUR OFFER

Consideration to Be Paid

   Under the terms of our offer, we will exchange a combination of cash and newly issued Northrop Grumman common stock for any and all Newport News shares outstanding at the time we complete our offer.

   Election Right. Each Newport News stockholder will have the opportunity to elect to receive, for those shares of Newport News common stock he or she owns, either

  .  $67.50 in cash, without interest, per Newport News share; or

  . a number of shares of Northrop Grumman common stock (the "exchange ratio") designed to provide a value of $67.50, per Newport News share,

subject, in each case, to the election and proration procedures and limitations described below.

   We will determine the exact exchange ratio by dividing $67.50 by the average of the closing sale prices for a share of Northrop Grumman common stock on the New York Stock Exchange as reported in The Wall Street Journal over the 10-day trading period ending on the third trading day before we complete our offer (the "Northrop Grumman Stock Value"). However, in no event will the exchange ratio be more than .7941176 ($67.50/$85.00) or less than .7105263
($67.50/$95.00). We will issue a press release before 9:00 A.M., New York City time, on the second trading day before our offer closes, announcing the exchange ratio and the average closing price of the Northrop Grumman shares over the 10-day trading period.

   We will issue 16,636,885 shares of our common stock (the "Northrop Grumman Available Shares") in our offer and the merger. The portion of these shares available in our offer will equal the number of Northrop Grumman Available Shares times the percentage of outstanding Newport News shares tendered in our offer. All Northrop Grumman Available Shares not exchanged in our offer will be issued in the merger. Other than with respect to the "top up" described below, we will not pay more in cash for the Newport News shares in our offer and the merger than $891,934,380 (subject to increase for fractional shares and to the extent the number of outstanding Newport News shares increases due to option exercises) (the "Base Cash Amount").

   If the Northrop Grumman Stock Value is less than $90.00 but equal to or greater than $85.00, we will increase the aggregate amount of cash available for our offer and the merger by the product of (a) the excess of $90.00 over the Northrop Grumman Stock Value and (b) the number of Northrop Grumman Available Shares (the "Top Up Amount").

   If the Northrop Grumman Stock Value is less than $85.00, we will increase the aggregate of amount of cash available for our offer and the merger by the Top Up Amount for an $85.00 Northrop Grumman Stock Value, but we will not increase it beyond that point.

   If the Northrop Grumman Stock Value is greater than $90.00 but less than or equal to $95.00, we will reduce the aggregate amount of cash available for our offer and the merger by the product of (a) the excess of the Northrop Grumman Stock Value over $90.00 and (b) the number of Northrop Grumman Available Shares.

   If the Northrop Grumman Stock Value is greater than $95.00, we will reduce the aggregate of amount of cash available for our offer and merger by reduction for a $95.00 Northrop Grumman Stock Value as described in the prior paragraph, but we will not reduce the cash beyond that point.

   Because of the manner in which the exchange ratio is calculated, stockholders who receive solely Northrop Grumman common stock or a combination of Northrop Grumman common stock and cash in our offer or merger will receive $67.50 per share of value (based on the Northrop Grumman Stock Value) if the Northrop Grumman Stock Value is between $85.00 and $95.00, will receive less than $67.50 per share of value if the Northrop Grumman Stock Value is less than $85.00 and will receive more than $67.50 of value if the Northrop Grumman Stock Value is more than $95.00.


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

   Consequences of Over- and Under-Election. If Newport News stockholders elect to receive cash in excess of the Base Cash Amount immediately before the closing of our offer plus any Top Up Amount, the amount of cash that Newport News stockholders will receive for each Newport News share for which they made a cash election will be reduced pro rata so the total amount of cash that we will pay to all Newport News stockholders in our offer does not exceed the Base Cash Amount plus any Top Up Amount. If this reduction occurs, in addition to the reduced amount of cash, we will issue, in respect of each Newport News share for which a cash election was made, Northrop Grumman shares in lieu of the cash the Newport News stockholder would have otherwise received. The number of shares we will issue for each Newport News share subject to a cash election in this situation will be calculated by multiplying the exchange ratio by the percentage reduction in the cash consideration paid to Newport News stockholders making cash elections.

   If Newport News stockholders elect to receive Northrop Grumman shares in excess of the product of the Northrop Grumman Available Shares times the percentage of outstanding Newport News shares tendered in our offer, the number of Northrop Grumman shares Newport News stockholders will receive for each Newport News share for which they made a share election will be reduced pro rata so that the total number of shares that we will issue to all Newport News stockholders will equal that product. If this reduction occurs, in addition to the reduced number of Northrop Grumman shares, we will pay, in respect of each Newport News share for which a share election was made, cash in lieu of the Northrop Grumman shares that the Newport News stockholder would have otherwise received. The amount of cash to be paid for each Newport News share subject to a share election in this situation will be calculated by multiplying $67.50 by the percentage reduction in Northrop Grumman shares issued to Newport News stockholders making share elections.

   In the case of an over-election for either cash or Northrop Grumman shares, those Newport News stockholders who fail to make a valid election with respect to their shares will receive the under-elected form of consideration for those shares. We, therefore, encourage Newport News stockholders to make a valid election with respect to all of their shares.

   If all Newport News stockholders together make valid cash elections for less than the Base Cash Amount plus any Top Up Amount and valid share elections for fewer than the Northrop Grumman Available Shares, all of the remaining cash and Northrop Grumman shares that will be paid and issued in our offer will be allocated pro rata among the holders of non-electing shares. This means that non-electing stockholders would receive both cash and Northrop Grumman shares for their Newport News shares.

   Certain Examples. Following are examples of how these rules would work. In each of these examples we assume that 35,396,356 Newport News shares are outstanding, that 92% of those shares are tendered in our offer, and that all stockholders make either a stock election or a cash election. For ease of illustration, the examples also include payment of fractional Northrop Grumman shares although as discussed above cash will be issued in lieu of fractional shares.

Case 1: Northrop Grumman Stock Value Is Between $85.00 and $90.00

 Example 1: More Cash Consideration Is Elected than Cash Available

   Assuming 70% of the tendered shares elect cash and the Northrop Grumman Stock Value is $87.00, then:

  . each Newport News stockholder tendering 100 shares and electing to receive cash for those shares would receive $4,131.76 in cash and
     30.09 Northrop Grumman shares for a total value of $6,750.00
     (i.e., $67.50 per tendered share); and

  . each Newport News stockholder tendering 100 shares and electing to receive Northrop Grumman stock for those shares would receive
     77.59 Northrop Grumman shares valued at $6,750.00 (i.e., $67.50 per tendered share).

 Example 2: More Stock Consideration Is Elected than Stock Available

   Assuming 70% of the tendered shares elect Northrop Grumman stock and the Northrop Grumman Stock Value is $87.00, then:

  . each Newport News stockholder tendering 100 shares and electing to receive cash for those shares would receive $6,750.00 in cash (i.e., $67.50 per tendered share); and

  . each Newport News stockholder tendering 100 shares and electing to receive Northrop Grumman stock for those shares would receive
     67.15 Northrop Grumman shares and $908.36 in cash for a total value of $6,750.00 (i.e., $67.50 per tendered share).

Case 2: Northrop Grumman Stock Value Is Between $90.00 and $95.00

 Example 1: More Cash Consideration Is Elected than Cash Available

   Assuming 70% of the tendered shares elect cash and the Northrop Grumman Stock Value is $92.00, then:

  . each Newport News stockholder tendering 100 shares and electing to receive cash for those shares would receive $3,766.84 in cash and
     32.43 Northrop Grumman shares for a total value of $6,750.00
     (i.e., $67.50 per tendered share); and

  . each Newport News stockholder tendering 100 shares and electing to receive Northrop Grumman stock for those shares would receive
     73.37 Northrop Grumman shares valued at $6,750.00 (i.e., $67.50 per tendered share).

 Example 2: More Stock Consideration Is Elected than Stock Available

   Assuming 70% of the tendered shares elect Northrop Grumman stock and the Northrop Grumman Stock Value is $92.00, then:

  . each Newport News stockholder tendering 100 shares and electing to receive cash for those shares would receive $6,750.00 in cash (i.e., $67.50 per tendered share); and

  . each Newport News stockholder tendering 100 shares and electing to receive Northrop Grumman stock for those shares would receive
     67.15 Northrop Grumman shares and $572.64 in cash for a total value of $6,750.00 (i.e., $67.50 per tendered share).

Case 3: Northrop Grumman Stock Value Is Greater than $95.00

 Example 1: More Cash Consideration Is Elected than Cash Available

   Assuming 70% of the tendered shares elect cash and the Northrop Grumman Stock Value is $97.00, then:

  . each Newport News stockholder tendering 100 shares and electing to receive cash for those shares would receive $3,547.89 in cash and
     33.71 Northrop Grumman shares for a total value of $6,817.41
     (i.e., $68.17 per tendered share); and

  . each Newport News stockholder tendering 100 shares and electing to receive Northrop Grumman stock for those shares would receive
     71.05 Northrop Grumman shares valued at $6,892.11 (i.e., $68.92 per tendered share).

 Example 2: More Stock Consideration Is Elected than Stock Available

   Assuming 70% of the tendered shares elect Northrop Grumman stock and the Northrop Grumman Stock Value is $97.00, then:

  . each Newport News stockholder tendering 100 shares and electing to receive cash for those shares would receive $6,750.00 in cash (i.e., $67.50 per tendered share); and

  . each Newport News stockholder tendering 100 shares and electing to receive Northrop Grumman stock for those shares would receive
     67.15 Northrop Grumman shares and $371.20 in cash for a total value of $6,884.29 (i.e., $68.84 per tendered share).

Case 4: Northrop Grumman Stock Value Is Less than $85.00

 Example 1: More Cash Consideration Is Elected than Cash Available

   Assuming 70% of the tendered shares elect cash and the Northrop Grumman Stock Value is $83.00, then:

  . each Newport News stockholder tendering 100 shares and electing to receive cash for those shares would receive $4,277.73 in cash and
     29.09 Northrop Grumman shares for a total value of $6,691.83
     (i.e., $66.92 per tendered share); and

  . each Newport News stockholder tendering 100 shares and electing to receive Northrop Grumman stock for those shares would receive
     79.41 Northrop Grumman shares with a total value of $6,591.18 (i.e., $65.91 per tendered share).

 Example 2: More Stock Consideration Is Elected than Stock Available

   Assuming 70% of the tendered shares elect Northrop Grumman stock and the Northrop Grumman Stock Value is $83.00, then:

  . each Newport News stockholder tendering 100 shares and electing to receive cash for those shares would receive $6,750.00 in cash (i.e., $67.50 per tendered share); and

  . each Newport News stockholder tendering 100 shares and electing to receive Northrop Grumman stock for those shares would receive
     67.15 Northrop Grumman shares and $1,042.65 in cash for a total value of $6,615.71 (i.e., $66.16 per tendered share).

   Other Aspects of Our Offer. We are making our offer in order to acquire control of, and ultimately the entire common equity interest in, Newport News. Our offer is the first step in our acquisition of Newport News and is intended to facilitate the acquisition of all Newport News shares. We intend, as soon as possible after completion of our offer, to seek to have Newport News merge with Northrop Grumman or a wholly owned subsidiary of Northrop Grumman. The purpose of the merger would be to acquire all Newport News shares not tendered or exchanged in our offer. In the merger, each outstanding share of Newport News common stock would be converted into the right to receive, pro rata, the number of shares of Northrop Grumman common stock and the amount of cash available for our offer and the merger, to the extent those forms of consideration are remaining after completion of our offer, subject to appraisal rights that may be available under Delaware law, except that Newport News common stock held by Newport News, us or any of our subsidiaries (other than in a fiduciary capacity or in respect of debt previously contracted) would be retired.

   If we obtain all of the shares of Newport News pursuant to our offer, former stockholders of Newport News would own approximately 16.3% of the shares of common stock of Northrop Grumman. On a pro forma basis as of March 31, 2001, giving effect to our offer and the proposed Northrop Grumman-Newport News merger, Newport News would contribute approximately 18.3% of the assets of the combined company.

   Our obligation to exchange shares of Northrop Grumman common stock and cash for Newport News shares pursuant to our offer is subject to several conditions referred to below under "--Conditions to Our Offer," including the minimum tender condition, the merger agreement condition, the rights plan condition, the antitrust condition and other conditions that are discussed below.

   If you tender your shares, you will not be obligated to pay any charges or expenses of the exchange agent or any brokerage commissions. Except as set forth in the instructions to the letter of election and transmittal, transfer taxes on the exchange of Newport News common stock pursuant to our offer will be paid by us or on our behalf.

   Our offer to acquire Newport News common stock is also an offer to acquire Newport News Series A participating cumulative preferred stock purchase rights associated with each share of Newport News common stock, or "Newport News rights," and, when we refer to the shares of Newport News common stock, we are also referring to the associated rights, unless we indicate otherwise. In addition, all references to the Newport News rights include the benefits to holders of those rights pursuant to the Newport News stockholder protection rights agreement, or the "Newport News rights agreement," including the right to receive any payment due upon redemption of Newport News rights.

   You must tender one Newport News right for each Newport News share tendered in order to effect a valid tender of Newport News shares, unless the Newport News rights have been redeemed. The Newport News rights are currently represented by the certificates for the Newport News shares and your tender of Newport News shares prior to the Newport News distribution date will also constitute a tender of the associated Newport News rights. We will not make a separate payment to you for the Newport News rights.

   Upon the Newport News distribution date, which is the earlier to occur of:

  . the time Newport News learns that a person or group (including any affiliate or associate of that person or group) has acquired, or obtained the right to acquire, beneficial ownership of more than 15% of the outstanding Newport News common stock; and

  . the date, if any, as may be designated by the Newport News board of directors following the commencement of, or first public disclosure of an intention to commence, a tender or exchange offer for outstanding Newport News common stock which could result in the person or group becoming the beneficial owner of more than 15% of the outstanding Newport News common stock, separate certificates representing the Newport News rights will be mailed to holders of record of Newport News shares as soon as practicable after the Newport News distribution date, and those separate Newport News rights certificates alone will evidence the Newport News rights.

   If the Newport News distribution date occurs and Newport News or the related rights agent distributes separate certificates representing the Newport News rights to you prior to the time that you tender your Newport News shares pursuant to our offer, certificates representing a number of Newport News rights equal to the number of Newport News shares tendered must be delivered to the exchange agent, or, if available, the exchange agent must receive a book-entry confirmation with respect to these rights, in order for those Newport News shares to be validly tendered. If the Newport News distribution date occurs and separate certificates representing the Newport News rights are not distributed prior to the time Newport News shares are tendered pursuant to our offer, Newport News rights may be tendered prior to the time that you receive the certificates for Newport News rights by use of the guaranteed delivery procedure described under "--Guaranteed Delivery" below.

   We have asked Newport News for its stockholder list and security position listings in order to communicate with you and to distribute our offer to you. As permitted under applicable law, Newport News notified us that, in lieu of providing that information to us, it has elected to deliver this prospectus, the related letter of election and transmittal and other relevant materials to you and to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on Newport News' stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, so that they can in turn send these materials to beneficial owners of Newport News shares.

Timing of Our Offer

   Our offer is scheduled to expire at 12:00 midnight, New York City time on June 20, 2001. For more information, you should read the discussion below under the caption "--Extension, Termination and Amendment."

   The term "expiration date" means 12:00 midnight, New York City time, on June 20, 2001, unless we extend the period of time for which our offer is open, in which case the term "expiration date" means the latest time and date on which our offer, as so extended, expires.

Extension, Termination and Amendment

   We expressly reserve the right, in our sole discretion, at any time or from time to time, to extend the period of time during which our offer remains open, and we can do so by giving oral or written notice of that extension to the exchange agent. We can give you no assurance that we will exercise our right to extend our offer, although currently we intend to do so until all conditions have been satisfied or, where permissible, waived. During any extension, all Newport News shares previously tendered and not withdrawn will remain subject to our offer, subject to your right to withdraw your Newport News shares. You should read the discussion under the caption "--Withdrawal Rights" on page 38 for more details.

   Subject to the SEC's applicable rules and regulations, we also reserve the right, in our sole discretion, at any time or from time to time:

  . to delay acceptance for exchange of or exchange of any Newport News shares pursuant to our offer, or to terminate our offer and not accept for exchange or exchange any Newport News shares not previously accepted for exchange or exchanged, upon the failure of any of the conditions of our offer to be satisfied prior to the expiration date, or upon the failure of the regulatory approvals condition to be satisfied at any time thereafter regardless of whether we previously accepted for exchange or exchanged any Newport News shares; and

  . to waive any condition (other than the antitrust condition and the conditions relating to the absence of an injunction and the effectiveness of the registration statement for the Northrop Grumman shares to be issued in our offer) or otherwise amend our offer in any respect, by giving oral or written notice of such delay, termination or amendment to the exchange agent and by making a public announcement.

   We will follow any extension, termination, amendment or delay, as promptly as practicable, with a public announcement. In the case of an extension, the related announcement will be issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled expiration date. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that any material change in the information published, sent or given to Newport News stockholders in connection with our offer be promptly sent to stockholders in a manner reasonably designed to inform stockholders of that change) and without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate any public announcement of this type other than by making a release to the Dow Jones News Service.

   We confirm to you that if we make a material change in the terms of our offer or the information concerning our offer, or if we waive a material condition of our offer, we will extend our offer to the extent required under the Exchange Act. If, prior to the expiration date, we change the percentage of Newport News shares being sought or the consideration offered to you, that change will apply to all holders whose Newport News shares are accepted for exchange pursuant to our offer. If at the time notice of that change is first published, sent or given to you, our offer is scheduled to expire at any time earlier than the tenth business day from and including the date that the related notice is first so published, sent or given, we will extend our offer until the expiration of that ten business day period. For purposes of our offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight, New York City time.

   We may elect to provide a subsequent offering period of not more than three to 20 business days after the acceptance of Newport News shares pursuant to our offer if the requirements under Exchange Act Rule 14d-11 have been met. You will not have the right to withdraw Newport News shares that you tender in the subsequent offering period, if any.

   If Newport News agrees upon a negotiated merger with us, we may amend or terminate our offer without purchasing any Newport News shares.

Exchange of Newport News Shares; Delivery of Northrop Grumman Common Stock and Cash

   Upon the terms and subject to the conditions of our offer (including, if our offer is extended or amended, the terms and conditions of any extension or amendment), we will accept, and will exchange, Newport News shares validly tendered and not properly withdrawn promptly after the expiration date and promptly after they are tendered during any subsequent offering period. In addition, subject to applicable rules of the SEC, we expressly reserve the right to delay acceptance for exchange or exchange of Newport News shares in order to comply with any applicable law. In all cases, exchange of Newport News shares tendered and accepted for exchange pursuant to our offer will be made only after timely receipt by the exchange agent of:

  . certificates for those Newport News shares (or a confirmation of a book-entry transfer of those Newport News shares in the exchange agent's account at The Depository Trust Company, which we refer to as "DTC");

  . a properly completed and duly executed letter of election and transmittal; and

  .  any other required documents.

   For purposes of our offer, we will be deemed to have accepted for exchange Newport News shares validly tendered and not withdrawn, if and when we notify the exchange agent of our acceptance for exchange of the tenders of those Newport News shares pursuant to our offer. The exchange agent will deliver cash and Northrop Grumman common stock in exchange for Newport News shares pursuant to our offer and cash instead of fractional shares of Northrop Grumman common stock as soon as practicable after receipt of that notice. The exchange agent will act as agent for tendering stockholders for the purpose of receiving Northrop Grumman common stock and (including cash to be paid instead of fractional shares of Northrop Grumman common stock) from us and transmitting the stock and cash to you. You will not receive any interest on any cash that we pay you regardless of any delay in making the exchange.

   If we do not accept any tendered Newport News shares for exchange pursuant to the terms and conditions of our offer for any reason, or if certificates are submitted for more Newport News shares than are tendered, we will return certificates for those tendered Newport News shares or untendered Newport News shares without expense to the tendering stockholder or, in the case of Newport News shares tendered by book-entry transfer of those Newport News shares into the exchange agent's account at DTC pursuant to the procedures set forth below under the discussion entitled "--Procedure for Tendering," those Newport News shares will be credited to an account maintained within DTC, as soon as practicable following expiration or termination of our offer.

   If we increase the consideration offered to Newport News stockholders in our offer prior to the expiration date, the increased consideration will be paid to all stockholders whose Newport News shares are tendered pursuant to our offer, whether or not these Newport News shares were tendered or accepted for exchange prior to the increase in consideration.

Cash Instead of Fractional Shares of Northrop Grumman Common Stock

   We will not issue certificates representing fractional shares of our common stock pursuant to our offer. Instead, each tendering stockholder who would otherwise be entitled to a fractional share of our common stock will receive cash in an amount equal to that fraction (expressed as a decimal, rounded to the nearest 0.01 of a share) multiplied by the closing price for shares of our common stock on the New York Stock Exchange Composite Tape on the date that we accept that stockholder's Newport News shares for exchange.

Withdrawal Rights

   Your tender of Newport News shares pursuant to our offer is irrevocable, except that Newport News shares tendered pursuant to our offer may be withdrawn at any time prior to the expiration date, and, unless we previously accepted them pursuant to our offer, may also be withdrawn at any time after July 21, 2001. If we elect to provide a subsequent offering period under Exchange Act Rule 14d-11, you will not have the right to withdraw Newport News shares that you tender in the subsequent offering period.

   For your withdrawal to be effective, the exchange agent must receive from you a written notice of withdrawal at one of its addresses set forth on the back cover of this prospectus, and your notice must include your name, address, social security number, the certificate number(s) and the number of Newport News shares to be withdrawn as well as the name of the registered holder, if it is different from that of the person who tendered those Newport News shares.

   A financial institution must guarantee all signatures on the notice of withdrawal. Most banks, savings and loan associations and brokerage houses are able to effect these signature guarantees for you. The financial institution must be a participant in the Securities Transfer Agents Medallion Program, an "eligible institution," unless those Newport News shares have been tendered for the account of any eligible institution.

   If Newport News shares have been tendered pursuant to the procedures for book-entry tender discussed under the caption entitled "--Procedure for Tendering," any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Newport News shares and must otherwise comply with DTC's procedures. If certificates have been delivered or otherwise identified to the exchange agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the Newport News shares withdrawn must also be furnished to the exchange agent, as stated above, prior to the physical release of those certificates.

   We will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal in our sole discretion, and our decision shall be final and binding. None of us, the exchange agent, the information agent, any dealer manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any notification. Any Newport News shares properly withdrawn will be deemed not to have been validly tendered for purposes of our offer. However, you may retender withdrawn Newport News shares by following one of the procedures discussed under the captions entitled "-- Procedure for Tendering" or "--Guaranteed Delivery" at any time prior to the expiration date.

   If you withdraw any of your Newport News shares, you automatically withdraw the associated Newport News rights. You may not withdraw Newport News rights unless you also withdraw the associated Newport News shares.

Procedure for Tendering

   For you to validly tender Newport News shares pursuant to our offer, (a) a properly completed and duly executed letter of election and transmittal, along with any required signature guarantees, or an agent's message in connection with a book-entry transfer, and any other required documents, must be received by the exchange agent at one of its addresses set forth on the back cover of this prospectus, and certificates for tendered Newport News shares must be received by the exchange agent at that address or those Newport News shares must be tendered pursuant to the procedures for book-entry tender set forth below (and a confirmation of receipt of that tender received (we refer to this confirmation below as a "book-entry confirmation")), in each case before the expiration date, or (b) you must comply with the guaranteed delivery procedures set forth below under "--Guaranteed Delivery."

   The term "agent's message" means a message, transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Newport News shares and, if applicable, Newport News rights, that are the subject of that book-entry confirmation, that the participant has received and agrees to be bound by the terms of the letter of election and transmittal and that we may enforce that agreement against the participant.

   You must tender one Newport News right for each Newport News share tendered to effect a valid tender of Newport News shares, unless the board of directors of Newport News has previously redeemed the Newport News rights. Unless the Newport News distribution date occurs, a tender of Newport News shares will constitute a tender of the associated Newport News rights. If the Newport News distribution date occurs and separate certificates representing the Newport News rights are distributed by Newport News or the rights agent to holders of Newport News shares prior to the time that you tender Newport News shares pursuant to our offer, certificates representing a number of Newport News rights equal to the number of Newport News shares tendered must be delivered to the exchange agent, or, if available, a book-entry confirmation must be received by the exchange agent with respect to the certificates, in order for those Newport News shares to be validly tendered.

   If the Newport News distribution date occurs and separate certificates representing the Newport News rights are not distributed prior to the time that you tender Newport News shares pursuant to our offer, Newport News rights may be tendered prior to a stockholder's receipt of the certificates for Newport News rights by use of the guaranteed delivery procedures described below under "--Guaranteed Delivery." If Newport News rights certificates are distributed but are not available to you before Newport News shares are tendered pursuant to our offer, a tender of Newport News shares constitutes an agreement by you to deliver to the exchange agent pursuant to the guaranteed delivery procedures described below, prior to the expiration of the period to be specified in the notice of guaranteed delivery and the related letter of election and transmittal for delivery of Newport News rights certificates or a book-entry confirmation for Newport News rights (we refer to this as the "Newport News rights delivery period"), Newport News rights certificates representing a number of Newport News rights equal to the number of Newport News shares tendered. We reserve the right to require receipt of those Newport News rights certificates (or a book-entry confirmation with respect to those Newport News rights) prior to accepting Newport News shares for exchange.

   Nevertheless, we will be entitled to accept for exchange Newport News shares that you tender prior to receipt of the Newport News rights certificates required to be tendered with the Newport News shares or a book-entry confirmation with respect to the Newport News rights and either (a) subject to complying with applicable rules and regulations of the SEC, withhold payment for those Newport News shares pending receipt of the Newport News rights certificates or a book-entry confirmation for those Newport News rights or (b) exchange Newport News shares accepted for exchange pending receipt of the Newport News rights certificates or a book-entry confirmation for the Newport News rights in reliance upon the guaranteed delivery procedures described below under "--Guaranteed Delivery." In addition, after expiration of the Newport News rights delivery period, we may instead elect to reject as invalid a tender of Newport News shares with respect to which Newport News rights certificates or a book-entry confirmation for an equal number of Newport News rights have not been received by the exchange agent. Any determination by us to make payment for Newport News shares in reliance upon the guaranteed delivery procedure or, after expiration of the Newport News rights delivery period, to reject a tender as invalid, shall be made, subject to applicable law, in our sole and absolute discretion.

   The exchange agent has established accounts with respect to the Newport News shares at DTC for purposes of our offer, and any financial institution that is a participant in DTC may make book-entry delivery of the Newport News shares by causing DTC to transfer the Newport News shares into the exchange agent's account in accordance with DTC's procedure for that transfer. However, although delivery of Newport News shares may be effected through book-entry at DTC, the letter of election and transmittal with any required signature guarantees, or an agent's message in connection with a book-entry transfer, and any other required documents, must, in any case, be received by the exchange agent at one or more of its addresses set forth on the back cover of this prospectus prior to the expiration date, or the guaranteed delivery procedures described below must be followed. We cannot assure you, however, that book-entry delivery of Newport News rights will be available. If book-entry delivery is not available, you must tender Newport News rights by means of delivery of Newport News rights certificates or pursuant to the guaranteed delivery procedure set forth below under "--Guaranteed Delivery."

   Signatures on all letters of transmittal must be guaranteed by an eligible institution, except in cases in which Newport News shares are tendered either by a registered holder of Newport News shares who has not completed the box entitled "Special Issuance Instructions" on the letter of election and transmittal or for the account of an eligible institution.

   If the certificates for Newport News shares or Newport News rights (if any) are registered in the name of a person other than the person who signs the letter of election and transmittal, or if certificates for unexchanged Newport News shares or Newport News rights (if any) are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed in the manner we have described above.

   The method of delivery of share certificates and all other required documents, including delivery through DTC, is at your option and risk, and the delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, we recommend registered mail with return receipt requested, properly insured. In all cases, you should allow sufficient time to ensure timely delivery.

   To prevent backup federal income tax withholding with respect to cash received pursuant to our offer, you must provide the exchange agent with your correct taxpayer identification number and certify whether you are subject to backup withholding of federal income tax by completing the substitute form W-9 included in the letter of election and transmittal. Some stockholders (including, among others, all corporations and some foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, the stockholder must submit a form W-8, signed under penalties of perjury, attesting to that individual's exempt status.

Guaranteed Delivery

   If you wish to tender Newport News shares pursuant to our offer and your certificates are not immediately available or you cannot deliver the certificates and all other required documents to the exchange agent prior to the expiration date or cannot complete the procedure for book-entry transfer on a timely basis, your Newport News shares may nevertheless be tendered, so long as all of the following conditions are satisfied:

  . you make your tender by or through an "eligible institution" (see "-- Withdrawal Rights" above);

  . a properly completed and duly executed notice of guaranteed delivery, substantially in the form made available by us, is received by the exchange agent as provided below on or prior to the expiration date; and

  . the certificates for all tendered Newport News shares (or a confirmation of a book-entry transfer of such securities into the exchange agent's account at DTC as described above), in proper form for transfer, together with a properly completed and duly executed letter of election and transmittal with any required signature guarantees (or, in the case of a book-entry transfer, an agent's message) and all other documents required by the letter of election and transmittal are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

   You may deliver the notice of guaranteed delivery by hand or transmit it by facsimile transmission or mail to the exchange agent and you must include a guarantee by an eligible institution in the form set forth in that notice.

   In all cases, we will exchange Newport News shares tendered and accepted for exchange pursuant to our offer only after timely receipt by the exchange agent of certificates for Newport News shares (or timely confirmation of a book-entry transfer of those securities into the exchange agent's account at DTC as described above), properly completed and duly executed letter(s) of transmittal, or an agent's message in connection with a book-entry transfer, and any other required documents.

   By executing a letter of election and transmittal as set forth above, you irrevocably appoint our designees as your attorneys-in-fact and proxies, each with full power of substitution, to the full extent of your rights with respect to your Newport News shares tendered and accepted for exchange by us and with respect to any and all other Newport News shares and other securities issued or issuable in respect of the Newport News shares on or after June 20, 2001. That appointment is effective, and voting rights will be affected, when and only to the extent that we deposit the shares of our common stock and the cash consideration for Newport News shares that you have tendered with the exchange agent. All proxies shall be considered coupled with an interest in the tendered Newport News shares and therefore shall not be revocable. Upon the effectiveness of the appointment, all prior proxies that you have given will be revoked, and you may not give any subsequent proxies (and, if given, they will not be deemed effective). Our designees will, with respect to the Newport News shares for which the appointment is effective, be empowered, among other things, to exercise all of your voting and other rights as they, in their sole discretion, deem proper at any annual, special or adjourned meeting of Newport News' stockholders or otherwise. We reserve the right to require that, in order for Newport News shares to be deemed validly tendered, immediately upon our exchange of those Newport News shares, we must be able to exercise full voting rights with respect to those Newport News shares.

   We will determine questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Newport News shares, in our sole discretion, and our determination shall be final and binding. We reserve the absolute right to reject any and all tenders of Newport News shares that we determine are not in proper form or the acceptance of or exchange for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of our offer (other than the regulatory approvals condition and the conditions relating to the absence of an injunction and the effectiveness of the registration statement for Northrop Grumman shares to be issued in our offer), or any defect or irregularity in the tender of any Newport News shares. No tender of Newport News shares will be deemed to have been validly made until all defects and irregularities in tenders of Newport News shares have been cured or waived. None of us, the exchange agent, the information agent, the dealer manager or any other person will be under any duty to give notification of any defects or irregularities in the tender of any Newport News shares or will incur any liability for failure to give any notification. Our interpretation of the terms and conditions of our offer (including the letter of election and transmittal and its instructions) will be final and binding.

   The tender of Newport News shares and Newport News rights (if any) pursuant to any of the procedures described above will constitute a binding agreement between us and you upon the terms and subject to the conditions of our offer.

Material U.S. Federal Income Tax Consequences of Our Offer and the Merger

   The discussion below reflects the opinion of Fried, Frank, Harris, Shriver & Jacobson, outside counsel to Northrop Grumman, as to the material U.S. federal income tax consequences of our offer and the merger to Newport News, and the holders of Newport News common stock who are citizens or residents of the United States or that are domestic corporations. The discussion below:

  . is based upon current provisions of the Internal Revenue Code, currently applicable Treasury regulations promulgated under the Internal Revenue Code, and judicial and administrative decisions, all of which are subject to change, possibly with retroactive effect;

  . does not purport to address all aspects of U.S. federal income taxation that may affect particular stockholders in light of their particular circumstances, that are generally assumed to be known by investors or that may affect stockholders to which special provisions of the U.S. federal income tax laws may apply based on their particular circumstances or status (see "--Qualifications" below);

  . assumes that the shares of Newport News common stock are held as capital assets;

  . assumes that our offer and the merger and related transactions will take place in accordance with all of the terms and conditions of our offer and as described in this prospectus without the waiver or modification of any of those terms or conditions; and

  . does not address possible tax consequences of our offer or the merger under foreign, state or local laws.

   Neither Northrop Grumman nor Newport News has requested a ruling from the Internal Revenue Service with regard to any of the U.S. federal income tax consequences of our offer or the merger. The opinions of counsel will not be binding on the Internal Revenue Service and there can be no assurance that the Internal Revenue Service will not challenge the conclusions reflected in Fried, Frank, Harris, Shriver & Jacobson's opinions and that a court would not sustain a challenge of that type.

Treatment of Our Offer and the Merger for Tax Purposes as Single Transaction

   The tax consequences of our offer and the merger will depend on whether exchanges of Newport News shares for Northrop Grumman shares and cash pursuant to our offer and the merger will be treated for purposes of the reorganization provisions of the Internal Revenue Code as exchanges pursuant to a single integrated "plan of reorganization." In the opinion of Fried, Frank, Harris, Shriver & Jacobson, our offer and the merger will, for such purposes, be treated as being pursuant to such a plan; although the issue is not free from doubt if 80% or more of Newport News' shares outstanding (as determined for tax purposes) are acquired in our offer. The opinion assumes that the Northrop Grumman-Newport News merger agreement will be a binding agreement and that not more than a majority of the outstanding shares will be required to approve the merger. If our offer and the merger are not treated as a single integrated transaction, the exchange of Newport News shares for Northrop Grumman shares and/or cash pursuant to our offer will be a fully taxable transaction to the Newport News stockholders who participate in our offer. See "--Tax Consequences if Our Offer and the Merger Are Not Treated as a Single Transaction" below.

Tax Consequences if Our Offer and the Merger Are Treated as a Single
Transaction

   Assuming our offer and the merger are treated as a single integrated transaction the material federal income tax consequences to Newport News and Newport News stockholders of our offer and the merger are as set forth below. The consequences set forth below are based on various assumptions regarding the qualification of our offer and the merger as a reorganization within the meaning of Section 368 of the Internal Revenue Code, including that:

  . the value of the Northrop Grumman stock issued to Newport News stockholders pursuant to our offer and the merger will represent a sufficient percentage of the value of all consideration furnished to the Newport News stockholders in our offer and the merger (under IRS ruling standards 50% is sufficient) to satisfy the continuity of stockholder interest requirement for a reorganization. For these purposes, if Northrop Grumman, Newport News or various persons related thereto, acquire Newport News stock in transactions, other than our offer or the merger, which are considered for tax purposes to be in connection with our offer or the merger, the consideration paid for such Newport News stock will count against continuity and any Northrop Grumman stock issued to such persons for such Newport News stock will not count in favor of continuity. In addition, consideration paid in our offer or the merger will not be taken into account if paid to Newport News or various Newport News trusts and Northrop Grumman stock issued in our offer or the merger will be taken into account as other than Northrop Grumman stock if such stock is subsequently reacquired in connection with our offer or the merger by Northrop Grumman or certain persons related to Northrop Grumman;

  . Northrop Grumman, or, if Newport News is merged into a subsidiary of Northrop Grumman, that subsidiary, will continue Newport News' historic business or will use a significant portion of Newport News' historic business assets in a business; and

  . if Newport News is merged into a subsidiary of Northrop Grumman, that subsidiary, will acquire substantially all of Newport News' assets pursuant to our offer and the merger.

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

   Consequences to Newport News Stockholders

   Only Shares of Northrop Grumman Common Stock Received. Except as discussed below with respect to cash received in lieu of a fractional share of Northrop Grumman common stock, a Newport News stockholder who receives solely shares of Northrop Grumman common stock in exchange for the holder's shares of Newport News common stock will not recognize gain or loss. The tax basis of the shares of Northrop Grumman common stock will be the same as the tax basis of the shares of Newport News common stock exchanged. The holding period of the shares of Northrop Grumman common stock received will include the holding period of the shares of Newport News common stock exchanged.

   Only Cash Received. A Newport News stockholder who receives solely cash in our offer and the merger in exchange for the stockholder's shares of Newport News common stock generally will recognize capital gain or loss measured by the difference between the amount of cash received and the tax basis of the exchanged shares of Newport News common stock. This capital gain or loss will be long-term capital gain or loss if the stockholder's holding period with respect to his or her Newport News common stock exceeds one year as of the effective time of the exchange pursuant to our offer or the merger, as the case may be. If, however, a stockholder who receives solely cash in our offer and the merger constructively owns shares of Newport News common stock for which consideration other than cash will be received, or actually or constructively owns shares of Northrop Grumman common stock after our offer and the merger, the consequences to the stockholder may be similar to those discussed below under "--Shares of Northrop Grumman Common Stock and Cash Received--Treatment of Gain Recognized," except that the amount of consideration treated as a dividend might not be limited to the amount of the stockholder's gain realized in the transaction. See also "--Shares of Northrop Grumman Common Stock and Cash Received--Effect of Overlapping or Constructive Ownership" for a general discussion of the effect of a stockholder's overlapping or constructive ownership on the dividend/capital gain issue.

  Shares of Northrop Grumman Common Stock and Cash Received

   General. Except as discussed below with respect to cash received in lieu of a fractional share of Northrop Grumman common stock, a Newport News stockholder who receives both shares of Northrop Grumman common stock and cash in exchange for shares of Newport News common stock will recognize gain equal to the lesser of:

  . the amount, if any, by which the sum of the amount of cash and fair market value, as of the effective time of the exchange pursuant to our offer or the merger as the case may be, of Northrop Grumman common stock received with respect to the stockholder's Newport News stock exceeds the stockholder's tax basis in the Newport News common stock exchanged; and

  .  the amount of cash received in the exchange.

   No loss will be recognized in the exchange. For this purpose gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and a loss realized on one block of shares cannot be used to offset a gain realized on another block of shares. Any recognized capital gain will be long-term capital gain if the stockholder's holding period with respect to its Newport News common stock exceeds one year as of the effective time of the exchange pursuant to our offer or the merger, as the case may be.

   Treatment of Gain Recognized. Any gain recognized will be treated as gain from the sale or exchange of stock, except in the circumstances described in this paragraph. These circumstances primarily include cases where there is overlapping or constructive ownership or where the stock election is oversubscribed. A Newport News stockholder will be required to treat any gain recognized as a dividend, to the extent of the stockholder's ratable share of earnings and profits, if, as a result of the deemed redemption described in step (2) below, the stockholder's interest in Northrop Grumman was not reduced sufficiently to cause the cash received to be not "essentially equivalent to a dividend" under Section 302 of the Internal Revenue Code. Whether a stockholder's interest was reduced sufficiently to cause the cash received to be not "essentially equivalent to a

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

dividend" requires a determination based on a stockholder's particular facts and circumstances. However, the Internal Revenue Service has indicated in published rulings that a distribution that results in any reduction in interest of a small, minority stockholder in a publicly held corporation will sufficiently reduce the stockholder's interest in the corporation if the stockholder exercises no control with respect to corporate affairs. In addition, if the deemed redemption described in step (2) below is "substantially disproportionate" with respect to the stockholder, the gain recognized will be taxed as capital gain. The deemed redemption generally will be substantially disproportionate if the percentage of Northrop Grumman common stock owned after the deemed redemption described in step (2) below is less than 80 percent of the percentage of Northrop Grumman common stock owned after step (1) below.

   For purposes of determining whether a stockholder's interest has been reduced, a Newport News stockholder will be treated as if the stockholder had engaged in a hypothetical transaction in which the stockholder and all other Newport News stockholders (though it is unclear whether Newport News stockholders who receive solely cash in our offer and the merger are counted for this purpose) (1) received solely shares of Northrop Grumman common stock in exchange for all of their shares of Newport News common stock, and
(2) thereafter had a portion of those shares of Northrop Grumman common stock redeemed for the cash portion of the consideration in the merger. A Newport News stockholder's hypothetical interest in Northrop Grumman after step (1) is compared to the stockholder's interest in Northrop Grumman subsequent to the deemed redemption in step (2). In each case, subject to limited exceptions, shares of Northrop Grumman common stock actually or constructively owned, under the constructive ownership rules described in "--Effect of Overlapping or Constructive Ownership" below, by a stockholder will be considered owned for purposes of applying these tests.

   Effect of Overlapping or Constructive Ownership. Under the applicable constructive ownership rules of Section 318 of the Internal Revenue Code, a stockholder will, in general, be treated as owning shares owned by some family members and other related entities, or that are subject to options owned or deemed owned by that person. The actual or constructive ownership of shares of Northrop Grumman or Newport News common stock may have the effect of causing a Newport News stockholder who would otherwise qualify for capital gain treatment to fail to so qualify and subject the stockholder to dividend treatment on the cash portion of our offer or the merger consideration to the extent of the stockholder's ratable share of earnings and profits, even if the stockholder receives solely cash in our offer and the merger. Therefore, Newport News stockholders who:

  .  constructively own shares of Newport News common stock; or

  .  actually or constructively own shares of Northrop Grumman common stock;

should consult their tax advisors as to the tax consequences of receiving cash, whether or not the stockholder intends to make a stock election.

   Tax Basis and Holding Period of Shares of Northrop Grumman Common Stock Received in Our Offer and the Merger. The tax basis of the shares of Northrop Grumman common stock received in our offer and the merger will be the same as the tax basis of the exchanged shares of Newport News common stock, increased by the amount of gain recognized on the exchange with respect to those shares of Newport News common stock, decreased by the tax basis of any portion of those shares of Newport News common stock that are converted into cash in lieu of receipt of a fractional share of Northrop Grumman common stock, and further decreased by the amount of cash received with respect to those shares of Newport News common stock, other than cash received in lieu of a fractional share interest. The holding period of the shares of Northrop Grumman common stock received will include the holding period of the exchanged shares of Newport News common stock.

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

   Fractional Shares

   A Newport News stockholder who receives cash in lieu of a fractional share of Northrop Grumman common stock should be treated as having received the fractional share of Northrop Grumman common stock and then having exchanged the fractional share for cash in a redemption by Northrop Grumman. Gain or loss recognized as a result of that exchange would generally be equal to the cash amount received for the fractional share of Northrop Grumman common stock less the proportion of the stockholder's tax basis in shares of Newport News common stock exchanged and allocable to the fractional share of Northrop Grumman common stock. It is possible, however, that the cash received in lieu of a fractional share of Northrop Grumman common stock would instead be treated in the same manner as other cash received in our offer and the merger. See "-- Shares of Northrop Grumman Common Stock and Cash Received."

   Consequences to Northrop Grumman and Newport News

   Neither Northrop Grumman nor Newport News will recognize gain or loss as a result of our offer and the merger.

Tax Consequences if Our Offer and the Merger Are Not Treated as a Single Transaction

  Our Offer

   If our offer and the merger are not treated as a single integrated transaction for federal income tax purposes, a sale or exchange of Newport News common stock pursuant to our offer will generally constitute a fully taxable transaction to an exchanging Newport News stockholder, including a Newport News stockholder who receives only Northrop Grumman stock pursuant to our offer. Accordingly, a Newport News stockholder who participates in our offer will generally recognize capital gain or loss equal to the difference between the amount of cash plus the fair market value of any Northrop Grumman stock received and the tax basis of the shares of Newport News common stock exchanged therefor. This capital gain or loss will be long-term capital gain or loss if the stockholder's holding period with respect to his or her Newport News common stock exchanged exceeds one year as of closing of our offer.

  The Merger

   If our offer and the merger are not treated as a single integrated transaction for purposes of the reorganization provisions of the Internal Revenue Code, the consequences of the merger to Newport News and Newport News stockholders who exchange Newport News common stock for Northrop Grumman stock and cash, will generally parallel those described above under "--Tax Consequences if Our Offer and the Merger Are Treated as a Single Transaction-- Shares of Northrop Grumman Stock and Cash Received," except that only consideration received in the merger (and not our offer and the merger) would be taken into account (although Northrop Grumman stock received in our offer and held at the time of the merger would be taken into account for purposes of determining the character of any gain recognized in the merger). This description of the consequences of the merger is based on the assumptions outlined above in this section "--Tax Consequences if Our Offer and the Merger Are Treated as a Single Transaction" plus the further assumption that the assumption regarding continuity of stockholder interest is met without regard to consideration (stock or cash) provided to Newport News stockholders pursuant to our offer.

Backup Withholding

   For a discussion of potential backup withholding with respect to consideration received by Newport News stockholders, see "Our Offer--Procedure for Tendering" on page 39.

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

Qualifications

   As noted above, the foregoing discussion does not address aspects of U.S. federal income taxation that may be relevant to Newport News stockholders to which special provisions of the U.S. federal income tax law may apply based on their particular circumstances or status. For example, the discussion does not address aspects of U.S. federal income taxation that may be relevant to:

  .  dealers in securities or currencies;

  .  traders in securities;

  .  financial institutions;

  .  tax-exempt organizations;

  .  insurance companies;

  . persons holding shares of Newport News common stock as part of a hedging, "straddle," conversion or other integrated transaction;

  .  non-United States persons;

  .  persons whose functional currency is not the United States dollar;

  . persons who acquired their shares of common stock through the exercise of employee stock options or otherwise as compensation; or

  .  stockholders who exercise dissenters' rights.

   The preceding discussion sets forth the material U.S. federal income tax consequences of our offer and the merger but does not purport to be a complete analysis or discussion of all potential tax effects relevant thereto. Thus, Newport News stockholders are urged to consult their own tax advisors as to the specific tax consequences to them of our offer and the merger, including tax return reporting requirements, whether gain, if any, will be treated as capital gain or a dividend, the applicability and effect of U.S. federal, state, local and other applicable tax laws and the effect of any proposed changes in the tax laws.

Effect of Our Offer on Market for Newport News Shares; Registration Under the Exchange Act

  Reduced Liquidity; Possible Delisting

   The tender of Newport News shares pursuant to our offer will reduce the number of holders of Newport News shares and the number of Newport News shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Newport News shares held by the public. Newport News shares are listed and principally traded on the New York Stock Exchange. Depending on the number of Newport News shares acquired pursuant to our offer, following the completion of our offer, Newport News shares may no longer meet the requirements of the New York Stock Exchange for continued listing. For example, published guidelines of the New York Stock Exchange indicate that the New York Stock Exchange would consider delisting the outstanding Newport News shares if, among other things:

  . the number of publicly held Newport News shares (exclusive of holdings of officers, directors and members of their immediate families and other concentrated holdings of 10 percent or more) should fall below 600,000;

  . the number of record holders of 100 or more Newport News shares should fall below 1,200; or

  . the aggregate market value of publicly held shares should fall below $5 million.

   According to Newport News, there were as of April 18, 2001 35,396,356 Newport News common shares outstanding, held by approximately 32,000 holders of record.


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

   If the New York Stock Exchange were to delist the Newport News shares, including after the exchange of shares in our offer but prior to the merger, the market for them could be adversely affected. It is possible that Newport News shares would be traded on other securities exchanges or in the over-the-counter market, and that price quotations would be reported by those exchanges, or through the Nasdaq Stock Market or by other sources. The extent of the public market for the Newport News shares and the availability of such quotations would, however, depend upon the number of holders and/or the aggregate market value of the Newport News shares remaining at that time, the interest in maintaining a market in the Newport News shares on the part of securities firms, the possible termination of registration of Newport News shares under the Exchange Act, as described below, and other factors.

  Status as "Margin Securities"

   The Newport News shares are presently "margin securities" under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of Newport News shares. Depending on the factors similar to those described above with respect to listing and market quotations, following completion of our offer, the Newport News shares may no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations, in which event the Newport News shares would be ineligible as collateral for margin loans made by brokers.

   Registration Under the Exchange Act

   Newport News shares are currently registered under the Exchange Act. Newport News can terminate that registration upon application to the SEC if the outstanding shares are not listed on a national securities exchange and if there are fewer than 300 holders of record of Newport News shares. Termination of registration of the Newport News shares under the Exchange Act would reduce the information that Newport News must furnish to its stockholders and to the SEC and would make some provisions of the Exchange Act, including the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with stockholders meetings pursuant to Section 14(a) and the related requirement of furnishing an annual report to stockholders, no longer applicable with respect to Newport News shares. Furthermore, the ability of "affiliates" of Newport News and persons holding "restricted securities" of Newport News to dispose of securities pursuant to Rule 144 under the Securities Act may be impaired or eliminated. If registration of the shares under the Exchange Act were terminated, they would no longer be eligible for New York Stock Exchange listing or for continued inclusion on the Federal Reserve Board's list of "margin securities."

Purpose of Our Offer; the Merger; Appraisal Rights

   We believe that our proposed acquisition of Newport News represents a compelling opportunity to enhance value for both Newport News and Northrop Grumman stockholders. See "Reasons for Our Offer." We are making our offer in order to acquire control of, and ultimately the entire common equity interest in, Newport News. Our offer is the first step in our acquisition of Newport News, and is intended to facilitate the acquisition of all Newport News shares. You will not have appraisal rights as a result of the completion of our offer.

   We intend, as soon as practicable after the completion of our offer, to seek to merge Newport News with Northrop Grumman or a wholly owned subsidiary. The purpose of the merger is to acquire all Newport News shares not tendered and exchanged pursuant to our offer. In the merger, each then outstanding Newport News share (except for Newport News shares held in Newport News' treasury and Newport News shares that we own for our own account) would be converted into the right to receive, pro rata, the number of shares of Northrop Grumman common stock and the amount of cash available in our offer and the merger, to the extent those forms of consideration are remaining after completion of our offer. Assuming the minimum tender condition is satisfied and we complete our offer, we would have sufficient voting power to effect the merger under Section 251 of the Delaware General Corporation Law without the vote of any other stockholder of Newport News.

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

   The merger may be completed pursuant to Section 253 of the Delaware General Corporation Law. Under Section 253, a parent corporation owning at least 90% of the outstanding shares of each class of a subsidiary corporation may merge the subsidiary corporation into itself without the approval of the stockholders of the parent corporation or of the board of directors or stockholders of the subsidiary corporation.

   Although stockholders do not have appraisal rights as a result of our offer, Newport News stockholders at the time of the merger who do not vote in favor of the merger will have the right under the Delaware General Corporation Law to dissent and demand appraisal of their Newport News shares in accordance with
Section 262 of the Delaware General Corporation Law. Under Section 262, dissenting stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Newport News shares (exclusive of any element of value arising from the accomplishment or expectation of the merger) and to receive payment of the fair value in cash, together with a fair rate of interest, if any.

   In Cede & Co. and Cinerama, Inc. v. Technicolor, Inc., the Supreme Court of the State of Delaware construed Section 262 of the Delaware General Corporation Law and held that the "accomplishment or expectation" exclusion from the calculation of fair value set forth in the preceding sentence is narrow and is designed to eliminate use of pro forma data and projections of a speculative variety relating to the completion of a merger. The court held that it is appropriate to include in the calculation of fair value any known elements of value, including those elements of value which exist on the date of the merger because of a majority acquiror's interim action in a two-step cash-out transaction. We cannot assure you as to the methodology a court would use to determine fair value or how a court would select which of the elements of value are to be included in a determination. Any judicial determination of the fair value of Newport News shares could be based upon factors other than, or in addition to, the price per Newport News share to be paid in the merger or the market value of the Newport News shares. The value determined could be more or less than the value of the consideration per Newport News share to be paid in the merger.

   Rule 13e-3 of the General Rules and Regulations under the Exchange Act, which we do not believe would apply to the merger if the merger occurred within one year of the completion of our offer, would require, among other things, that some financial information concerning Newport News, and some information relating to the fairness of the proposed transaction and the consideration offered to stockholders of Newport News, be filed with the SEC and disclosed to you prior to the completion of the merger.

Plans for Newport News After the Merger

   Our intention is to keep the headquarters of Newport News in Newport News, Virginia and to retain Newport News' management team. We also intend to continue to operate Newport News' main shipyard located in Newport News, Virginia. This plan is intended to ensure that the shipyards of Newport News remain active in the future. We do not anticipate any reduction in the production trades or engineering work force at the facility. The directors (as determined by us and Newport News) of the wholly owned subsidiary of Northrop Grumman (if formed) will be the initial directors of the surviving corporation, and the officers of Newport News will be the initial officers of the surviving corporation. Upon the completion of our offer and the merger, we intend to conduct a detailed review of Newport News and its assets, corporate structure, capitalization, operations, policies, management and personnel. After that review, we will determine what actions or changes, if any, would be desirable in light of the circumstances that then exist.

Conditions to Our Offer

   Our offer is subject to a number of conditions, which are described below:

   Minimum Tender Condition

   There must be validly tendered and not withdrawn, prior to the expiration of our offer, a number of Newport News shares which, together with any shares of Newport News common stock that we beneficially own for our own account, will constitute at least a majority of the total number of outstanding Newport News shares on a fully diluted basis (as though all options or other securities convertible into or exercisable or exchangeable for Newport News shares had been so converted, exercised or exchanged) as of the date that we accept the Newport News shares for exchange pursuant to our offer.

   Termination of General Dynamics-Newport News Merger Agreement Condition

   This condition will be satisfied if the stockholders of Newport News do not approve and adopt the General Dynamics-Newport News merger agreement in satisfaction of Section 251 of the Delaware General Corporation Law and the General Dynamics-Newport News merger agreement is terminated.

   Antitrust Condition

   Our offer is also subject to the condition that all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, will have terminated or expired. We will call this the "antitrust condition." Under the provisions of the Hart-Scott-Rodino Act applicable to our offer, the acquisition of Newport News common stock pursuant to our offer may be completed following the expiration of a 30-calendar day waiting period following the filing by us of a Notification and Report Form with respect to our offer, unless we receive a request for additional information or documentary material from the Antitrust Division of the Department of Justice or the Federal Trade Commission. If, within the initial 30-day waiting period, either the Antitrust Division or the Federal Trade Commission requests additional information or material from us concerning our offer, the waiting period will be extended and will expire at 11:59 P.M., New York City time, on the thirtieth calendar day after the date of substantial compliance by Northrop Grumman with that request. If the thirtieth day falls on a weekend or holiday, the waiting period will expire on the next business day. Only one extension of the waiting period pursuant to a request for additional information is authorized by the Hart-Scott-Rodino Act. After that time, the waiting period may be extended only by court order or with our consent. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the Federal Trade Commission raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay completion of the transaction while those negotiations continue.

   Rights Plan Condition

   We must be satisfied, in our reasonable judgment, that the Newport News stockholder protection rights agreement does not apply to our offer and the merger. This condition would be satisfied if the board of directors of Newport News redeems the Newport News rights or amends the Newport News rights agreement so that the Newport News rights would not be triggered by our offer and the merger, or if a court of competent jurisdiction invalidates the Newport News rights agreement.

   Delaware General Corporation Law Section 203 Condition

   We must be satisfied, in our reasonable judgment, that the provisions of
Section 203 of the Delaware General Corporation Law do not apply to our offer and the proposed merger. This condition would be satisfied if either: (a) the board of directors of Newport News approves our offer for purposes of Section 203 of the Delaware General Corporation Law or (b) we acquire 85% or more of the voting stock of Newport News pursuant to our offer.

   Section 203 of the Delaware General Corporation Law, in general, prohibits a Delaware corporation such as Newport News from engaging in a "business combination" (as defined in Section 203) with an "interested stockholder" (generally defined in Section 203 to include any beneficial owner of 15% or more of a corporation's voting stock) for a period of three years following the date that the person became an interested stockholder unless:

  . prior to the date that the person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

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

  . upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  . on or subsequent to the date the person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders, and not by written consent, by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

   Section 203(b)(6) of the Delaware General Corporation Law provides, among other things, that the foregoing prohibition on business combinations involving interested stockholders will not apply to a business combination with an interested stockholder where the business combination is proposed prior to the completion or abandonment of and subsequent to the public announcement of a proposed transaction which:

  .  constitutes a merger or consolidation of the corporation;

  . is with or by a person who either was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the corporation's board of directors or during the period described in Section 203(b)(7) of the Delaware General Corporation Law; and

  . is approved or not opposed by a majority of the board of directors then in office who were directors prior to any person becoming an interested stockholder during the previous three years.

The full text of Section 203 of the Delaware General Corporation Law has been annexed as Schedule B to this prospectus and is incorporated in this prospectus by reference.

   Northrop Grumman-Newport News Merger Agreement Condition

   This condition would be satisfied if Newport News enters into a definitive merger agreement with us to provide for our acquisition of Newport News.

   Certain Other Conditions to Our Offer

   Notwithstanding any other provision of our offer, we shall not be required to accept for exchange or exchange any Newport News shares, may postpone the acceptance for exchange of or exchange for tendered Newport News shares, and may, in our sole discretion, terminate or amend our offer as to any Newport News shares not then exchanged if:

  . at the expiration date, any of the minimum tender condition, the rights plan condition, the Delaware General Corporation Law 203 condition, the Northrop Grumman-Newport News merger agreement condition, the regulatory approval condition or any of the other conditions to our offer set forth in clauses (a)-(f) below has not been satisfied or, in the case of any condition other than the regulatory approvals condition or the other conditions to our offer set forth in clauses (b) or (c) below, waived; or

  . on or after the date of this prospectus and at or prior to the time of exchange of any Newport News shares (whether or not any Newport News shares have theretofore been accepted for exchange or exchanged pursuant to our offer), and subject to the applicable rules and regulations of the SEC (including Rule 14e-1(c) under the Exchange Act relating to our obligation to exchange or return tendered Newport News shares promptly after the termination or withdrawal of our offer) the regulatory approvals condition is not satisfied.

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

   The other conditions to our offer are as follows:

  (a) the shares of our common stock to be issued to Newport News stockholders in our offer and the merger have been authorized for listing on the New York Stock Exchange, subject to official notice of issuance;

  (b) the registration statement shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the registration statement shall have been issued nor shall there have been proceedings for that purpose initiated or threatened by the SEC and we shall have received all necessary state securities law or "blue sky" authorizations;

  (c) no temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the completion of our offer or any of the other transactions contemplated by this prospectus shall be in effect; no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any court, administrative agency or commission or other governmental authority or instrumentality which prohibits, restricts or makes illegal the completion of our offer;

  (d) there shall not be pending or threatened any suit, action or proceeding by any governmental entity (1) challenging our offer, seeking to restrain or prohibit the completion of our offer or seeking to obtain from Newport News or us any damages that are material in relation to Newport News and its subsidiaries taken as a whole or Northrop Grumman and its subsidiaries taken as a whole, (2) seeking to prohibit or limit the ownership or operation by Newport News or us or any of our subsidiaries of any material portion of the business or assets of Newport News or us or any of our subsidiaries or to compel Newport News or us or any of our subsidiaries to dispose of or hold separate any material portion of the business or assets of Newport News or us or any of our subsidiaries as a result of our offer, (3) seeking to prohibit us from effectively controlling in any material respect the business or operations of Newport News or (4) which otherwise is reasonably likely to have a material adverse effect on us or Newport News;

  (e) Newport News shall not have entered into or effectuated any other agreement or transaction with any person or entity having the effect of impairing Northrop Grumman's ability to acquire Newport News or otherwise diminishing the expected economic value to Northrop Grumman of the acquisition of Newport News; and

  (f) the representations and warranties of Newport News in the Newport News-General Dynamics merger agreement shall be true and correct as of the expiration date as though made on and as of the expiration date (except that representations and warranties that by their terms speak as of a specific date shall be true and correct as of that date).

   The conditions listed above are solely for our benefit and we may assert them regardless of the circumstances giving rise to any of the conditions (including any action or inaction by us). We may waive any of these conditions in whole or in part (other than the antitrust condition and the conditions set forth in clauses (b) and (c) above). The determination as to whether any condition has been satisfied shall be in our reasonable judgment and will be final and binding on all parties. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right and each right shall be deemed a continuing right which may be asserted at any time and from time to time prior to the expiration of our offer (other than those involving receipt of necessary government approvals).

Regulatory Approvals

   Other than clearance under the antitrust laws applicable to our offer and the merger which are described above under "--Conditions to Our Offer-- Antitrust Condition," the SEC declaring the effectiveness of the registration statement of which this prospectus is a part and the filing of a certificate of merger under the Delaware General Corporation Law with respect to the merger, we do not believe that any additional material governmental filings are required with respect to our offer and the merger.

Source and Amount of Funds

   Our offer is not conditioned upon any financing arrangements. In addition to the Northrop Grumman shares to be issued in connection with our offer, we estimate that the total amount of funds required to purchase all of the outstanding Newport News shares pursuant to our offer and the subsequent Northrop Grumman-Newport News merger and to pay related fees and expenses will be between approximately $912,000,000 and $1,103,000,000, depending upon the actual number of Newport News shares outstanding. We expect to fund the cash portion of our offer from working capital and currently available lines of credit.

   Our lines of credit are in the form of (a) a 364-day revolving credit facility, dated as of March 30, 2001, among Northrop Grumman and Litton, as borrowers, the lenders party thereto, The Chase Manhattan Bank and Credit Suisse First Boston, as co-administrative agents, The Chase Manhattan Bank as payment agent, Salomon Smith Barney Inc., as syndication agent, The Bank of Nova Scotia and Deutsche Banc Alex. Brown, Inc., as co-documentation, agents and JP Morgan and Credit Suisse First Boston, as joint lead arrangers and joint bookrunners, with an aggregate maximum principal amount of $2,500,000,000, subsequently reduced to $527,000,000, which is referred to as Exhibit 10.2 in the registration statement of which this prospectus is a part and (b) a five-year revolving credit facility, dated as of March 30, 2001, among Northrop Systems, Northrop Grumman and Litton, as borrowers, the lenders party thereto, The Chase Manhattan Bank and Credit Suisse First Boston, as co-administrative agents, The Chase Manhattan Bank, as payment agent, Salomon Smith Barney Inc., as syndication agent, The Bank of Nova Scotia and Deutsche Banc Alex. Brown, Inc., as co-documentation agents, and JP Morgan and Credit Suisse First Boston, as joint lead arrangers and joint bookrunners, with an aggregate principal amount of up to $2,500,000,000 which is referred to as Exhibit 10.3 in the registration statement of which this prospectus is a part. Each of the facilities is an unsecured senior credit facility and contains usual and customary affirmative and negative covenants, including 32 customary financial covenants. Interest rates for the loans will be adjusted LIBOR (which will at all times include statutory reserves) or the adjusted base rate, at our election, in each case plus spreads depending upon a schedule of certain specified Standard & Poor's and Moody's Investor Services ratings of Northrop Grumman. We may elect periods of one, two, three or six months for adjusted LIBOR borrowings under the loans. At this time, we have not borrowed under these facilities in connection with our offer. If our credit ratings remain the same and we were to borrow under these facilities on, for example, June 20, 2001, then the interest rate under the 364-day facility would be LIBOR plus 1.075% and under the five-year facility it would be LIBOR plus 1.025%. We have no current plans or arrangements to finance or repay the borrowings, if and when we borrow under these facilities.

Certain Relationships with Newport News

   Except as set forth in this proposal, neither we nor, to the best of our knowledge, any of our directors, executive officers or other affiliates has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Newport News, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as described in this prospectus, there have been no contacts, negotiations or transactions since January 1, 1998, between us or, to the best of our knowledge, any of our directors, executive officers or other affiliates on the one hand, and Newport News or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets. Neither we, nor, to the best of our knowledge, any of our directors, executive officers or other affiliates has since January 1, 1998 had any transaction with Newport News or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to our offer. As of the date of this prospectus we beneficially own for our own account 100 shares of Newport News common stock which we purchased on May 21, 2001 on the New York Stock Exchange for $64.48 per share. No director of Northrop Grumman owns any shares of Newport News common stock.

Fees and Expenses

   Northrop Grumman has retained Salomon Smith Barney Inc. to act as the dealer manager in connection with our offer and to provide various financial advisory services to Northrop Grumman in connection with our offer and the merger. Salomon Smith Barney will receive reasonable and customary compensation for these services and will be reimbursed for out-of-pocket expenses, including reasonable expenses of counsel and other advisors. We have agreed to indemnify Salomon Smith Barney and related persons against various liabilities and expenses in connection with its services as the dealer manager and financial advisor, including various liabilities and expenses under the U.S. federal securities laws. From time to time, Salomon Smith Barney and its affiliates may actively trade the debt and equity securities of Northrop Grumman and Newport News for their own account or for the accounts of customers and, accordingly, may hold a long or short position in those securities. Salomon Smith Barney has in the past performed various investment banking and financial advisory services for us for which they have received customary compensation.

   We have retained D. F. King & Co., Inc. as information agent in connection with our offer. The information agent may contact holders of Newport News shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to our offer to beneficial owners of Newport News shares. We will pay the information agent reasonable and customary compensation for these services in addition to reimbursing the information agent for its reasonable out-of-pocket expenses. We have agreed to indemnify the information agent against various liabilities and expenses in connection with our offer, including various liabilities under the U.S. federal securities laws.

   In addition, we have retained Mellon Investor Services LLC as the exchange agent. We will pay the exchange agent reasonable and customary compensation for its services in connection with our offer, will reimburse the exchange agent for its reasonable out-of-pocket expenses and will indemnify the exchange agent against various liabilities and expenses, including various liabilities under the U.S. federal securities laws.

   We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Newport News shares pursuant to our offer. We will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

Accounting Treatment

   The acquisition of Newport News by Northrop Grumman would be accounted for under the purchase method of accounting under U.S. generally accepted accounting principles, which means that Newport News' results of operations will be included with ours from the closing date and its consolidated assets and liabilities will be recorded at their fair values at the same date.

Stock Exchange Listing

   Our common stock is listed on the New York Stock Exchange. We will make an application to list on the New York Stock Exchange the common stock that we will issue pursuant to our offer and the merger.

          COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

   Northrop Grumman common stock is listed on the New York Stock Exchange and the Pacific Stock Exchange under the symbol "NOC." Newport News common stock is listed on the New York Stock Exchange under the symbol "NNS." The table below sets forth, for the calendar quarters indicated, the high and low sales prices per share reported on the New York Stock Exchange and the dividends declared on Northrop Grumman common stock and on Newport News common stock.

                                Northrop Grumman
                                  Common Stock       Newport News Common Stock
                             ----------------------- --------------------------
                              High   Low   Dividends  High   Low   Dividends(a)
                             ------ ------ --------- ------ ------ ------------
1999:
  First Quarter............. $75.63 $56.63   $0.40   $34.00 $27.00    $0.04
  Second Quarter............  73.88  57.31    0.40    34.25  25.69     0.04
  Third Quarter.............  75.94  59.56    0.40    32.94  29.75     0.04
  Fourth Quarter............  63.31  47.00    0.40    33.00  24.75     0.04
2000:
  First Quarter.............  55.63  42.63    0.40    30.75  24.94     0.04
  Second Quarter............  81.38  51.19    0.40    37.75  27.38     0.04
  Third Quarter.............  93.25  64.38    0.40    45.56  36.50     0.04
  Fourth Quarter............  93.88  74.00    0.40    57.69  41.88     0.04
2001:
  First Quarter.............  99.09  79.13    0.40    57.75  45.19     0.04
  Second Quarter (through
   May 22, 2001)............  97.06  85.20    0.40    65.68  47.94     0.04

--------
(a) For comparability, quarterly dividend amounts for Newport News are based on the Newport News quarterly financial statement periods instead of the calendar quarterly periods.

   On May 8, 2001, the last full trading day prior to the public announcement of our offer and the merger, the last sale price per Northrop Grumman common share on the New York Stock Exchange was $91.50 and the last sale price per Newport News common share was $65.00. On May 22, 2001, the most recent practicable date prior to the printing of this prospectus, the last sale price per Northrop Grumman common share was $90.20 and the last sale price per Newport News common share was $63.91.

   We urge you to obtain current market quotations for Northrop Grumman and Newport News common shares before making any decision regarding our offer.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

   The Unaudited Pro Forma Condensed Combined Financial Data presented below is derived from the historical consolidated financial statements of each of Northrop Systems, Northrop Grumman, Litton and Newport News. The Unaudited Pro Forma Condensed Combined Financial Data is prepared using the purchase method of accounting, with Northrop Grumman treated as the acquiror and as if the Newport News acquisition had been completed as of the beginning of the periods presented for statements of operations purposes and on March 31, 2001 for balance sheet purposes.

   For a summary of the business combination, see "Our Offer" beginning on page 32 of this prospectus to purchase or exchange.

   The Unaudited Pro Forma Condensed Combined Financial Data is based upon the historical financial statements of Northrop Systems, Northrop Grumman, Litton and Newport News adjusted to give effect to the Litton acquisition and the Newport News acquisition. The pro forma adjustments are described in the accompanying notes presented on the following pages. The pro forma statements have been developed from (a) the audited consolidated financial statements of Northrop Systems contained in its Annual Report on Form 10-K/A for the year ended December 31, 2000 and the unaudited consolidated financial statements of Northrop Grumman contained in its Quarterly Report on Form 10-Q for the three months ended March 31, 2001, which are incorporated by reference in this prospectus, (b) the audited consolidated financial statements of Litton contained in its Annual Report on Form 10-K for the fiscal year ended July 31, 2000 and the unaudited consolidated financial statements of Litton contained in its Quarterly Report on Form 10-Q for the period ended January 31, 2001, which are incorporated by reference in this prospectus, and (c) the audited consolidated financial statements of Newport News contained in its Annual Report on Form 10-K for the year ended December 31, 2000 and the unaudited consolidated financial statements of Newport News contained in its Quarterly Report on Form 10-Q for the quarter ended March 18, 2001, which are incorporated by reference in this prospectus. In addition, the audited consolidated financial statements of Litton contained in its Annual Report on Form 10-K for the fiscal year ended July 31, 2000 and the unaudited consolidated financial statements of Litton contained in its Quarterly Report on Form 10-Q for the period ended January 31, 2001 have been used to bring the financial reporting periods of Litton to within 90 days of those of Northrop Systems and Northrop Grumman.

   The final determination and allocation of the purchase price paid for the Litton and Newport News acquisitions may differ from the amounts assumed in this Unaudited Pro Forma Condensed Combined Financial Information.

   Under the purchase method of accounting, the purchase price will be allocated to the underlying tangible and intangible assets and liabilities acquired based on their respective fair market values, with the excess recorded as goodwill. As of the date of this prospectus, Northrop Grumman has not completed the valuation studies necessary to arrive at the required estimates of the fair market value of the Litton assets acquired, the Newport News assets to be acquired, the Litton liabilities assumed and the Newport News liabilities to be assumed and the related allocations of purchase price, nor has it identified the adjustments necessary, if any, to conform Litton or Newport News data to Northrop Grumman's accounting policies. Accordingly, Northrop Grumman has used the historical book values of the assets and liabilities of the Litton and Newport News and has used the historical revenue recognition policies of Litton and Newport News to prepare the Unaudited Pro Forma Condensed Combined Financial Information set forth herein, with the excess of the purchase price over the historical net assets of Litton and Newport News recorded as goodwill and other purchased intangibles. Once Northrop Grumman has completed the valuation studies necessary to finalize the required purchase price allocations and identified any necessary conforming changes, such pro forma financial statements will be subject to adjustment. Such adjustments will likely result in changes to the pro forma statement of financial position to reflect the final allocations of purchase price and the pro forma statements of income, and there can be no assurance that such adjustments will not be material.

   The Unaudited Pro Forma Condensed Combined Financial Data is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position of Northrop Grumman would have been had our offer and the Litton and Newport News acquisitions occurred on the dates assumed, nor is it necessarily indicative of future consolidated results of operations or financial position.

   The Unaudited Pro Forma Condensed Combined Financial Data does not include the realization of cost savings from operating efficiencies, synergies or other restructurings resulting from the Litton and Newport News acquisitions.

   The Unaudited Pro Forma Condensed Combined Financial Data should be read in conjunction with the separate historical consolidated financial statements and accompanying notes of Northrop Systems, Northrop Grumman, Litton and Newport News that are incorporated by reference in this prospectus.

Unaudited Pro Forma Condensed Combined
Statement of Financial Position
March 31, 2001
(in millions)

                                                 Pro Forma                        Pro Forma
                          Northrop          ----------------------  Newport  ----------------------
                          Grumman   Litton  Adjustments   Combined   News    Adjustments   Combined
                          --------  ------  -----------   --------  -------  -----------   --------
Assets
Current assets
  Cash and cash
   equivalents..........  $ 1,636   $   74    $(1,500)(a) $   210   $    3     $    -      $   213
  Accounts receivable...    1,493      794                  2,287      109                   2,396
  Inventoried costs.....      749      784                  1,533      358                   1,891
  Deferred income
   taxes................       22      372                    394       91                     485
  Prepaid expenses and
   other current
   assets...............       66       33                     99       18                     117
                          -------   ------    -------     -------   ------     ------      -------
  Total current assets..    3,966    2,057     (1,500)      4,523      579          -        5,102
                          -------   ------    -------     -------   ------     ------      -------

Property, plant and
 equipment..............    2,370    1,860                  4,230    1,603                   5,833
Accumulated
 depreciation...........   (1,356)    (990)                (2,346)    (923)                 (3,269)
                          -------   ------    -------     -------   ------     ------      -------
                            1,014      870          -       1,884      680          -        2,564
                          -------   ------    -------     -------   ------     ------      -------

Other assets
  Goodwill and other
   purchased
   intangibles..........    4,380    1,230      2,244 (a)   7,854               2,276 (f)   10,130
  Prepaid retiree
   benefits cost and
   intangible pension
   asset................    1,469                           1,469                            1,469
  Other assets..........      356      751                  1,107      230                   1,337
                          -------   ------    -------     -------   ------     ------      -------
                            6,205    1,981      2,244      10,430      230      2,276       12,936
                          -------   ------    -------     -------   ------     ------      -------
                          $11,185   $4,908    $   744     $16,837   $1,489     $2,276      $20,602
                          =======   ======    =======     =======   ======     ======      =======

Liabilities and
 Stockholders' Equity
Current liabilities
  Notes payable and
   current portion of
   long term debt.......  $     -   $  184    $     -     $   184   $   29     $    -      $   213
  Accounts payable......      491      310                    801       40                     841
  Accrued employees'
   compensation.........      325      226                    551                              551
  Advances on
   contracts............      468      204                    672                              672
  Income taxes..........      769       62                    831                              831
  Other current
   liabilities..........      531      474                  1,005      270                   1,275
                          -------   ------    -------     -------   ------     ------      -------
  Total current
   liabilities..........    2,584    1,460          -       4,044      339          -        4,383
                          -------   ------    -------     -------   ------     ------      -------
Long-term debt..........    3,105    1,293        882 (a)   5,280      473      1,038 (f)    6,791
Accrued retiree
 benefits...............    1,108      303          -       1,411      135                   1,546
Deferred tax and other
 long-term liabilities..      381      241                    622      283          -          905
Redeemable preferred
 stock..................        -        -        350 (a)     350        -          -          350
Stockholders' equity....
  Paid in capital.......    1,214      413        710 (a)   2,337      356      1,141 (f)    3,834
  Retained earnings.....    2,817    1,254     (1,254)(a)   2,817      191       (191)(f)    2,817
  Accumulated other
   comprehensive loss...      (24)     (56)        56 (a)     (24)                             (24)
  Stock Employee
   Compensation Trust...        -        -                      -     (288)       288 (f)        -
                          -------   ------    -------     -------   ------     ------      -------
                            4,007    1,611       (488)      5,130      259      1,238        6,627
                          -------   ------    -------     -------   ------     ------      -------
                          $11,185   $4,908    $   744     $16,837   $1,489     $2,276      $20,602
                          =======   ======    =======     =======   ======     ======      =======

Unaudited Pro Forma Condensed Combined
Statements of Income

Year Ended December 31, 2000
(in millions, except per share amounts)

                                                Pro Forma                       Pro Forma
                          Northrop         ---------------------  Newport  ---------------------
                          Grumman  Litton  Adjustments  Combined   News    Adjustments  Combined
                          -------- ------  -----------  --------  -------  -----------  --------
Sales and service
 revenues...............   $7,618  $5,626     $   -     $13,244   $2,072      $   -     $15,316
Cost of sales
 Operating costs........    5,446   4,669        83 (b)  10,198    1,612         58 (g)  11,868
 Administrative and
  general expenses......    1,074     491         -       1,565      271          -       1,836
                           ------  ------     -----     -------   ------      -----     -------
Operating margin........    1,098     466       (83)      1,481      189        (58)      1,612
Interest expense........     (175)   (105)     (190)(c)    (470)     (53)       (80)(h)    (603)
Other, net..............       52      16                    68        4          -          72
                           ------  ------     -----     -------   ------      -----     -------
Income from continuing
 operations before
 income taxes...........      975     377      (273)      1,079      140       (138)      1,081
Federal and foreign
 income taxes...........      350     151       (96)(d)     405       50        (48)(d)     407
                           ------  ------     -----     -------   ------      -----     -------
Income from continuing
 operations.............   $  625  $  226     $(177)    $   674   $   90      $ (90)    $   674
                           ------  ------     -----     -------   ------      -----     -------
Less, dividends paid to
 preferred
 stockholders...........                        (25)(e)     (25)                            (25)
                                              -----     -------                         -------
Income available to
 common stockholders....                      $(202)    $   649                         $   649
                                              =====     =======                         =======
Average shares basic....    70.58                         83.58                          100.22
Average shares diluted..    70.88                         84.00                          100.64
Basic earnings per
 share:
 Continuing operations..   $ 8.86                       $  7.77                         $  6.48
Diluted earnings per
 share:
 Continuing operations..   $ 8.82                       $  7.73                         $  6.45

Period Ended March 31, 2001
(in millions, except per share amounts)
                                                Pro Forma                       Pro Forma
                          Northrop         ---------------------  Newport  ---------------------
                          Grumman  Litton  Adjustments  Combined   News    Adjustments  Combined
                          -------- ------  -----------  --------  -------  -----------  --------
Sales and service
 revenues...............   $1,986  $1,345     $   -     $ 3,331   $  485      $   -     $ 3,816
Cost of sales
 Operating costs........    1,548   1,120        21(b)    2,689      365         15(g)    3,069
 Administrative and
  general expenses......      248     121         -         369       71          -         440
                           ------  ------     -----     -------   ------      -----     -------
Operating margin........      190     104       (21)        273       49        (15)        307
Interest expense........      (47)    (27)      (46)(c)    (120)     (11)       (18)(h)    (149)
Other, net..............       17       3                    20                              20
                           ------  ------     -----     -------   ------      -----     -------
Income from continuing
 operations before
 income taxes...........      160      80       (67)        173       38        (33)        178
Federal and foreign
 income taxes...........       57      30       (23)(d)      64       14        (12)(d)      66
                           ------  ------     -----     -------   ------      -----     -------
Income from continuing
 operations.............   $  103  $   50     $ (44)    $   109   $   24      $ (21)    $   112
                           ------  ------     -----     -------   ------      -----     -------
Less, dividends paid to
 preferred
 stockholders...........                         (6)(e)      (6)                             (6)
                                              -----     -------                         -------
Income available to
 common stockholders....                      $ (50)    $   103                         $   106
                                              =====     =======                         =======
Average shares basic....    72.19                         86.19                          101.83
Average shares diluted..    72.76                         88.01                          102.65
Basic earnings per
 share:
 Continuing operations..   $ 1.43                       $  1.21                         $  1.04
Diluted earnings per
 share:
 Continuing operations..   $ 1.42                       $  1.20                         $  1.03

           Notes to Pro Forma Condensed Combined Financial Statements
                                  (Unaudited)

(a) Adjustments to (i) eliminate the equity of Litton, (ii) record issuance of preferred and common stock, (iii) record new financing for the Litton acquisition along with additional acquisition related costs and refinancing of debt using the new credit facilities and (iv) record the excess of the purchase price over the historical net assets as goodwill.

(b) Adjustment to amortize goodwill and other purchased intangible assets arising out of the Litton acquisition over an estimated weighted average life of 27 years on a straight line basis.

(c) Adjustments to record interest on new financing for the Litton acquisition at an annual weighted average rate of 7.20 and 7.52 percent for the quarter ended March 31, 2001 and the year ended December 31, 2000, plus the amortization of debt issuance costs, respectively.

(d) Adjustment to record income tax effects on pre-tax pro forma adjustments, using a statutory tax rate of thirty-five percent.

(e) Adjusted, pro rata, for dividends to preferred stockholders using $7 per share dividend rate for equity issuance of 3,500,000 shares of preferred stock.

(f) Adjustments to (i) eliminate the equity of Newport News, (ii) record issuance of common stock, (iii) record new debt financing for the Newport News acquisition along with additional acquisition related costs and (iv) record the excess of the purchase price over the historical net assets as goodwill.

(g) Adjustments to amortize goodwill and other purchased intangible assets arising out of the Newport News acquisition over an estimated weighted average life of 39 years on a straight line basis.

(h) Adjustment to record interest on new debt financing for the Newport News acquisition at an annual average rate of 6.76 and 7.66 percent for the quarter ended March 31, 2001 and the year ended December 31, 2000, respectively.

                  DESCRIPTION OF NORTHROP GRUMMAN COMMON STOCK

   The following description of the terms of the capital stock of Northrop Grumman is not meant to be compete and is qualified by reference to Northrop Grumman's certificate of incorporation, which is incorporated by reference. See "Where You Can Find More Information" beginning on page 6.

   We have authority to issue 400,000,000 shares of common stock, par value $1.00 per share. As of May 21, 2001, 85,317,361 shares of common stock were outstanding. Our common stock is listed on the New York Stock Exchange and on the Pacific Stock Exchange.

   Dividends. Dividends may be paid on the common stock and on any class or series of stock entitled to participate with the common stock as to dividends, but only when and as declared by our board of directors.

   Voting Rights. Each holder of our common stock is entitled to one vote per share on all matters submitted to a vote of stockholders and does not have cumulative voting rights.

   Liquidation. If we liquidate, holders of common stock are entitled to receive all remaining assets available for distribution to stockholders after satisfaction of our liabilities and the preferential rights of any preferred stock that may be outstanding at that time. Our outstanding common shares are fully paid and nonassessable. The holders of our common stock do not have any preemptive, conversion or redemption rights. The registrar and transfer agent for our common stock is EquiServe Trust Company.

   Preferred Stock Purchase Rights. On January 31, 2001, our board of directors declared a dividend distribution of one preferred share purchase right for each outstanding share of common stock. Each right, when it becomes exercisable, entitles the registered holder to purchase from us one one-thousandth of a share of our Series A junior participating preferred stock, $1.00 par value per share, at a price of $250.00 per one one-thousandth of a preferred share, subject to adjustment. These rights attached to all certificates representing our common shares outstanding on January 31, 2001, and attach to common shares issued after that date until the distribution date described below. No separable right certificates will be distributed. The rights will separate from our common shares on the distribution date. Distribution date means the date which is the earlier to occur of:

  . a person or group of affiliated or associated persons having acquired beneficial ownership of 15% or more of our outstanding common shares, except pursuant to a permitted offer; and

  . 10 days, or what later date as our board of directors may determine, following the commencement of, or announcement of an intention to make, a tender offer or exchange offer, the completion of which would result in a person or group acquiring 15% of our outstanding voting power.

   We may redeem the rights at the option of our board of directors for $0.01 per right at any time prior to the earlier of the expiration of the rights or on the date that a person or persons acquire 15% of our voting power. Our board of directors may amend the rights at any time without stockholder approval. The rights will expire by their terms on January 31, 2011.

                       COMPARISON OF RIGHTS OF HOLDERS OF
                NORTHROP GRUMMAN SHARES AND NEWPORT NEWS SHARES

   Upon completion of our offer and the Northrop Grumman-Newport News merger, stockholders of Newport News will become stockholders of Northrop Grumman, rather than stockholders of Newport News. As Northrop Grumman stockholders, the rights of former Newport News stockholders will be governed by Northrop Grumman's charter and bylaws, which differ in material respects from Newport News' charter and bylaws. Delaware is the jurisdiction of incorporation of Northrop Grumman and Newport News and as such stockholders will continue to be governed by the Delaware General Corporation Law.

   The following is a comparison of:

  . the current rights of Newport News stockholders under the Delaware General Corporation Law and the Newport News charter and bylaws; and

  . the rights Newport News stockholders would have as Northrop Grumman stockholders under the Delaware General Corporation Law and the Northrop Grumman charter and bylaws upon the completion of our offer and the merger.

   The following summary is not intended to be complete and is qualified in its entirety by reference to the Delaware General Corporation Law, the Newport News charter and bylaws, and the Northrop Grumman charter and bylaws, as appropriate. Copies of the Newport News charter and bylaws and the Northrop Grumman charter and bylaws are incorporated by reference herein and will be sent to Newport News stockholders, upon request. See "Where You Can Find More Information" beginning on page 6.

            Northrop Grumman                          Newport News
--------------------------------------------------------------------------------
                               Board of Directors

--------------------------------------------------------------------------------

                               Classified Boards
--------------------------------------------------------------------------------

                                         The Newport News charter provides
 Delaware law permits a certificate      that the board of directors is to be
 of incorporation to provide that a      divided into three classes of
 board of directors be divided into      directors, each as nearly equal in
 classes, with each class having a       number as possible, with each
 term of office longer than one year     director elected for a term expiring
 but no longer than three years.         at the third succeeding annual
                                         meeting of stockholders after his or
                                         her election.

 The Northrop Grumman charter
 provides that the board of directors
 is to be divided into three classes
 of directors, each as nearly equal
 in number as possible, with each
 director elected for a term expiring
 at the third succeeding annual
 meeting of stockholders after his or
 her election.

                              Removal of Directors
--------------------------------------------------------------------------------

 The Northrop Grumman charter            The Newport News charter and bylaws
 provides that directors may be          are silent as to removal of
 removed only for cause and only by      directors. As such Delaware law
 the affirmative vote of the holders     governs and provides for removal of
 of not less than 80% of the voting      directors only for cause by a vote
 power of all outstanding shares of      of the holders of a majority of the
 capital stock of Northrop Grumman       then outstanding shares entitled to
 having general voting power entitled    vote.
 to vote in connection with the
 election of a director, regardless
 of class and voting together as a
 single voting class; provided,
 however, that where the removal is

            Northrop Grumman                          Newport News
--------------------------------------------------------------------------------
 approved by a majority of Continuing
 Directors (as defined in the
 Northrop Grumman charter), the
 affirmative vote of a majority of
 the voting power of all outstanding
 shares of Voting Stock entitled to
 vote in connection with the election
 of that director, regardless of
 class and voting together as a
 single voting class, is required for
 approval of removal.

                           Filling of Board Vacancies
--------------------------------------------------------------------------------

 In accordance with the Delaware         The Newport News' charter provides
 General Corporation Law, under the      that any vacancy on the Board that
 Northrop Grumman charter vacancies      results in an increase in the number
 and newly created directorships may     of directors may be filled by a
 be filled solely by a majority of       majority of the Board then in
 the directors then in office or a       office, provided that a quorum is
 sole remaining director (even though    present. Any other vacancy occurring
 less than a quorum). However, the       in the Board may be filled by a
 Delaware General Corporation Law        majority of the directors then in
 also provides that if the directors     office, even if less than a quorum
 then in office constitute less than     or by a sole remaining director.
 a majority of the corporation's
 board of directors, then, upon
 application by stockholders
 representing at least 10% of
 outstanding shares entitled to vote
 for those directors, the Court of
 Chancery may order a stockholder
 election of director to be held.

                                 Size of Board
--------------------------------------------------------------------------------

 The Northrop Grumman bylaws provide     The Newport News charter and bylaws,
 that the number of directors shall      provide that the number of directors
 be fixed from time to time by           shall consist of not less than 3 nor
 resolution of the Board of Directors    more than 16 directors, with the
 but shall not be less than 3. As of     exact number of directors to be
 May 16, 2001, the board shall           determined from time to time by the
 consist of 11 directors until           Board of Directors pursuant to a
 changed as provided in the bylaws.      resolution adopted by the
                                         affirmative vote of a majority of
                                         the entire Board of Directors.

                                     Quorum
--------------------------------------------------------------------------------

 The Northrop Grumman bylaws provide     A majority of the directors then in
 for a quorum of a majority of the       office (but not less than one-third
 Board of Directors, except that when    of the total number of directors
 the Board of Directors consists of      constituting the entire Board) shall
 one director, then the one director     constitute a quorum.
 shall constitute a quorum.

--------------------------------------------------------------------------------
                             Stockholders Meetings
--------------------------------------------------------------------------------

                                 Annual Meeting
--------------------------------------------------------------------------------

 Held between May 1 and July 1 of
 each year on such on date as fixed
 by Board of Directors.                  Held on date fixed by Board of
                                         Directors.

            Northrop Grumman                          Newport News
--------------------------------------------------------------------------------

                           Calling a Special Meeting
--------------------------------------------------------------------------------

 Under the Northrop Grumman charter      Subject to the rights of the holders
 and bylaws, special stockholder         of any series of preferred stock to
 meetings may be called at any time      elect directors under specified
 by a majority of the Board of           circumstances, special meetings
 Directors, the Chairman of the Board    shall be called by the Board on the
 of Directors or by the President and    date the Board designates.
 Chief Executive Officer.


                              Quorum Requirements
--------------------------------------------------------------------------------

 The presence in person or by proxy      The presence in person or by proxy
 of the holders of a majority of the     of the holders of a majority of the
 shares entitled to vote at the          shares entitled to vote at the
 meeting constitute a quorum for that    meeting constitute a quorum for that
 meeting, except as otherwise            meeting, except as otherwise
 provided by the Delaware General        provided by the Delaware General
 Corporation Law.                        Corporation Law.

                          Certain Voting Requirements
--------------------------------------------------------------------------------

 Under the Northrop Grumman bylaws       Under the Newport News bylaws
 (except as otherwise provided by the    (except as otherwise provided by
 Northrop Grumman charter or by          law, the bylaws or the charter), the
 applicable law), action by Northrop     vote of a majority of any quorum is
 Grumman stockholders generally is       sufficient to elect directors and to
 taken by the affirmative vote, at a     pass any resolution within the power
 meeting at which a quorum is            of the holders of all the
 present, of a majority of the           outstanding shares.
 outstanding shares entitled to vote
 on that action on (including certain
 extraordinary actions, including
 mergers, consolidations and
 amendments to the Northrop Grumman
 charter). However, the Northrop
 Grumman charter requires the
 affirmative vote of the holders of
 not less than 80% of outstanding
 shares of voting stock to approve an
 amendment of certain articles in the
 charter. The charter also requires a
 supermajority (80%) stockholder vote
 to approve a Business Combination
 (as defined in the Northrop Grumman
 charter) involving specific related
 persons.

                     Stockholder Action by Written Consent
--------------------------------------------------------------------------------

 Under the Northrop Grumman charter      Under the Newport News bylaws, any
 and bylaws, any action required or      person seeking to have stockholders
 permitted to be taken by                authorize or take corporate action
 stockholders must be effected at a      by written consent without a meeting
 duly called annual meeting or at a      must request to the Secretary that a
 special meeting of stockholders,        record date be fixed for such
 unless any action requiring or          purchase. Consents must be signed by
 permitting stockholder approval is      a sufficient number of stockholders
 approved by a majority of the           to take that action and delivered to
 continuing directors, in which case     Newport News.
 that action may be authorized or
 taken by the written consent of the
 holders of outstanding shares of
 voting stock (as defined in the
 Northrop Grumman charter) having not
 less than the minimum voting power
 that would

            Northrop Grumman                          Newport News
--------------------------------------------------------------------------------
 be necessary to authorize or take
 such action at a meeting of
 stockholders at which all shares
 entitled to vote thereon were
 present and voted provided all other
 requirements of applicable law and
 the charter have been satisfied.

          Advance Notice for Stockholder Nomination and Other Business
--------------------------------------------------------------------------------

 The Northrop Grumman bylaws provide     To be properly brought before the
 that with respect to any stockholder    meeting, business must be either (a)
 meeting, nominations of persons for     specified in the notice of meeting
 election to the board and the           (or any supplement thereto) given by
 proposal of business to be              or at the direction of the Board,
 considered by stockholders may be       (b) otherwise properly brought
 made only (a) by or at the direction    before the meeting by or at the
 of the Board of Directors, (b) by a     direction of the Board, or (c)
 stockholder of record who is            otherwise properly brought before
 entitled to vote and who has            the meeting by a stockholder
 complied with the advance notice        entitled to vote at that meeting. In
 procedures set forth in the bylaws,     addition to any other applicable
 or (c) pursuant to Northrop             requirements, for business to be
 Grumman's notice with respect to        properly brought before the annual
 that meeting.                           meeting by a stockholder, the
                                         stockholder must have given timely
                                         notice in writing to the Secretary
                                         of Newport News. To be timely, a
                                         stockholder's notice shall be
                                         delivered to the secretary at the
                                         principal executive offices of
                                         Newport News not later than the
                                         close of business on the seventieth
                                         day nor earlier than the close of
                                         business on the ninetieth day prior
                                         to the first anniversary of the
                                         preceding year's annual meeting.

--------------------------------------------------------------------------------
                     Amendments to Organizational Documents
--------------------------------------------------------------------------------

                          Certificate of Incorporation
--------------------------------------------------------------------------------

 Under the Delaware General              Subject to the charter and
 Corporation Law, the affirmative        applicable law, the company reserves
 vote of the holders of a majority of    the right to amend, alter, change or
 the outstanding shares entitled to      repeal any provision contained in
 vote is required to amend the           the charter.
 Northrop Grumman charter. In
 addition, amendments that make          The same Delaware law provisions
 changes relating to the capital         regarding amendments to the
 stock by increasing or decreasing       certificate of incorporation
 the par value or the aggregate          applicable to Northrop Grumman are
 number of authorized shares of a        also applicable to Newport News.
 class or otherwise adversely
 affecting the rights of that class,
 must be approved by the majority
 vote of each class of stock
 affected, unless, in the case of an
 increase in the number of shares,
 the certificate of incorporation
 takes away that right, and provided
 that, if the amendment affects some
 series, then only those series have
 such vote. The Northrop Grumman
 charter provides that specified
 articles may be adopted, repealed,
 rescinded, altered or amended only
 by the affirmative vote of the
 holders of not less than 80% of the
 voting power of all outstanding
 shares of voting stock, regardless
 of class and voting

            Northrop Grumman                          Newport News
--------------------------------------------------------------------------------
 together as a single voting class,
 and where that action is proposed by
 an interested stockholder (as
 defined in the Northrop Grumman
 charter) or an associate or
 affiliate (each as defined in the
 Northrop Grumman charter) of an
 interested stockholder, by the
 majority of the voting power of all
 of the outstanding shares of voting
 stock, voting together as a single
 class, other than shares held by the
 interested person; provided,
 however, that where the action is
 approved by a majority of the
 continuing directors (as defined in
 the Northrop Grumman charter), the
 affirmative vote of a majority of
 the voting power of all outstanding
 shares of voting stock, regardless
 of class and voting together as a
 single voting class shall be
 required for approval of that
 action.

                                     Bylaws
--------------------------------------------------------------------------------

 Under the Northrop Grumman charter      The Board has the power to make,
 and the bylaws, the bylaws may be       alter, amend or repeal any and all
 adopted, repealed, rescinded,           of the bylaws, but any bylaws so
 altered or amended by the               made, altered or repealed by the
 stockholders, but only by the           Board may be amended, altered or
 affirmative vote of the holders of      repealed by the stockholders.
 not less than 80% of the voting
 power of all outstanding shares of
 voting stock, regardless of class
 and voting together as a single
 voting class and, where such action
 is proposed by an interested
 stockholder or by any associate or
 affiliate of an interested
 stockholder, by a majority of the
 voting power of all outstanding
 shares or voting stock, regardless
 of class and voting together as a
 single class, other than the shares
 held by such interested
 stockholders; provided, however,
 that where such action is approved
 by a majority of the continuing
 directors, the affirmative vote of
 the holders of a majority of the
 voting power of all outstanding
 shares of voting stock, regardless
 of class and voting together as a
 single voting class shall be
 required for approval of that
 action.

--------------------------------------------------------------------------------
                                 Capitalization
--------------------------------------------------------------------------------

                                Authorized Stock
--------------------------------------------------------------------------------

 Common stock: 400 million shares;       Common stock: 70 million shares;
 preferred stock: 10 million shares.     preferred stock: 10 million shares

                                Preferred Stock
--------------------------------------------------------------------------------

 The Board of Directors is authorized    The Board of Directors is authorized
 to issue preferred stock from time      to issue preferred stock from time
 to time in one or more series, with     to time in one or more series, with
 terms to be fixed by the Board of       terms to be fixed by the Board of
 Directors.                              Directors.

            Northrop Grumman                          Newport News
--------------------------------------------------------------------------------

                                  Rights Plans
--------------------------------------------------------------------------------

 Northrop Grumman entered into a         Newport News entered into a Rights
 Rights Agreement, dated January 31,     Agreement, dated June 10, 1998,
 2001, between Northrop Grumman and      between Newport News and First
 EquiServe Trust Company, N.A., as       Chicago Trust Company of New York,
 amended.                                as amended.

--------------------------------------------------------------------------------
                             Business Combinations
--------------------------------------------------------------------------------

 Under the Delaware General              The Newport News charter and bylaws
 Corporation Law, a majority of the      are silent as to business
 outstanding shares is needed to         combinations.
 adopt a plan of merger or
 consolidation.

 The Delaware General Corporation Law    The same Delaware law provisions
 prohibits a Delaware corporation        regarding business combinations
 which has a class of stock which is     applicable to Northrop Grumman are
 listed on a national stock exchange     also applicable to Newport News.
 or which has 2,000 or more
 stockholders of record from engaging
 in business combination with an
 interested stockholder (generally,
 the beneficial owner of 15% or more
 of the corporation's outstanding
 voting stock) for three years
 following the time the stockholder
 became an interested stockholder,
 unless, prior to that time, the
 corporation's board of directors
 approved either the business
 combination or the transaction that
 resulted in the stockholder becoming
 an interested stockholder, or if at
 least two-thirds of the outstanding
 shares not owned by that interested
 stockholder approve the business
 combination, or if, upon becoming an
 interested stockholder, that
 stockholder owned at least 85% of
 the outstanding shares (excluding
 those held by officers, directors
 and some employee stock plans.)


 In addition to the Delaware General
 Corporation Law requirements, the
 Northrop Grumman charter provides
 that, subject to various exceptions,
 any business combination between
 Northrop Grumman or any subsidiary
 and an interested stockholder (as
 defined in the Northrop Grumman
 Charter) must be approved by the
 holders of at least 80% of the
 voting power of all outstanding
 voting stock, regardless of class
 and voting together as a single
 voting class and a majority of the
 voting power of all outstanding
 shares of voting stock, other than
 the shares held by any interested
 stockholder which is a party to such
 business combination or by any
 affiliate or associates of such
 interested stockholder, regardless
 of class and voting together as a
 single voting class.

                            NEWPORT NEWS INFORMATION

   While we have included in this prospectus information concerning Newport News that is known to us based on publicly available information (primarily filings by Newport News with the SEC), we are not affiliated with Newport News and Newport News has not permitted us to have access to their books and records. Therefore, non-public information concerning Newport News was not available to us for the purpose of preparing this prospectus. Although we have no knowledge that would indicate that statements relating to Newport News contained or incorporated by reference in this prospectus are inaccurate or incomplete, we were not involved in the preparation of those statements and cannot verify them.

   Pursuant to Rule 409 under the Securities Act and Rule 12b-21 under the Exchange Act, we are requesting that Newport News provide us with information required for complete disclosure regarding the businesses, operations, financial condition and management of Newport News. We will amend or supplement this prospectus to provide any and all information we receive from Newport News, if we receive the information before our offer expires and we consider it to be material, reliable and appropriate. In addition, pursuant to Rule 439 under the Securities Act, we are requesting that Newport News' independent accountants, Arthur Andersen LLP, provide us with the consent required for us to incorporate by reference into this prospectus the Arthur Andersen audit report included in Newport News' Annual Report on Form 10-K for the year ended December 31, 2000. If we receive this consent, we will promptly file it as an exhibit to our registration statement of which this prospectus forms a part.

                           FORWARD-LOOKING STATEMENTS

   Some of the information included in this prospectus and in the documents incorporated by reference are forward-looking statements within the meaning of the securities laws. These include statements and assumptions with respect to expected future revenues, margins, program performance, earnings and cash flows, acquisitions of new contracts, the outcome of competitions for new programs, the outcome of contingencies including litigation and environmental remediation, the effect of completed and planned acquisitions and divestitures of businesses or business assets, the anticipated costs of capital investments, and anticipated industry trends. Actual results and trends may differ materially from the information, statements and assumptions as described, and actual results could be materially less than planned.

   Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include:

  .  our dependence on sales to the United States Government;

  .  our successful performance of internal plans;

  .  government customers' budgetary restraints;

  .  customer changes in short-range and long-range plans;

  . domestic and international competition in both the defense and commercial areas;

  .  product performance;

  .  continued development and acceptance of new products;

  .  performance issues with key suppliers and subcontractors;

  .  government import and export policies;

  . termination of government contracts, which may include termination for the convenience of the government;

  .  the outcome of political and legal processes;

  . legal, financial and governmental risks related to international transactions and global needs for military and commercial aircraft, electronic systems and support, information technologies and ships; and

  .  other economic, political and technological risks and uncertainties.

   See also "Risk Factors" beginning on page 20, and the risk factors disclosed in our Annual Report on Form 10-K/A, for the fiscal year ended December 31, 2000 and our Quarterly Report on Form 10-Q, for the period ended March 31, 2001, which are incorporated herein by reference. Readers are cautioned not to put undue reliance on forward-looking statements. Northrop Grumman disclaims any intent or obligation to update these forward-looking statements, whether as a result of new information, future events or otherwise.

                                 LEGAL MATTERS

   The legality of Northrop Grumman common stock offered by this prospectus will be passed upon by John H. Mullan, Corporate Vice President and Secretary of Northrop Grumman. Mr. Mullan is paid a salary by Northrop Grumman, is a participant in various employee benefit plans offered to employees of Northrop Grumman generally and owns and has options to purchase shares of Northrop Grumman common stock.

   Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), New York, New York, acted as counsel to Northrop Grumman in connection with the preparation of the registration statement of which this prospectus is a part.

                                    EXPERTS

   The consolidated financial statements and related financial statement schedule incorporated in this prospectus by reference from Northrop Systems' Annual Report on Form 10-K/A for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

   With respect to the unaudited interim financial information of Northrop Grumman for the period ended March 31, 2001 and Northrop Systems for the period ended March 31, 2000 which is incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their report included in Northrop Grumman's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because such report is not a "report" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

   The consolidated financial statements incorporated in this prospectus by reference from Litton's Annual Report on Form 10-K for the year ended July 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                                                         ANNEX A

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                                NORTHROP GRUMMAN

   The name, age, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Northrop Grumman are set forth below. Unless otherwise indicated, each position set forth opposite an individual's name refers to employment with Northrop Grumman and each individual has held that position for at least the last five years. Each director and executive officer listed below is a citizen of the United States of America. Unless otherwise indicated below, the business address of each person is c/o Northrop Grumman, 1840 Century Park East, Los Angeles, California 90067.

           Directors (Including Executive Officers Who Are Directors)



                                   Present Principal Occupation or
 Name and Business Address Age     Employment; Five Year Employment History
 ------------------------- ---     ----------------------------------------


John T. Chain, Jr.         66      Director of Northrop Grumman since 1991.
                                   General, United States Air Force (Ret.) and
                                   Chairman of the Board, Thomas Group, Inc., a management consulting company. General
                                   Chain has been Chairman of Thomas Group,
                                   Inc. since May 1998 and has been a member of the Board of Directors of Thomas Group since May 1995. He has also served as the President of Quarterback Equity Partners,
                                   Inc. since December 1996. He served as
                                   Special Assistant to the Chairman of
                                   Burlington Northern Santa Fe Corporation from November 1995 to March 1996, and as an Executive Vice President of Burlington
                                   Northern from 1991 to November 1995. During his military career, General Chain's commands included military assistant to the Secretary of the Air Force, Director of
                                   Politico-Military Affairs, Department of
                                   State and Chief of Staff of Supreme
                                   Headquarters Allied Powers Europe. After serving as Commander in Chief, Strategic
                                   Air Command, he retired from the Air Force in February 1991. General Chain serves as a director of R.J. Reynolds, Inc. and Kemper
                                   Insurance Company.

Lewis W. Coleman           59      Director of Northrop Grumman since 2001.
                                   President, Gordon and Betty Moore
                                   Foundation. Mr. Coleman became President of the Gordon and Betty Moore Foundation in
                                   January 2001. In December 2000, he resigned as Chairman of Banc of America Securities
                                   LLC, a subsidiary of Bank of America
                                   Corporation, after having served in that position since joining Banc of America
                                   Securities, LLC in December 1995. Prior to that, he spent ten years at BankAmerica
                                   Corporation where he held various positions including Chief Financial Officer, head of World Banking Group and head of Capital
                                   Markets. Previous to that he spent thirteen years with Wells Fargo & Co. in a variety of wholesale and retail banking positions.
                                   He is also on the Board of Directors of
                                   Chiron Corporation.

Vic Fazio
                           58 Director of Northrop Grumman since 2000. Senior Partner, Clark & Weinstock, a consulting firm. Mr. Fazio served as a

                                   Member of Congress for 20 years
                                   representing California's third
                                   congressional district. During that time he served as a member of the Armed Services, Budget and Ethics Committees and was a member of the House Appropriations Committee where he served as Subcommittee Chair or ranking member for 18 years. Mr. Fazio was a member of the elected Democratic Leadership in the House from 1991-1998 including four years as Chair of the Democratic Caucus, the third ranking position in the party. From 1975 to 1978 Mr. Fazio served in the California Assembly and was a member of the staff of the California Assembly Speaker from 1971 to 1975. Upon leaving Congress in early 1999, he became a Senior Partner at Clark & Weinstock, a strategic communications consulting firm. He is a member of numerous boards including The California Institute, Coro National Board of Governors, which he chairs, the U.S. Capitol Historical Society, the Board of the U.S. Capitol Visitors Center and the Board of Visitors, The University of California at Davis Medical School.

Phillip Frost              64      Director of Northrop Grumman since 1996.
                                   Chairman of the Board of Directors and
                                   Chief Executive Officer of IVAX
                                   Corporation, a pharmaceutical company. Dr.
                                   Frost has served as Chairman of the Board of Directors and Chief Executive Officer of
                                   IVAX Corporation since 1987 and served as President from 1991 to 1995. Dr. Frost was
                                   Chairman of the Department of Dermatology at Mt. Sinai Medical Center of Greater
                                   Miami, Miami Beach, Florida from 1972 to
                                   1990 and was Chairman of the Board of
                                   Directors of Key Pharmaceuticals, Inc. from
                                   1972 to 1986. He is Chairman of Whitman
                                   Education Group and Vice Chairman of
                                   Continucare Corporation. He is also Vice
                                   Chairman of the Board of Trustees of the University of Miami and is a member of the Board of Governors of the American Stock
                                   Exchange.

Charles R. Larson          64      Director of Northrop Grumman since 2000.
                                   Admiral, United States Navy (Ret.). Admiral
                                   Larson is recognized as the first Naval
                                   officer to be selected as a White House
                                   Fellow. He also served as Naval aide to the President. He served as superintendent of the U.S. Naval Academy from 1983 to 1986 and in 1991 he became senior military commander in the Pacific. He returned to U.S. Naval Academy in 1994, where he served as superintendent until 1998. Currently,
                                   Admiral Larson is Chairman of the Board of the U.S. Naval Academy Foundation, Vice
                                   Chairman of the Board of Regents of the
                                   University System of Maryland and serves on the board of directors of such organizations as Constellation Energy
                                   Group, Inc., Edge Technologies, Inc., Fluor
                                   Global Services, the Atlantic Council,
                                   Military.com and the National Academy of Sciences' Committee on International
                                   Security and Arms Control. In addition, he is a member of the

                                   Council on Foreign Relations and is a
                                   senior fellow of The CNA Corporation.

Robert A. Lutz             69      Director of Northrop Grumman since 1997.
                                   Chairman and Chief Executive Officer, Exide
                                   Corporation, a battery manufacturing
                                   company. Mr. Lutz has served as Chairman and Chief Executive Officer of Exide
                                   Corporation since December 1998. He also served as President of Exide Corporation from December 1998 through May 2000.
                                   Previously he had joined Chrysler
                                   Corporation in 1986 as Executive Vice
                                   President of Chrysler Motors Corporation and was elected a director of Chrysler
                                   Corporation that same year. He was elected
                                   President in 1991 and Vice Chairman in
                                   1996. He retired from Chrysler Corporation in July 1998. Prior to joining Chrysler
                                   Corporation, Mr. Lutz held senior positions with Ford Motor Company, General Motors
                                   Corporation Europe and Bavarian Motor
                                   Werke. He is an executive director of the National Association of Manufacturers and a member of the National Advisory Council of the University of Michigan School of Engineering, the Board of Trustees of the U.S. Marine Corps University Foundation and the Advisory Board of the University of California-Berkeley, Haas School of
                                   Business. Mr. Lutz is also a director of ASCOM Holdings, A.G. and Silicon Graphics,
                                   Inc.


Aulana L. Peters           59      Director of Northrop Grumman since 1992.
                                   Ms. Peters is a retired partner of the law firm of Gibson, Dunn & Crutcher where she was a partner from 1988 to December 2000.
                                   Effective January 1, 2001 she was elected to the Public Oversight Board of the AICPA.
                                   From 1984 to 1988 she served as
                                   Commissioner of the Securities and Exchange
                                   Commission. Ms. Peters is a director of
                                   Callaway Golf Company, Minnesota Mining and
                                   Manufacturing Company, and Merrill Lynch &
                                   Co., Inc. She is also a member of the Board of Directors of Community Television for Southern California (KCET). Ms. Peters served as a member of the Financial
                                   Accounting Standards Board Steering
                                   Committee for its Financial Reporting
                                   Project and as a member of the Public
                                   Oversight Board's Panel on Audit
                                   Effectiveness.


Kent Kresa                 63      Director of Northrop Grumman since 1987.
                                   Chairman, President and Chief Executive
                                   Officer. Mr. Kresa was elected President and Chief Operating Officer of the company in 1987. He was named Chief Executive
                                   Officer in 1989 and Chairman of the Board in 1990. Mr. Kresa is a member of the National Academy of Engineering and is a past Chairman of the Board of Governors of the Aerospace Industries Association.

John Brooks Slaughter
                           67 Director of Northrop Grumman since 1993. President and Chief Executive Officer, The National Action Council for Minorities in Engineering, Inc. Dr. Slaughter held electronics engineering positions with General Dynamics Convair and the U.S. Navy Electronics Laboratory. In 1975, he became Director of the Applied Physics Laboratory of the University of Washington. In 1977, he was appointed Assistant Director for Astronomics, Atmospherics, Earth and Ocean Sciences at the National Science Foundation. From 1979 to 1980, he served as Academic Vice President and Provost of Washington State University. In 1980, he returned to the National Science Foundation as Director and served in that capacity until 1982 when he became Chancellor of the University of Maryland, College Park. From 1988 to July 1999, Dr. Slaughter was President of Occidental College in Los Angeles and in August 1999, he assumed the position of Melbo Professor of Leadership in Education at the University of Southern California. In June 2000, Dr. Slaughter was named President and Chief Executive Officer of The National Action Council for Minorities in Engineering, Inc. He is a member of the National Academy of Engineering, a fellow of the American Academy of Arts and Sciences and serves as a director of Solutia, Inc. and International Business Machines
                                   Corporation.

Ronald D. Sugar            52      Director of Northrop Grumman since 2001.
                                   President and Chief Executive Officer,
                                   Litton Industries, Inc., a subsidiary of Northrop Grumman Corporation, and Corporate
                                   Vice President, Northrop Grumman. Dr. Sugar was elected President and Chief Executive
                                   Officer of Litton Industries, Inc. when it became a subsidiary of Northrop Grumman on April 3, 2001, and was also elected as Corporate Vice President and a member of the Board of Directors of Northrop Grumman at that time. He joined Litton Industries as President and Chief Operating Officer in
                                   June 2000 and was elected to the Board of Directors of Litton Industries in September
                                   2000. Dr. Sugar served as President and
                                   Chief Operating Officer of TRW Aerospace &
                                   Informations System and as a Member of the Chief Executive Office of TRW, Inc. from
                                   1998 to 2000. He joined TRW in 1981 and
                                   served as Executive Vice President and
                                   Chief Financial Officer from 1994 to 1996 and Executive Vice President and General
                                   Manager of the TRW Automotive Electronics
                                   Group from 1996 to 1998. He is also a
                                   member of the National Security
                                   Telecommunications Advisory Committee, the
                                   Conference Board Council of Operating
                                   Executives and the Board of Governors of the Aerospace Industries Association and is a Trustee of the National Defense
                                   Industrial Association.

          Executive Officers Who Are Not Directors (as of March 2001)


                                       Present Principal Occupation or
 Name and Business Address       Age   Employment; Five Year Employment History
 -------------------------     ------- ----------------------------------------
 Herbert W. Anderson             61    Corporate Vice President, President and
                                       Chief Executive Officer of Logicon, Inc.
                                       since 1998. Prior t o this, Mr. Anderson
                                       was Corporate Vice President and General
                                       Manager of Data Systems and Services
                                       Division.

Ralph D. Crosby, Jr.       53      Corporate Vice President and President,
                                   Integrated Systems and Aerostructures
                                   Sector of Northrop Grumman since 1998.
                                   Prior to this, Mr. Crosby was Corporate
                                   Vice President and General Manager,
                                   Commercial Aircraft Division. Prior to
                                   September 1996, he was Corporate Vice
                                   President and Deputy General Manager,
                                   Commercial Aircraft Division. Prior to
                                   March 1996, he was Corporate Vice President and Deputy General Manager, Military
                                   Aircraft Systems Division. Prior to January
                                   1996, he was Corporate Vice President and
                                   General Manager of B-2 Division.

J. Michael Hateley         54      Corporate Vice President and Chief Human
                                   Resources and Administrative Officer of
                                   Northrop Grumman since 2000. Prior to
                                   January 1999, Mr. Hateley was Vice
                                   President, Human Resources, Security and
                                   Administration Military Aircraft Systems
                                   Division. Prior to 1996, he was Vice
                                   President, Human Resources, Security and
                                   Administration, B-2 Division.

Robert W. Helm             49      Corporate Vice President, Government
                                   Relations of Northrop Grumman since 1994.

John H. Mullan             59      Corporate Vice President and Secretary of
                                   Northrop Grumman since 1999. Prior to this,
                                   Mr. Mullan was Acting Secretary. Prior to
                                   May 1998, he was Senior Corporate Counsel.

Albert F. Myers            55      Corporate Vice President and Treasurer of
                                   Northrop Grumman since 1994.

James G. Roche             61      Corporate Vice President and President,
                                   Electronic Sensors and Systems Sector of
                                   Northrop Grumman since 1998.

Richard B. Waugh, Jr.      57      Corporate Vice President and Chief
                                   Financial Officer of Northrop Grumman since
                                   1993.

Roseanne P. O'Brien        57      Ms. O'Brien has been Corporate Vice
                                   President, Communications of Northrop
                                   Grumman since August 2000. Prior to this,
                                   Ms. O'Brien was Vice President,
                                   Communications since January 1999. Ms.
                                   O'Brien was Senior Consultant to Alleghany
                                   Teledyne, Inc. from 1996 to 1999, and Vice
                                   President, Corporate Relations for
                                   Teledyne, Inc. from 1993 through 1995.

W. Burks Terry             50      Mr. Terry has been Corporate Vice President
                                   and General Counsel of Northrop Grumman
                                   since August 2000. Prior to this, Mr. Terry became Vice President, Deputy General
                                   Counsel and Sector Counsel in October 1998 and prior to October, 1998 he was Vice
                                   President and Assistant General Counsel.

Robert B. Spiker           47      Mr. Spiker has been Corporate Vice
                                   President and Controller of Northrop
                                   Grumman since December 2000. Prior to this,
                                   Mr. Spiker was Vice President, Finance and
                                   Controller, Electronic Sensors and Systems
                                   Sector. Prior to 1999, he was Business
                                   Manager for C3&I Naval Systems.

                                                                         ANNEX B

 SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW BUSINESS COMBINATIONS WITH
                            INTERESTED STOCKHOLDERS

   (a) Notwithstanding any other provisions of this chapter, a corporation shall not engage in any business combination with any interested stockholder for a period of 3 years following the time such stockholder became an interested stockholder, unless:

   (1) prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or

   (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

   (3) at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

   (b)  The restrictions contained in this section shall not apply if:

   (1) the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by this section;

   (2) the corporation, by action of its board of directors, adopts an amendment to its bylaws within 90 days of the effective date of this section, expressly electing not to be governed by this section, which amendment shall not be further amended by the board of directors;

   (3) the corporation, by action of its stockholders, adopts an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by this section, provided that, in addition to any other vote required by law, such amendment to the certificate of incorporation or bylaws must be approved by the affirmative vote of a majority of the shares entitled to vote. An amendment adopted pursuant to this paragraph shall be effective immediately in the case of a corporation that both (i) has never had a class of voting stock that falls within any of the three categories set out in subsection
(b)(4) hereof, and (ii) has not elected by a provision in its original certificate of incorporation or any amendment thereto to be governed by this section. In all other cases, an amendment adopted pursuant to this paragraph shall not be effective until 12 months after the adoption of such amendment and shall not apply to any business combination between such corporation and any person who became an interested stockholder of such corporation on or prior to such adoption. A bylaw amendment adopted pursuant to this paragraph shall not be further amended by the board of directors;

   (4) the corporation does not have a class of voting stock that is (i) listed on a national securities exchange, (ii) authorized for quotation on the NASDAQ Stock Market or (iii) held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder;

   (5) a stockholder becomes an interested stockholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder and (ii) would not, at any time within the 3 year period immediately prior to a business combination between the corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership;

   (6) the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which

(i) constitutes one of the transactions described in the second sentence of this paragraph; (ii) is with or by a person who either was not an interested stockholder during the previous 3 years or who became an interested stockholder with the approval of the corporation's board of directors or during the period described in paragraph (7) of this subsection (b); and (iii) is approved or not opposed by a majority of the members of the board of directors then in office (but not less than 1) who were directors prior to any person becoming an interested stockholder during the previous 3 years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to
(x) a merger or consolidation of the corporation (except for a merger in respect of which, pursuant to section 251 (f) of the chapter, no vote of the stockholders of the corporation is required); (y) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the corporation or of any direct or indirect majority-owned subsidiary of the corporation (other than to any direct or indirect wholly-owned subsidiary or to the corporation) having an aggregate market value equal to 50% or more of either that aggregate market value of all of the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation; or (z) a proposed tender or exchange offer for 50% or more of the outstanding voting stock of the corporation. The corporation shall give not less than 20 days notice to all interested stockholders prior to the consummation of any of the transactions described in clauses (x) or (y) of the second sentence of this paragraph; or

   (7) The business combination is with an interested stockholder who became an interested stockholder at a time when the restrictions contained in this section did not apply by reason of any paragraphs (1) through (4) of this subsection (b), provided, however, that this paragraph (7) shall not apply if, at the time such interested stockholder became an interested stockholder, the corporation's certificate of incorporation contained a provision authorized by the last sentence of this subsection (b).

   Notwithstanding paragraphs (1), (2), (3) and (4) of this subsection, a corporation may elect by a provision of its original certificate of incorporation or any amendment thereto to be governed by this section; provided that any such amendment to the certificate of incorporation shall not apply to restrict a business combination between the corporation and an interested stockholder of the corporation if the interested stockholder became such prior to the effective date of the amendment.

   (c)  As used in this section only, the term;

   (1) "affiliate" means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

   (2) "associate," when used to indicate a relationship with any person, means
(i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock, (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

   (3) "business combination," when used in reference to any corporation and any interested stockholder of such corporation, means:

   (i) any merger or consolidation of the corporation or any direct or indirect majority-owned subsidiary of the corporation with (A) the interested stockholder, or (B) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation subsection (a) of this section is not applicable to the surviving entity;

   (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of such corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the corporation or of any direct or indirect majority-owned subsidiary of the corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation;

   (iii) any transaction which results in the issuance or transfer by the corporation or by any direct or indirect majority-owned subsidiary of the corporation of any stock of the corporation or of such subsidiary to the interested stockholder, except (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of such corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such, (B) pursuant to a merger under Section 251(g) of this title; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of such corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of such corporation subsequent to the time the interested stockholder became such, (D) pursuant to an exchange offer by the corporation to purchase stock made on the same terms to all holders of said stock, or (E) any issuance or transfer of stock by the corporation, provided however, that in no case under (C)-(E) above shall there be an increase in the interested stockholder's proportionate share of the stock of any class or series of the corporation or of the voting stock of the corporation;

   (iv) any transaction involving the corporation or any direct or indirect majority-owned subsidiary of the corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

   (v) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of such corporation) of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subparagraphs (i)-(iv) above) provided by or through the corporation or any direct or indirect majority owned subsidiary.

   (4) "control," including the term "controlling," "controlled by" and "under common control with," means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this section, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

   (5) "interested stockholder" means any person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) that
(i) is the owner of 15% or more of the outstanding voting stock of the corporation, or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the 3-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; provided, however, that the term "interested stockholder" shall not include (x) any person who (A) owned shares in excess of the 15% limitation set forth herein as of, or acquired such shares pursuant to a tender offer commenced prior to, December 23, 1987, or pursuant to an exchange offer announced prior to the aforesaid date and commenced within 90 days thereafter and either (I) continued to own shares in excess of such 15% limitation or would have but for action by the corporation or (II) is an affiliate or associate of the corporation and so continued (or so would have continued but for action by the corporation) to be the owner of 15% or more of the outstanding voting stock of the corporation at any time within the 3-year period immediately prior to the date on which it is sought to be determined whether such a person is an interested stockholder or (B) acquired said shares from a person described in (A) above by gift, inheritance or in a transaction in which no consideration was exchanged; or (y) any person whose ownership of shares in excess of the 15% limitation set forth herein in the result of action taken solely by the corporation provided that such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of paragraph (8) of this subsection but shall not include any other unissued stock of such corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

   (6) "person" means any individual, corporation, partnership, unincorporated association or other entity.

   (7) "Stock" means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

   (8) "Voting stock" means, with respect to any corporation, stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity.

   (9) "owner" including the terms "own" and "owned" when used with respect to any stock means a person that individually or with or through any of its affiliates or associates:

   (i) beneficially owns such stock, directly or indirectly; or

   (ii) has (A) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person's affiliates or associates until such tendered stock is accepted for purchase or exchange; or (B) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person's right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

   (iii) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of clause (ii) of this paragraph), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

   (d) No provision of a certificate of incorporation or bylaw shall require, for any vote of stockholders required by this section a greater vote of stockholders than that specified in this section.

   (e) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all matters with respect to this section. (Last amended by Ch. 79, L. '95, eff. 7-1-95.)

   The letter of election and transmittal, certificates for Northrop Grumman shares and any other required documents should be sent or delivered by each Newport News stockholder or his or her broker, dealer, commercial bank, trust company or other nominee to the exchange agent at one of its addresses set forth below.

                      The Exchange Agent for our offer is:

                          MELLON INVESTOR SERVICES LLC

           By Mail:                By Overnight Delivery:           By Hand Delivery:

 Mellon Investor Services LLC   Mellon Investor Services LLC   Mellon Investor Services LLC
  Reorganization Department      Reorganization Department      Reorganization Department
         PO Box 3301                 85 Challenger Road                120 Broadway
  South Hackensack, NJ 07606          Mail Stop--Reorg                  13th Floor
                                 Ridgefield Park, NJ 07660          New York, NY 10271

                                 By Facsimile Transmission:
                                 (for Eligible Institutions
                                           only)
                                    Fax: (201) 296-4293

                             Confirm by Telephone:
                                 (201) 296-4860

   Any questions or requests for assistance or additional copies of the prospectus, the letter of election and transmittal and the notice of guaranteed delivery and related offer materials may be directed to the information agent at its telephone numbers and location listed below. You may also contact your local broker, commercial bank, trust company or nominee for assistance concerning our offer.

                    The Information Agent for our offer is:

                             D. F. King & Co., Inc.
                                77 Water Street
                            New York, New York 10005

                 Banks and Brokers Call Collect: (212) 269-5550

                   All Others Call Toll Free: (800) 758-5378

                      The Dealer Manager for our offer is:

                              Salomon Smith Barney
                              388 Greenwich Street
                            New York, New York 10013
                                 (888) 328-4596

                PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation-a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe their conduct was unlawful.

   A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

   As permitted by Section 145 of the Delaware General Corporation Law, Article EIGHTEENTH of Northrop Grumman's restated certificate of incorporation, as amended, provides:

   "A director of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the directors' duty of loyalty to the Corporation or to its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derives any improper personal benefit. If, after approval of this Article by the stockholders of the Corporation, the General Corporation Law of the State of Delaware is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. Any repeal or modification of this Article by the stockholders of the Corporation as provided in Article SEVENTEENTH hereof shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification."

   Northrop Grumman has purchased insurance on behalf of any person who is or was a director, officer, employee or agent of Northrop Grumman, or is or was serving at the request of Northrop Grumman as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not Northrop Grumman would have the power to indemnify him against such liability under the provisions of Northrop Grumman's restated certificate of incorporation, as amended.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

   (a) Exhibits

 EXHIBIT
 NUMBER                          DESCRIPTION OF EXHIBITS
 -------                         -----------------------
   2.1   Amended and Restated Agreement and Plan of Merger dated as of January
         23, 2001, among Systems, Litton, Northrop Grumman and LII Acquisition
         Corp., filed as exhibit 2.2 to Form S-4 Registration Statement No.
         333-54800 filed with the SEC on February 1, 2001 and incorporated herein by reference.

   3.1   Amended and Restated Certificate of Incorporation of Northrop Grumman
         Corporation, filed as exhibit 3.1 to Registration Statement No. 333-
         54800 filed with the SEC on February 1, 2001 and incorporated herein by this reference.

   3.2   Certificate of Amendment of Certificate of Incorporation of Northrop
         Grumman Corporation filed as exhibit 3.2 to Form 10-Q filed with the SEC on May 10, 2001 and incorporated herein by this reference.

   3.3 Restated Bylaws of Northrop Grumman Corporation, filed as exhibit 3.2 to Form 10-K filed with the SEC on March 27, 2001 and incorporated herein by reference.

   4.1   Rights Agreement dated as of January 31, 2001 between Northrop Grumman
         Corporation and EquiServe Trust Company, N.A. filed as exhibit 4.3 to
         Form S-4 Registration Statement No. 333-54800 filed with the SEC on
         March 27, 2001 and incorporated herein by this reference.

   4.2   Indenture dated as of April 13, 1998 between Litton and The Bank of
         New York, Trustee, under which Litton's 6.05% senior notes due 2003 and 6.75% senior debentures due 2018 were issued, filed as Exhibit 4.1 to Litton's April 30, 1998 Quarterly Report on Form 10-Q, and incorporated herein by reference.

   4.3   Supplemental Indenture with respect to the Indenture dated April 13,
         1998, dated as of April 3, 2001, among Litton, Northrop Grumman
         Corporation, Systems and The Bank of New York, as trustee filed as exhibit 4.5 to Form 10-Q filed with the SEC on May 10, 2001 and incorporated herein by this reference.

   4.4   Indenture dated as of December 15, 1991 between Litton and The Bank of
         New York, Trustee, under which Litton's 7.75% and 6.98% debentures due
         2026 and 2036 were issued and specimens of such debentures, filed as
         Exhibit 4.1 of Litton's April 30, 1996 Quarterly Report on Form 10-Q, and incorporated herein by reference.

   4.7   Supplemental Indenture with respect to the Indenture dated December
         15, 1991, dated as of April 3, 2001, among Litton, Northrop Grumman
         Corporation, Systems and The Bank of New York, as trustee filed as exhibit 4.7 to Form 10-Q filed with the SEC on May 10, 2001 and incorporated herein by this reference.

   4.8 Form of Exchange Security for Litton's $400,000,000 8% senior notes due 2009, filed as Exhibit 4.3 to Litton's April 30, 2000 Quarterly
         Report on Form 10-Q, and incorporated herein by reference.

   5.1 Form of Opinion of John H. Mullan regarding the validity of the securities being registered.

   8.1 Opinion of Fried, Frank, Harris, Shriver & Jacobson regarding certain tax matters.

  10.1   Employment Agreement with Dr. Ronald D. Sugar, filed as exhibit
         99(e)(7) to the Solicitation/Recommendation Statement on Schedule 14D-
         9 filed with the SEC by Litton on January 5, 2001 and incorporated herein by reference.

  10.2   Form of $2,500,000,000 364-Day Revolving Credit Agreement among
         Northrop Grumman Corporation, Systems, Litton, the Lenders party thereto, The Chase Manhattan Bank and Credit Suisse First Boston, as
         Co-Administrative Agents, Salomon Smith Barney Inc., as Syndication
         Agent, and The Bank of Nova Scotia and Deutsche Banc Alex. Brown, Inc.
         as Co-Documentation Agents, filed as Exhibit 10.6 to Amendment No. 2 to Form S-4 Registration Statement No. 333-54800 filed with the SEC on
         March 27, 2001 and incorporated herein by reference.

  10.3  Form of $2,500,000,000 Five-Year Revolving Credit Agreement among
        Northrop Grumman, Systems, Litton, the Lenders party thereto, The Chase
        Manhattan Bank and Credit Suisse First Boston, as Co-Administrative
        Agents, Salomon Smith Barney Inc., as Syndication Agent, and The Bank of Nova Scotia and Deutsche Banc Alex. Brown, Inc. as Co-Documentation
        Agents, filed as Exhibit 10.7 to Amendment No. 2 to Form S-4
        Registration Statement No. 333-54800 filed with the SEC on March 27,
        2001 and incorporated herein by reference.

  10.4  Letter Agreement dated January 31, 2001 between Systems and Dr. Ronald
        D. Sugar, filed as exhibit 99(e)(16) to Amendment No. 3 to
        Solicitation/Recommendation Statement on Schedule 14D-9 filed with the SEC by Litton on February 1, 2001 and incorporated herein by reference.

  10.5  Form of Officers Certificate establishing the terms of Systems' 7 1/8%
        Notes due 2011 and 7 3/4% Debentures due 2031, filed as Exhibit 10.9 to
        Form 8-K filed by Northrop Grumman on April 17, 2001 and incorporated herein by reference.

  10.6 Form of Guarantee by Northrop Grumman of Litton Indenture Indebtedness, filed as Exhibit 10.10 to Form 8-K filed by Northrop Grumman
        Corporation on April 17, 2001 and incorporated herein by reference.

  10.7  Form of Guarantee by Northrop Grumman of Systems Indenture
        Indebtedness, filed as Exhibit 10.11 to Form 8-K filed by Northrop
        Grumman Corporation on April 17, 2001 and incorporated herein by reference.

  10.8  Form of Guarantee by Systems of Litton Indenture Indebtedness, filed as
        Exhibit 10.12 to Form 8-K filed by Northrop Grumman Corporation on
        April 17, 2001 and incorporated herein by reference.

  10.9  Form of Guarantee by Litton of Systems Indenture Indebtedness, filed as
        Exhibit 10.13 to Form 8-K filed by Northrop Grumman Corporation on
        April 17, 2001 and incorporated herein by reference.

  10.10 1973 Incentive Compensation Plan as amended December 16, 1998
        (incorporated by reference to Form 10-K filed March 23, 1999)

  10.11 1973 Performance Achievement Plan (incorporated by reference to Form 8-
        B filed June 21, 1985)

  10.12 Northrop Grumman Corporation Supplemental Plan 2 (incorporated by reference to Form 10-K filed February 22, 1996) and amended as of June
        19, 1996 (incorporated by reference to Form 10-K filed March 30, 1998)

  10.13 Northrop Grumman Corporation ERISA Supplemental Plan I (incorporated by reference to Form 10-K filed February 28, 1994)

  10.14 Retirement Plan for Independent Outside Directors as amended April 24,
        1998 (incorporated by reference to Form 10-K filed March 23, 1999)

  10.15 1987 Long-Term Incentive Plan, as amended (incorporated by reference to
        Form SE filed March 30, 1989)

  10.16 Executive Life Insurance Policy (incorporated by reference to Form 10-K filed February 22, 1996)

  10.17 Executive Accidental Death, Dismemberment and Plegia Insurance Policy
        (incorporated by reference to Form 10-K filed February 22, 1996)

  10.18 Executive Long-Term Disability Insurance Policy (incorporated by reference to Form 10-K filed February 22, 1996)

  10.19 Key Executive Medical Plan Benefit Matrix (incorporated by reference to
        Form 10-K filed February 22, 1996)

  10.20 Executive Dental Insurance Policy Group Numbers 5134 and 5135
        (incorporated by reference to Form 10-K filed February 22, 1996)

  10.21 Group Excess Liability Policy (incorporated by reference to Form 10-K filed February 22, 1996)

  10.22 Northrop Grumman 1993 Long-Term Incentive Stock Plan, as amended and restated (incorporated by reference to Form S-8 Registration Statement filed November 25, 1998)

  10.23 Northrop Corporation 1993 Stock Plan for Non-Employee Directors
        (incorporated by reference to Northrop Corporation 1993 Proxy Statement filed March 30, 1993), amended as of September 21, 1994 (incorporated by reference to Form 10-K filed March 21, 1995)

  10.24 Northrop Grumman Corporation 1995 Stock Option Plan for Non-Employee
        Directors (incorporated by reference to 1995 Proxy Statement filed
        March 30, 1995)

  10.25 Form of Northrop Grumman Corporation March 2000 Special Agreement
        (effective March 1, 2000) (incorporated by reference to Form 10-Q filed
        November 4, 1999)

  10.26 Executive Deferred Compensation Plan (effective December 29, 1994)
        (incorporated by reference to Form 10-K filed February 25, 1997)

  10.27 Northrop Grumman Corporation Non-Employee Directors Equity
        Participation Plan, as amended March 15, 2000 (incorporated by reference to Form 10-Q filed May 9, 2000)

  10.28 CPC Supplemental Executive Retirement Program (incorporated by reference to Form 10-K filed March 30, 1998)

  10.29 Northrop Grumman Estate Enhancement Program, effective January 1, 2001
        (incorporated by reference to Form 10-K filed on March 8, 2001)

  10.30 Special Officer Retiree Medical Plan as amended December 19, 2000
        (incorporated by reference to Form 10-K filed on March 8, 2001)

  10.31 Northrop Grumman Corporation March 2000 Change-in-Control Severance
        Plan (incorporated by reference to Form 10-Q filed November 4, 1999)

  15.1 Letter from Independent Accountant regarding unaudited accounting information.

  21.1  Subsidiaries

  23.1  Consent of Deloitte & Touche LLP (for Northrop Systems)

  23.2  Consent of Deloitte & Touche LLP (for Litton Industries)

  23.3  Consent of John H. Mullan (included in Exhibit 5.1)

  23.4  Consent of Fried, Frank, Harris, Shriver & Jacobson (included in
        Exhibit 8.1)

  24.1  Power of Attorney (included on signature page)

  99.1  Form of Letter of Election and Transmittal

  99.2  Form of Notice of Guaranteed Delivery

  99.3  Form of Letter to Brokers, Dealers, etc.

  99.4  Form of Letter to Clients

  99.5  Guidelines for Certification of Taxpayer Identification Number on
        Substitute Form W-9.

  99.6  Press Release, dated May 9, 2001

  99.7  Press Release, dated May 21, 2001

   (b) None.

   (c) None.

ITEM 22. UNDERTAKINGS.

(A) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(B) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(C)

  (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (a) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(D) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(E) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not subject of and included in the registration statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on this 7th day of June, 2001.

                                          NORTHROP GRUMMAN CORPORATION

                                                   /s/ John H. Mullan
                                          By: _________________________________
                                             John H. Mullan
                                             Corporate Vice President and
                                              Secretary

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

             Signature                           Title                 Date
             ---------                           -----                 ----

                 *                   Chairman of the Board,        June 7, 2001
____________________________________  President and Chief
             Kent Kresa               Executive Officer and
                                      Director (Principal
                                      Executive Officer)

                 *                   Corporate Vice President and  June 7, 2001
____________________________________  Chief Financial Officer
       Richard B. Waugh, Jr.          (Principal Financial
                                      Officer)

                 *                   Corporate Vice President and  June 7, 2001
____________________________________  Controller (Principal
          Robert B. Spiker            Accounting Officer)

                 *                   Director                      June 7, 2001
____________________________________
         John T. Chain, Jr.

             Signature                           Title                 Date
             ---------                           -----                 ----

                 *                   Director                      June 7, 2001
____________________________________
          Lewis W. Coleman

                 *                   Director                      June 7, 2001
____________________________________
             Vic Fazio

                 *                   Director                      June 7, 2001
____________________________________
           Phillip Frost

                 *                   Director                      June 7, 2001
____________________________________
         Charles R. Larson

                 *                   Director                      June 7, 2001
____________________________________
           Robert A. Lutz

                 *                   Director                      June 7, 2001
____________________________________
          Aulana L. Peters

                 *                   Director                      June 7, 2001
____________________________________
       John Brooks Slaughter

                 *                   Director                      June 7, 2001
____________________________________
          Ronald D. Sugar

  /s/ John H. Mullan

*By:
   -----------------------------

  Name: John H. Mullan

  Title: Attorney-in-fact

  Date: June 7, 2001